As filed with the U.S. Securities and Exchange Commission on June 14, 2022

Registration No. 333-[          ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HEALTHCARE TRUST OF AMERICA, INC.

(Exact name of registrant as specified in its charter)

Maryland	6798	20-4738467
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

16435 N. SCOTTSDALE ROAD

SUITE 320, SCOTTSDALE, ARIZONA 85254

(480) 998-3478

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

PETER N. FOSS

16435 N. SCOTTSDALE ROAD

SUITE 320, SCOTTSDALE, ARIZONA 85254

(480) 998-3478

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter T. Healy, Esq.

Tracy A. Bacigalupo, Esq.

McDermott Will & Emery LLP

415 Mission Street, Suite 5600

San Francisco, CA 94105

Tel: (628) 377-0077

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon the satisfaction or waiver of all other conditions to consummation of the transactions described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

TABLE OF CO-REGISTRANTS

Name	Primary Standard Industrial Classification Number	State or other jurisdiction of incorporation or organization	IRS Employer Identification Number
Healthcare Trust of America Holdings, LP	6798	Delaware	20-4738347

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus may change. We may not complete the exchange offers and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 14, 2022

Healthcare Trust of America Holdings, LP

Offers to Exchange

All Outstanding Notes of the Series Specified Below Issued By

Healthcare Realty Trust Incorporated

and Solicitation of Consents to Amend the Related Indenture

Early Consent Date: 5:00 p.m., New York City Time, June 28, 2022, unless extended

Expiration Date: 5:00 p.m., New York City Time, July 20, 2022, unless extended

Healthcare Trust of America Holdings, LP, a Delaware limited partnership (“HTA OP”) and the operating partnership of Healthcare Trust of America, Inc., a Maryland corporation (“HTA”), is offering to exchange (the “exchange offers”) any and all validly tendered and accepted notes of the following series issued by Healthcare Realty Trust Incorporated, a Maryland corporation (“HR”), for notes to be issued by HTA OP, as described in, and for the consideration summarized in, the table below. The notes to be issued by HTA OP will be fully and unconditionally guaranteed by HTA.

Aggregate Principal Amount ($mm)	Series of Notes Issued by HR to be Exchanged (collectively, the “HR Notes”)	CUSIP No.	Series of Notes to be Issued by HTA OP (collectively, the “HTA Notes”)(1)	Exchange Consideration(2)(3)		Early Participation Premium(2)(3)	Total Consideration(2)(3)(4)
				HTA Notes (principal amount)	Cash	HTA Notes (principal amount)	HTA Notes (principal amount)	Cash
$250	3.875% Senior Notes due 2025 (the “2025 Notes”)	421946AJ3	3.875% Senior Notes due 2025 (the “New 2025 Notes”)	$970	$1.00	$30.00	$1,000	$1.00
$300	3.625% Senior Notes due 2028 (the “2028 Notes”)	421946AK0	3.625% Senior Notes due 2028 (the “New 2028 Notes”)	$970	$1.00	$30.00	$1,000	$1.00
$300	2.400% Senior Notes due 2030 (the “2030 Notes”)	421946AL8	2.400% Senior Notes due 2030 (the “New 2030 Notes”)	$970	$1.00	$30.00	$1,000	$1.00
$300	2.050% Senior Notes due 2031 (the “2031 Notes”)	421946AM6	2.050% Senior Notes due 2031 (the “New 2031 Notes”)	$970	$1.00	$30.00	$1,000	$1.00

(1)	The HTA Notes are fully and unconditionally guaranteed by HTA.
(2)	Consideration per $1,000 principal of HR Notes validly tendered, subject to any rounding as described herein.
(3)	The term “HTA Notes” in this column refers, in each case, to the series of HTA Notes corresponding to the series of HR Notes of like tenor and coupon.
(4)	Includes the Early Participation Premium for HR Notes validly tendered prior to the Early Consent Date described below and not validly withdrawn.

The Dealer Manager for the Exchange Offers and Solicitation Agent for the Consent Solicitations is:

Wells Fargo Securities

In exchange for each $1,000 principal amount of HR Notes that is validly tendered prior to 5:00 p.m., New York City time, on June 28, 2022 (the “Early Consent Date”), and not validly withdrawn, holders will receive the total exchange consideration set out in the table above (the “Total Consideration”), which consists of $1,000 principal amount of HTA Notes and a cash amount of $1.00. The Total Consideration includes the early participation premium set out in the table above (the “Early Participation Premium”), which consists of $30 principal amount of HTA Notes. In exchange for each $1,000 principal amount of HR Notes that is validly tendered after the Early Consent Date but prior to the Expiration Date (as defined below) and not validly withdrawn, holders will receive only the exchange consideration set out in the table above (the “Exchange Consideration”), which is equal to the Total Consideration less the Early Participation Premium and so consists of $970 principal amount of HTA Notes and a cash amount of $1.00. Each new HTA Note issued in exchange for an HR Note will have an interest rate and maturity that are the same as the interest rate and maturity date of the tendered HR Note, as well as the same interest payment dates and redemption provisions, and will accrue interest from and including the most recent interest payment date of the tendered HR Note. The principal amount of each new HTA Note will be rounded down, if necessary, to the nearest whole multiple of $1,000, and we will pay cash equal to the remaining portion, if any, of the exchange price of such HR Note. The exchange offers will expire immediately following 5:00 p.m., New York City time, on July 20, 2022, unless extended (the “Expiration Date”). It is anticipated that the Expiration Date would be extended as necessary to coincide with the date of the consummation of the merger contemplated under the agreement and plan of merger (the “Merger Agreement”), by and among HR, HTA, HTA OP and HR Acquisition 2, LLC, a wholly-owned subsidiary of HTA (“Merger Sub”), pursuant to which the combination of HTA and HR will be accomplished through a merger of Merger Sub with and into HR, with HR continuing as the surviving entity and a wholly-owned subsidiary of HTA (the “Merger”). You may withdraw tendered HR Notes at any time prior to the Expiration Date. As of the date of this prospectus, there was $1,150,000,000 aggregate principal amount of outstanding HR Notes.

Concurrently with the exchange offers, we are also soliciting consents from each holder of the HR Notes, upon the terms and conditions set forth in this prospectus (the “consent solicitations”), to certain proposed amendments (the “proposed amendments”) to each series of HR Notes governed by an indenture, dated May 15, 2001 (the “HR Base Indenture”), between HR, as Issuer, and Truist Bank (formerly known as Branch Banking and Trust Company), as trustee (the “HR Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of May 15, 2001, the Second Supplemental Indenture, dated as of March 30, 2004, the Third Supplemental Indenture, dated as of December 4, 2009, the Fourth Supplemental Indenture, dated as of December 13, 2010, the Fifth Supplemental Indenture, dated as of March 26, 2013, the Sixth Supplemental Indenture, dated as of April 24, 2015 (the “Sixth Supplemental Indenture”), the Seventh Supplemental Indenture, dated as of December 11, 2017 (the “Seventh Supplemental Indenture”), the Eighth Supplemental Indenture, dated as of March 18, 2020 (the “Eighth Supplemental Indenture”), and the Ninth Supplemental Indenture, dated as of October 2, 2020 (the “Ninth Supplemental Indenture”) (collectively, the “HR Indenture”). You may not consent to the proposed amendments to the HR Indenture without tendering your HR Notes in the appropriate exchange offer and you may not tender your HR Notes for exchange without consenting to the applicable proposed amendments. By tendering your HR Notes for exchange, you will be deemed to have validly delivered your consent to all the proposed amendments to the HR Indenture under which those HR Notes were issued with respect to that specific series, as further described under “The Proposed Amendments.” You may revoke your consent at any time prior to the Expiration Date by withdrawing the HR Notes you have tendered.

As an overriding matter, the consummation of the exchange offers and consent solicitations are subject to, and conditioned upon, the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Merger) of the conditions discussed under “The Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, the consummation of the Merger and receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of each series of the HR Notes, voting as a separate series (the “Requisite Consents”). We may, at our option and in our sole discretion, waive any such conditions (other than the waiver of the condition requiring consummation of the Merger).

Assuming the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Merger) of such conditions discussed under “The Exchange Offers and Consent Solicitations – Conditions to the Exchange Offers and Consent Solicitations,” we plan to issue the new HTA Notes promptly on or about the second business day following the Expiration Date (the “Settlement Date”). The HTA Notes will not be listed on any securities exchange.

This investment involves risks. Prior to participating in any of the exchange offers and consenting to the proposed amendments, please see the section entitled “Risk Factors” beginning on page 27 of this prospectus for a discussion of the risks that you should consider in connection with your investment in the HTA Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

None of HTA, HTA OP, HR, the exchange agent, the information agent, the HR Trustee, the trustee under the indenture governing the HTA Notes or the dealer manager and solicitation agent makes any recommendation as to whether holders of HR Notes should exchange their notes in the exchange offers or deliver consents to the proposed amendments to the HR Indenture.

The date of this prospectus is                 , 2022

i

ABOUT THIS PROSPECTUS

As used in this prospectus, the terms “HTA” and “Company” refer to Healthcare Trust of America, Inc., a Maryland corporation, including, unless otherwise expressly stated or the context otherwise requires, its consolidated subsidiaries; the term “HTA OP” refers to Healthcare Trust of America Holdings, LP, a Delaware limited partnership, including, unless otherwise expressly stated or the context otherwise requires, its consolidated subsidiaries; and, unless otherwise expressly stated, the terms “we,” “us” and “our” refer to either HTA or HTA OP, or both of them, as the context shall require.

As used in this prospectus, the term “HR” refers to Healthcare Realty Trust Incorporated, a Maryland corporation, including, unless otherwise expressly stated or the context otherwise requires, its consolidated subsidiaries.

As used in this prospectus, the term “Combined Company” refers to HTA and its consolidated subsidiaries after the effective time of the Merger, including HR, which will survive the Merger as a subsidiary of HTA. The Combined Company will be renamed “Healthcare Realty Trust Incorporated.” The Combined Company will be a Maryland corporation that is a self-administered and self-managed real estate investment trust (“REIT”).

The information contained in this prospectus is not complete and may be changed. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in or incorporated by reference into this prospectus. You must not rely on any unauthorized information or representations. This prospectus constitutes an offer to exchange only the HTA Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in, or incorporated by reference into, this prospectus is current only as of the respective dates of such documents. We are not making an offer of any securities in any jurisdiction where the offer is not permitted.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC” or the “Commission”). You should read this prospectus together with the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which HTA and HR operate and beliefs of and assumptions made by HTA management and HR management, involve uncertainties that could significantly affect the financial results of HTA or HR or the Combined Company. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “should,” “may,” “projects” or “could” or variations of such words and other similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature, but not all forward-looking statements include such identifying words. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that any expectations will be attained and, therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Some of the factors that may affect outcomes and results include, but are not limited to, those set forth under “Risk Factors” as well as the following:

•

HR’s and HTA’s ability to complete the Merger on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the necessary stockholder approvals and satisfaction of other closing conditions necessary to consummate the Merger;

•	the outcome of any legal proceedings that may be instituted against the parties and others related to the Merger;

•	changes in financial markets, interest rates and foreign currency exchange rates;

•	the nature and extent of future competition;

•	risks associated with acquisitions;

•	maintenance of status as a “real estate investment trust” as defined under Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”);

•	availability of financing and capital;

•	changes in demand for developed properties;

•	risks associated with achieving expected revenue synergies or cost savings;

•	national, international, regional and local economic climates;

•	events beyond the control of HTA and HR, such as acts of terrorism, global conflicts, and the continuation or worsening of the COVID-19 pandemic and changes in applicable law; and

•

those additional risks and factors discussed in reports filed with the SEC by HTA and HR from time to time, including those discussed under the heading “Risk Factors” in their respective most recently filed reports on Forms 10-K and 10-Q.

You are cautioned not to place undue reliance on these forward-looking statements. Neither HTA nor HR undertakes any obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made, except as required by law.

WHERE YOU CAN FIND MORE INFORMATION

HTA, HTA OP and HR each file annual, quarterly, and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us and HR, which can be accessed at www.sec.gov. Documents that we file with the SEC, including the Registration Statement on Form S-4, of which this prospectus forms a part, will be available free of charge by accessing HTA’s website at www.htareit.com. Documents filed with the SEC by HR will be available free of charge by accessing HR’s website at www.healthcarerealty.com. Information included on the websites of HTA and HR is not incorporated by reference into this prospectus.

We filed with the SEC a registration statement of which this prospectus forms a part. The registration statement registers the HTA Notes to be issued in the exchange and the guarantees of the HTA Notes by HTA. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about the HTA Notes. The rules and regulations of the SEC allow us and HR to omit certain information included in the registration statement from this prospectus.

In addition, the SEC allows us and HR to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this prospectus, except for any information that is superseded by information included directly in this prospectus or later filed thereby with the SEC. This prospectus contains summaries of certain provisions contained in some of our or HR’s documents described herein, but reference is made to the actual documents for complete information. All of such summaries are qualified in their entirety by reference to the actual documents.

This prospectus incorporates by reference the documents listed below that we previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents listed below contain important information about us and our financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 1, 2022, and Amendment No. 1 on Form 10-K/A, filed with the SEC on April 12, 2022.

•	Quarterly Report on Form 10-Q for the three months ended March 31, 2022, filed with the SEC on May 9, 2022.

•

Current Reports on Form 8-K filed on February 28, 2022, March 1, 2022, March 14, 2022, March 15, 2022, May 5, 2022 and May 16, 2022 (other than documents or portions of those documents not deemed to be filed).

In addition, we incorporate by reference herein any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains this prospectus and prior to the effectiveness of this prospectus and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the effective date of the Merger (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein). Such documents are considered to be a part of this prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above, or from us by requesting them in writing or by telephone at the following address:

Healthcare Trust of America, Inc.

16435 N. Scottsdale Road, Suite 320

Scottsdale, AZ 85254

Attention: Investor Relations

P: (480) 998-3478 F: (480) 991-0755

Email: info@htareit.com

These documents are available from us without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this prospectus forms a part.

This prospectus also incorporates by reference the documents listed below that HR has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents listed below contain important information about HR and its financial condition or other matters.

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 22, 2022 (including the portions of the Definitive Proxy Statement for HR’s 2022 Annual Meeting of Stockholders on Schedule 14A filed with the SEC on March 25, 2022).

•	Quarterly Report on Form 10-Q for the three months ended March 31, 2022, filed with the SEC on May 5, 2022.

•	Current Reports on Form 8-K filed on February 28, 2022, May 5, 2022 and May 11, 2022 (other than documents or portions of those documents not deemed to be filed).

In addition, HR incorporates by reference any filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains this prospectus and prior to the effectiveness of this prospectus and any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the effective date of the Merger (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein). Such documents are considered to be a part of this prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or HR will provide you with copies of these documents, without charge, upon written or oral request to:

Healthcare Realty Trust Incorporated

3310 West End Avenue

Suite 700

Nashville, TN 37203

Attention: Investor Relations

P: (615) 269-8175 F: (615) 269-8461

Email: communications@healthcarerealty.com

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

SUMMARY

This summary highlights some of the information in this prospectus. It may not contain all of the information that is important to you. To understand the exchange offers and consent solicitations fully, you should carefully read this prospectus and the documents we incorporate by reference. Please also read “Where You Can Find More Information.” We have included references to other portions of this prospectus to direct you to a more complete description of the topics presented in this summary. You should also read “Risk Factors” in this prospectus as well as Item 1A “Risk Factors” incorporated by reference into this prospectus from HR’s and our most recent Annual Report on Form 10-K and subsequent quarterly report on Form 10-Q, for more information about important risks that you should consider before making an investment decision in any of the exchange offers and consent solicitations. On February 28, 2022, HTA and HR entered into an agreement and plan of merger (the “Merger Agreement”), by and among HR, HTA, HTA OP and HR Acquisition 2, LLC, a wholly-owned subsidiary of HTA (“Merger Sub”), pursuant to which the combination of HTA and HR will be accomplished through a merger of Merger Sub with and into HR, with HR continuing as the surviving entity and a wholly-owned subsidiary of HTA (the “Merger”).

Unless otherwise indicated or the context requires, pro forma financial information presented in this prospectus gives effect to the completion of the Merger and the transactions related thereto as of, and for, the periods indicated.

Information about the Companies

Healthcare Trust of America, Inc.

c/o Healthcare Trust of America, Inc.

16435 N. Scottsdale Road, Suite 320

Scottsdale, AZ 85254

(480) 998-3478

Healthcare Trust of America, Inc., a Maryland corporation, qualifies as a REIT under the Code, and derives its income from its partnership interest in Healthcare Trust of America Holdings, LP, a Delaware limited partnership. HTA is the sole general partner of HTA OP and operates as an umbrella partnership REIT structure in which HTA OP and its subsidiaries hold substantially all of the assets. HTA’s only material asset is its ownership of partnership interests of HTA OP. As a result, HTA does not conduct business itself, other than acting as the sole general partner of HTA OP, issuing public equity from time to time and guaranteeing certain debts of HTA OP. As of March 31, 2022, HTA owned a 98.3% partnership interest in HTA OP. HTA common stock is listed on the New York Stock Exchange (the “NYSE”), trading under the symbol “HTA.”

Healthcare Trust of America Holdings, LP

c/o Healthcare Trust of America, Inc.

16435 N. Scottsdale Road, Suite 320

Scottsdale, AZ 85254

(480) 998-3478

Healthcare Trust of America Holdings, LP, a Delaware limited partnership, derives its income primarily from owning and leasing medical office buildings in the United States. HTA OP’s investment focus is to own and operate medical office buildings that serve the future of healthcare delivery and are located on health system campuses, near university medical centers, or in community core outpatient locations. As of March 31, 2022, HTA OP’s portfolio consisted of approximately 26.0 million leasable square feet, including 452 medical office buildings and 18 other healthcare facilities.

HR Acquisition 2, LLC

c/o Healthcare Trust of America, Inc.

16435 N. Scottsdale Road, Suite 320

Scottsdale, AZ 85254

(480) 998-3478

HR Acquisition 2, LLC, a Maryland limited liability company, is a direct, wholly-owned subsidiary of HTA that was recently formed solely for purpose of entering into the Merger Agreement and consummating the Merger and the other transactions contemplated by and pursuant to the Merger Agreement. It is not engaged in any business and has no material assets. In the Merger Agreement, Merger Sub will merge with and into HR, with HR surviving the Merger as HTA’s wholly-owned subsidiary, and Merger Sub will cease to exist.

Healthcare Realty Trust Incorporated

c/o Healthcare Realty Trust Incorporated

3310 West End Avenue, Suite 700

Nashville, TN 37203

(615) 269-8175

Healthcare Realty Trust Incorporated, a Maryland corporation, qualifies as a REIT under the Code, and is a self-managed and self-administered corporation that owns, leases, manages, acquires, finances, develops and redevelops income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. HR was incorporated in Maryland in 1992 and listed on the NYSE in 1993, trading under the symbol “HR.”

As of March 31, 2022, HR’s portfolio consisted of approximately $5.2 billion invested in 242 real estate properties, construction in progress, redevelopments, financing receivables, financing lease right-of-use assets, land held for development and corporate property. The 242 owned real estate properties are located in 23 states and total approximately 16.9 million square feet. In addition, HR formed an unconsolidated joint venture (the “TIAA Joint Venture”) in 2020 with Teachers Insurance and Annuity Association (“TIAA”). HR is the managing member of the TIAA Joint Venture, which owned 21 buildings as of March 31, 2022. As of March 31, 2022, HR’s investments in unconsolidated joint ventures totaled $211.2 million. HR also provided property management services for 213 properties nationwide, totaling approximately 14.8 million square feet as of March 31, 2022.

The Combined Company

References to the “Combined Company” in this document are to HTA and its consolidated subsidiaries after the effective time of the Merger, including HR as the surviving entity. The Combined Company will be renamed “Healthcare Realty Trust Incorporated.” The Combined Company will be a Maryland corporation that is a self- administered and self-managed REIT.

The Combined Company is expected to be the preeminent, pure-play medical office building REIT, with a combined pro forma equity market capitalization of approximately $11.2 billion and a total enterprise value of $17.3 billion based on the implied values at market close on May 31, 2022. The Combined Company is expected to have 733 properties, totaling 44.0 million square feet.

Upon completion of the Merger, the Combined Company’s principal executive offices will be based at 3310 West End Avenue, Suite 700, Nashville, TN 37203, with additional corporate offices in Scottsdale, Arizona and Charleston, South Carolina. The Combined Company’s shares of common stock will be listed on the NYSE and trade under the symbol “HR.”

The Merger

The Merger Agreement

HTA, HTA OP, Merger Sub and HR have entered into the Merger Agreement. The Merger Agreement provides that the closing of the Merger will take place at 10:00 a.m., Eastern Time, at the offices of McDermott Will & Emery LLP, One Vanderbilt Avenue, New York, New York 10017 or remotely by exchange of documents and signatures (or their electronic counterparts) on the third business day following the date on which the last of the conditions to closing of the Merger (described below under “—Conditions to Completion of the Merger”) have been satisfied or waived (other than those conditions that by their nature are to be satisfied (or validly waived) at the closing, but subject to the satisfaction or valid waiver of those conditions at such time), unless another time, date or place is agreed to by HR and HTA in writing.

The Merger

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger, Merger Sub, a wholly-owned subsidiary of HTA, will merge with and into HR, with HR surviving the Merger as the surviving entity and a wholly-owned subsidiary of HTA.

Merger Consideration; Special Distribution; Effects of Merger

At the effective time of the Merger and by virtue of the Merger, each share of common stock, $0.01 par value per share, of HR (“HR Common Stock”) issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 1.00 validly issued, fully paid and nonassessable share of class A common stock, $0.01 par value per share, of HTA (“HTA Common Stock”), subject to adjustments and, as applicable, withholding tax. Contingent on the closing of the Merger, the holders of shares of HTA Common Stock issued and outstanding on the last business day prior to the closing date of the Merger will receive a special distribution in the amount of $4.82 in cash per share of HTA Common Stock held on such date. We refer to such distribution as the “Special Distribution.”

Upon completion of the Merger and after giving effect to the issuance of shares of HTA Common Stock in connection therewith, HTA estimates that the continuing HTA stockholders will own approximately 60.0% of the issued and outstanding shares of the Combined Company (on a fully diluted basis), and former HR stockholders will own approximately 40.0% of the issued and outstanding shares of the Combined Company (on a fully diluted basis).

Directors and Officers of the Combined Company After the Merger

Upon the consummation of the Merger, the board of directors of the Combined Company (the “Combined Company Board”) will have thirteen members, expected to consist of all nine current members of the HR Board of Directors (the “HR Board”) (John V. Abbott; Nancy H. Agee; Edward H. Braman; Ajay Gupta; James J. Kilroy; Peter F. Lyle, Sr.; Todd J. Meredith; John Knox Singleton and Christann M. Vasquez) and four current members of the HTA Board of Directors (the “HTA Board”) (W. Bradley Blair II; Vicki U. Booth; Jay P. Leupp, and Constance B. Moore). Mr. Singleton, the current independent chair of the HR Board, will be the chair of the Combined Company Board. Mr. Blair, the current chair of the HTA Board, will be the vice chair of the Combined Company Board.

Pursuant to the Merger Agreement, the Combined Company Board is required to nominate the HTA designated directors to stand for reelection at the 2023, 2024 and 2025 annual meetings of stockholders of the Combined Company, subject to certain conditions. It also is anticipated that the HTA designated directors would be reelected to the Combined Company Board at each of the 2023, 2024 and 2025 annual meetings of stockholders of the Combined Company, to serve for one year terms and until their respective successors are duly elected and qualify.

Upon the consummation of the Merger, Todd J. Meredith will serve as President and Chief Executive Officer and J. Christopher Douglas will serve as Executive Vice President and Chief Financial Officer of the Combined Company. The other current executive officers of HR will serve the Combined Company in the same capacities. The current executive officers of the Company will not serve in their same roles with the Combined Company.

Conditions to Completion of the Merger

Pursuant to the Merger Agreement, a number of conditions must be satisfied or waived before the Merger can be consummated. These conditions include, among others:

•

the HTA stockholders approve the issuance of the shares of HTA Common Stock to be issued in connection with the Merger by the affirmative vote of the holders of at least a majority of the outstanding shares of HTA Common Stock entitled to vote on the proposal;

•

HR stockholders approve the Merger and the Merger Agreement by the affirmative vote of holders of at least two-thirds of the issued and outstanding shares of HR Common Stock entitled to vote on such proposal;

•	approval from the NYSE for the listing of the shares of HTA Common Stock to be issued in the Merger;

•

the absence of any law in effect or any temporary restraining order, preliminary or permanent injunction or other order issued by any governmental entity of competent jurisdiction in effect, having the effect of making consummation of the Merger illegal or otherwise prohibiting consummation of the Merger;

•

the accuracy of each party’s representations and warranties, subject in most cases to material adverse effect qualifications, and receipt by each party of a certificate to such effect from an officer of the other party;

•	material compliance by each party with its covenants and agreements;

•	the absence of any material adverse effect with respect to either HTA or HR since February 28, 2022;

•

receipt by HTA and by HR of separate legal opinions to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of Code and of an opinion as to the qualification of HR and HTA, respectively, as a REIT under the Code; and

•

effectiveness under the Securities Act of the Registration Statement on Form S-4 filed with the SEC on May 2, 2022, as amended by Amendment No. 1 to the Registration Statement on Form S-4 filed with the SEC on June 2, 2022, and by Amendment No. 2 to the Registration Statement on Form S-4 filed with the SEC on June 9, 2022, which was satisfied on June 9, 2022 when the Registration Statement was declared effective by the SEC.

Neither HTA nor HR can give any assurance as to when or if all of the conditions to the consummation of the Merger will be satisfied or waived or that the Merger will occur. The consummation of the Merger is not conditioned upon the completion of the exchange offers and consent solicitations.

Regulatory Approvals Required for the Merger

Neither HTA nor HR is aware of any material federal or state regulatory requirements that must be complied with, or regulatory approvals that must be obtained, in connection with the Merger or the other transactions contemplated by the Merger Agreement, other than the requirement that the Registration Statement on Form S-4 filed with the SEC on May 2, 2022, as amended by Amendment No. 1 to the Registration Statement on Form S-4 filed with the SEC on June 2, 2022, and by Amendment No. 2 to the Registration Statement on Form S-4 filed with the SEC on June 9, 2022, becomes effective. The Registration Statement was declared effective by the SEC on June 9, 2022.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time by the mutual written consent of HTA and HR, either before or after approval by HTA stockholders or HR stockholders.

In addition, the Merger Agreement may also be terminated prior to the effective time of the Merger by either HTA or HR under the following conditions, each subject to certain exceptions:

•	the Merger is not consummated on or before August 28, 2022 (the “Outside Date”);

•

any governmental entity of competent jurisdiction issues an order or takes any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order or other action will have become final and non-appealable, or if there will have been adopted prior to the effective time of the Merger any law that permanently makes the consummation of the Merger illegal or otherwise permanently prohibited;

•	upon a failure of either party to obtain approval of its stockholders;

•	upon a material, uncured breach by the other party that would cause the closing conditions not to be satisfied, subject to a 30-day cure period (if reasonably capable of being cured);

•	if the other party’s board of directors makes an adverse recommendation change with respect to the transaction;

•

in the case prior to obtaining approval of its stockholders, and upon payment of the applicable termination fee, in order to enter into a definitive agreement with a third party with respect to a superior proposal; or

•

prior to the other party’s stockholders having voted upon approval of the Merger and the other transactions contemplated by the Merger Agreement at its special meeting, (a) the other party’s board of directors resolves to or effects a Recommendation Withdrawal (as defined in the Merger Agreement); (b) a tender or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Takeover Proposal (as defined in the Merger Agreement) is commenced by a person who is not a party or an affiliate of a party to the Merger and the other party’s board of directors does not publicly announce, within ten business days after the commencement of such tender or exchange offer, that it recommends rejection of such tender or exchange offer; or (c) it materially breaches its obligations or agreements with respect to its special meeting or non-solicitation.

The Merger Agreement may also be terminated by HTA prior to the effective time of the Merger if, on the business day immediately prior to the Outside Date, the proceeds of contemplated asset sales and financing available to HTA pursuant to the executed commitment letter and term sheet delivered by HTA to HR (the “Commitment Letter”) or, if applicable, any alternative financing are insufficient to pay the aggregate Special Distribution and any unpaid cash payment obligations of HR under the Merger Agreement on or before the business day immediately prior to the Outside Date.

Accounting Treatment of the Merger

It is anticipated that the Merger will be accounted for as a business combination and will be considered a reverse acquisition in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Accordingly, HR will be considered the accounting acquirer even though HTA will be the issuer of the equity interests in connection with the Merger. HR was determined to be the accounting acquirer after consideration of the terms of the Merger and other factors more fully described in the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” included in this prospectus. In addition, HR will be treated as the predecessor for financial reporting purposes after the Merger.

As a result, upon consummation of the Merger, (1) the historical financial statements of HR will become the historical financial statements of the Combined Company, and (2) the acquisition method of accounting will be utilized to recognize the identifiable assets acquired (including identifiable intangible assets) and liabilities assumed (including executory contracts and other commitments) of HTA at fair value at the date of the Merger. Goodwill will be recognized for the difference between the purchase price and the aggregate fair value of the identifiable assets acquired less liabilities assumed.

Litigation

Five lawsuits (the “Lawsuits”) have been filed by purported stockholders of HR or HTA with respect to the Merger. Three lawsuits have been filed against HR and the members of the HR Board in the United States District Court for the Eastern District of New York. Two lawsuits have been filed against HTA and certain members of the HTA Board in the United States District Court for the Southern District of New York. In summary, the Lawsuits allege that the Registration Statement on Form S-4 filed on May 2, 2022, in connection with the Merger omitted certain material information in violation of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and further that the members of the HR Board and the HTA Board, respectively, are liable for those omissions under Section 20(a) of the Exchange Act. The Lawsuits each seek a preliminary and permanent injunction to prevent the completion of the Merger, rescission of the Merger or rescissory damages, costs, and attorneys’ fees. HR and HTA believe that the claims asserted in the Lawsuits are without merit. In addition, HTA received a demand letter from another purported stockholder of HTA asserting claims similar to those made in the Lawsuits.

Financing Transactions

On May 13, 2022, HTA and HTA OP entered into a new term loan agreement (the “Term Loan Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, and a syndicate of other lenders named therein (collectively, the “Term Loan Lenders”), pursuant to which the Term Loan Lenders committed to fund a term loan facility (the “Term Loan Facility”) in an aggregate principal amount not to exceed $1.125 billion (the “Term Loan”). It is expected that the Term Loan would only be drawn by HTA to the extent that proceeds from the sale of HTA assets to third parties and/or capital contributed by one or more newly-formed joint ventures in exchange for HTA assets are not sufficient, or not available at the time of the closing of the Merger, to fund the Special Distribution. The Term Loan, if needed, would be sufficient to finance the aggregate Special Distribution to the HTA stockholders.

HTA, HTA OP, and HR have also negotiated and secured lending commitments for a Fourth Amended and Restated Credit and Term Loan Agreement (the “Credit Agreement”), with Wells Fargo Bank, National Association, as Administrative Agent; Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A., and Citibank, N.A., as joint book runners; Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A., U.S. Bank National Association, Citibank, N.A., The Bank of Nova Scotia, Capital One, National Association, U.S. Bank National Association, and PNC Capital Markets LLC, as joint lead arrangers; and the other lenders named therein (collectively, the “Credit Facility Lenders”). The parties to the Credit Agreement delivered signatures to the Credit Agreement on May 13, 2022, with such signatures held in escrow pursuant to a closing agreement. Signatures will be automatically released and the Credit Agreement will become effective upon the closing of the Merger and delivery of other customary closing deliverables. The Credit Agreement restructures HTA’s, HTA OP’s and HR’s existing bank facilities and adds additional borrowing capacities for the Combined Company following the Merger (the “Credit Facility”).

In connection with the effectiveness of the Term Loan Agreement and the escrow arrangements relating to the Credit Agreement, the Company terminated the commitments with respect to the $1.7 billion bridge financing facility contemplated under the Merger Agreement.

Asset Transfers and Joint Ventures

The parties expect that the Special Distribution will be funded with a combination of capital from the net proceeds of sales of HTA assets to third parties (“Asset Transfers”) and/or capital contributed by one or more newly-formed joint ventures in exchange for HTA assets (“Joint Ventures”). HTA and HR are in discussions with potential joint venture partners and asset purchasers. As of the date of this prospectus, no such Asset Transfers or Joint Ventures have been consummated.

As of May 31, 2022, HR and HTA have received letters of intent from, and are in negotiations with, several potential joint venture partners and asset purchasers. The Asset Transfers may occur in separate tranches, with the initial transactions targeted to close around or after the closing date of the Merger. The Asset Transfers are subject to execution of definitive documentation and customary closing conditions. As such, these are by their nature non-binding, are not considered probable and, as a result, are not reflected in the pro forma financial statements presented elsewhere in this prospectus.

Post-Merger Restructuring and Organizational Chart

Promptly following the closing of the Merger, Healthcare Realty Trust Incorporated will be converted from a corporation into a limited liability company and the equity interests of such entity will be contributed by HTA to HTA OP such that HR will become a wholly-owned subsidiary of HTA OP. As a result, HR would become a part of HTA’s umbrella partnership REIT (“UPREIT”) structure, which is intended to align the Combined Company’s corporate structure and provide a platform for HR to more efficiently acquire properties in a tax-deferred manner. However, the reorganization of HR into HTA’s UPREIT structure does not change the consequences to holders of the HR Notes who do not participate in the exchange offers and consent solicitations. See “Questions and Answers Regarding the Exchange Offers and Consent Solicitations — What are the consequences of not participating in the exchange offers and consent solicitations at all?” In addition, the names of the various entities will be changed. The following is a post-closing organizational chart reflecting such changes:

Questions and Answers Regarding the Exchange Offers and Consent Solicitations

Q:    Why is HTA OP making the exchange offers and consent solicitations?

A:    In connection with and subject to the consummation of the Merger, HTA OP is conducting the exchange offers to simplify its capital structure, and to give existing holders of HR Notes the option to obtain securities issued by HTA OP. HTA OP is conducting the consent solicitations to eliminate substantially all of the restrictive covenants in the HR Indenture. Completion of the exchange offers and consent solicitations is expected to ease administration of the Combined Company’s indebtedness. The closing of the Merger is not conditioned upon the completion of the exchange offers and consent solicitations.

Q:    What will I receive if I tender my HR Notes in the exchange offers and consent solicitations?

A:    Subject to the conditions described in this prospectus, for each HR Note that is validly tendered prior to 5:00 p.m., New York City time, on July 20, 2022 (unless extended as described herein), or the Expiration Date, and not validly withdrawn, you will be eligible to receive an HTA Note of the applicable series (as designated in the table below), which will accrue interest at the same annual interest rate, have the same interest payment dates, same redemption terms and same maturity date as the HR Note for which it was exchanged. Specifically, (i) in exchange for each $1,000 principal amount of HR Notes that is validly tendered prior to 5:00 p.m., New York City time, on June 28, 2022 (the “Early Consent Date”), and not validly withdrawn, holders will receive the Total Consideration, which consists of $1,000 principal amount of HTA Notes and a cash amount of $1.00, and includes the Early Participation Premium, which is $30 principal amount of HTA Notes, and (ii) in exchange for each $1,000 principal amount of HR Notes that is validly tendered after the Early Consent Date but prior to the

Expiration Date, and not validly withdrawn, holders will receive only the Exchange Consideration, which consists of $970 principal amount of HTA Notes and a cash amount of $1.00.

The HTA Notes will be issued under and governed by the terms of an Indenture (the “HTA Base Indenture”), by and among HTA OP, as issuer, HTA, as guarantor, and U.S. Bank Trust Company, National Association, as trustee, as amended and supplemented by a Supplemental Indenture No. 1 relating to the New 2025 Notes (the “First HTA Supplemental Indenture”), a Supplemental Indenture No. 2 relating to the New 2028 Notes (the “Second HTA Supplemental Indenture”), a Supplemental Indenture No. 3 relating to the New 2030 Notes (the Third HTA Supplemental Indenture”), and a Supplemental Indenture No. 4 relating to the New 2031 Notes (the “Fourth HTA Supplemental Indenture” and, together with the First HTA Supplemental Indenture, the Second HTA Supplemental Indenture and the Third HTA Supplemental Indenture, the “HTA Supplemental Indentures”) (the HTA Base Indenture and the HTA Supplemental Indentures, collectively, the “HTA Indenture”). The HTA Indenture is described under “The Exchange Offers and Consent Solicitations,” “Description of the Differences Between the HTA Notes and the HR Notes” and “Description of New HTA Notes.” The HTA Notes will be issued only in denominations of $2,000 and whole multiples of $1,000. See “Description of New HTA Notes — General.” If HTA OP would be required to issue an HTA Note in a denomination other than $2,000 or a whole multiple of $1,000, HTA OP will, in lieu of such issuance:

•	issue an HTA Note in a principal amount that has been rounded down to the nearest lesser whole multiple of $2,000 and integral multiples of $1,000 in excess thereof; and

•	pay a cash amount equal to:

(i)    the difference between (i) the principal amount of the HTA Notes to which the tendering holder would otherwise be entitled and (ii) the principal amount of the HTA Note actually issued in accordance with this paragraph; plus

(ii)    accrued and unpaid interest on the principal amount representing such difference to the Settlement Date.

Except as otherwise set forth above, instead of receiving a payment for accrued interest on HR Notes that you exchange, the HTA Notes you receive in exchange for those HR Notes will accrue interest from (and include) the most recent interest payment date on those HR Notes. No accrued but unpaid interest will be paid with respect to HR Notes tendered for exchange.

You may not consent to the proposed amendments to the HR Indenture without tendering your HR Notes in the appropriate exchange offer and you may not tender your HR Notes for exchange without consenting to the applicable proposed amendments. By tendering your HR Notes for exchange, you will be deemed to have validly delivered your consent to the proposed amendments to the HR Indenture under which those notes were issued with respect to that specific series, as further described under “The Proposed Amendments.” You may revoke your consent at any time prior to the Expiration Date by withdrawing the HR Notes you have tendered.

Series of Notes Issued by HR to be Exchanged	Series of Notes to be Issued by HTA OP
3.875% Senior Notes due May 1, 2025	3.875% Senior Notes due May 1, 2025
3.625% Senior Notes due January 15, 2028	3.625% Senior Notes due January 15, 2028
2.400% Senior Notes due March 15, 2030	2.400% Senior Notes due March 15, 2030
2.050% Senior Notes due March 15, 2031	2.050% Senior Notes due March 15, 2031

Q:    What are the proposed amendments?

A:    The proposed amendments will eliminate (1) substantially all of the restrictive covenants in the HR Indenture and (2) HR’s reporting obligations under the HR Indenture beyond those required by applicable law. As a result, following consummation of the Merger and the adoption of the proposed amendments, it is expected that holders of HR Notes will no longer be entitled to receive annual, quarterly and other reports from HR.

If the Requisite Consents with respect to each series of HR Notes under the HR Indenture have been received prior to the Expiration Date, assuming all other conditions of the exchange offers and consent solicitations are satisfied or waived (other than the waiver of the condition requiring consummation of the Merger), as applicable, all of the sections or provisions listed below under the HR Indenture will be deleted (or modified as indicated):

•

Clause (5) of Section 501 (“Events of Default”), Section 703 (“Reports by Company”), Section 801 (“Consolidations and Mergers of Company and Sales, Leases and Conveyances Permitted Subject to Certain Conditions”), Section 802 (“Rights and Duties of Successor Corporation”), Section 803 (“Officer’s Certificate and Opinion of Counsel”), Section 1005 (“Existence”), Section 1006 (“Maintenance of Properties”), Section 1007 (“Insurance”), Section 1008 (“Payment of Taxes and Other Claims”), Section 1009 (“Provision of Financial Information”), and Section 1010 (“Statement as to Compliance”) of the HR Base Indenture;

•

Sections 4.01 (“Limitations on Incurrence of Total Debt”), 4.02 (“Limitation on Incurrence of Debt Secured by any Lien”), 4.03 (“Maintenance of Total Unencumbered Assets”), and 4.04 (“Debt Service Coverage”) of the Sixth Supplemental Indenture;

•

Sections 4.01 (“Limitations on Incurrence of Total Debt”), 4.02 (“Limitation on Incurrence of Debt Secured by any Lien”), 4.03 (“Maintenance of Total Unencumbered Assets”), and 4.04 (“Debt Service Coverage”) of the Seventh Supplemental Indenture;

•

Sections 4.01 (“Limitations on Incurrence of Total Debt”), 4.02 (“Limitation on Incurrence of Debt Secured by any Lien”), 4.03 (“Maintenance of Total Unencumbered Assets”), and 4.04 (“Debt Service Coverage”) of the Eighth Supplemental Indenture; and

•

Sections 4.01 (“Limitations on Incurrence of Total Debt”), 4.02 (“Limitation on Incurrence of Debt Secured by any Lien”), 4.03 (“Maintenance of Total Unencumbered Assets”), and 4.04 (“Debt Service Coverage”) of the Ninth Supplemental Indenture.

The proposed amendments would amend the HR Indenture to make certain conforming and other changes to the HR Indenture, including the modification or deletion of certain definitions and cross-references.

The elimination or modification of the restrictive covenants contemplated by the proposed amendments would, among other things, permit HR and its subsidiaries to take actions that could be adverse to the interests of the remaining holders of the outstanding HR Notes. See “Description of the Differences Between the HTA Notes and the HR Notes,” “The Exchange Offers and Consent Solicitations,” “The Proposed Amendments” and “Description of New HTA Notes.”

Q:    What are the consequences of not participating in the exchange offers and consent solicitations prior to the Early Consent Date?

A:    Holders that fail to tender their HR Notes (and thereby failed to deliver valid and unrevoked consents) prior to the Early Consent Date but who do so prior to the Expiration Date and do not validly withdraw their HR Notes before the Expiration Date will receive the Exchange Consideration, which consists of $970 principal amount of HTA Notes and a cash amount of $1.00, but not the Early Participation Premium, which would be an additional $30 principal amount of HTA Notes.

Q:    What are the consequences of not participating in the exchange offers and consent solicitations at all?

A:    If you do not exchange your HR Notes for HTA Notes in the exchange offers, you will not receive the benefit of having HTA OP as the primary obligor of your notes. In addition, if the proposed amendments to the

HR Indenture have been adopted, the proposed amendments, applicable to a particular series of HR Notes, will apply to all HR Notes of that series that are not acquired in the exchange offers, even though all of the holders of those HR Notes of that series did not consent to the proposed amendments. Thereafter, all such HR Notes will be governed by the HR Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of those securities compared to those currently in the HR Indenture or those applicable to the HTA Notes. In particular, holders of the HR Notes under the amended HR Indenture will no longer receive annual, quarterly and other reports from HR, and will no longer be entitled to the benefits of various covenants and other provisions.

In addition, certain credit ratings on the HR Notes that remain outstanding may be withdrawn upon the completion of the exchange offers. The trading market for any remaining HR Notes may also be more limited than it is at present, and the smaller outstanding principal amount may make the trading price of the HR Notes that are not tendered and accepted more volatile. Consequently, the liquidity, market value and price volatility of HR Notes that remain outstanding may be materially and adversely affected. Therefore, if your HR Notes are not tendered and accepted in the applicable exchange offer, it may become more difficult for you to sell or transfer your unexchanged HR Notes. Additionally, following consummation of the Merger and the adoption of the proposed amendments, holders of HR Notes will no longer be entitled to receive annual, quarterly and other reports from HR.

See “Risk Factors — Risks Related to the Exchange Offers and the Consent Solicitations — The proposed amendments to the HR Indenture will afford reduced protection to remaining holders of HR Notes.”

Q:    How do the HR Notes differ from the HTA Notes to be issued in the exchange offers?

A:    The HR Notes are the obligations solely of HR and are governed by the HR Indenture. The HTA Notes will be the obligations solely of HTA OP, will not be guaranteed by any subsidiaries of HTA OP, will be guaranteed by HTA, and will be governed by the HTA Indenture. The HR Indenture before giving effect to the proposed amendments and the HTA Base Indenture are substantially similar, but differ in certain respects, including, without limitation, as follows:

•	the HTA Notes include a guarantee from HTA, whereas the HR Notes are the sole obligation of HR and without a guarantee;

•

the thresholds for cross-defaults under the HR Indenture by HR or any of its subsidiaries under any bond, debenture, note, mortgage, indenture or other evidence of indebtedness under which there is outstanding, or by which there is secured or evidenced, any debt for money borrowed by HR or any of its subsidiaries is $10 million, whereas the equivalent provision in the HTA Indenture provides for a $50 million threshold (provided that, for so long as any of the 2026 Notes are outstanding, $50 million shall be replaced by $35 million in the HTA Indenture); and

•

unlike the definition of “Debt” in the HR Indenture, the HTA Indenture definition of “Debt” (a) limits the amount of indebtedness secured by any mortgage or other pledge, lien, charge, encumbrance or any security interest existing on property owned by HTA OP or any of its subsidiaries, which constitutes “Debt,” to the lesser of (i) the amount of indebtedness so secured and (ii) the fair market value (determined in good faith by the board of directors of such entity or, in the case of HTA OP or one of its subsidiaries, by the board of directors of HTA) of the property subject to such mortgage or lien, pledge, lien, charge, encumbrance or other security interest; (b) includes as “Debt” any obligations of HTA OP or any of its subsidiaries as an obligor, guarantor or otherwise, which relate to any amounts due and owing by any person (other than HTA OP or any of its subsidiaries) pursuant to leases to which HTA OP or any of its subsidiaries are a party and have assigned its or their interest, provided that such assignee of HTA OP or any subsidiary of HTA OP is not in default of any amounts due and owing under such leases; and (c) does not include the principal amount of all obligations of HTA OP or any of its subsidiaries with respect to redemption, repayment or other repurchase of any Disqualified Stock or Hedging Obligations (each as defined in the HR Indenture).

Q:    What is the ranking of the HTA Notes?

A:    The HTA Notes will be our general unsecured and unsubordinated obligations and will:

•

rank equally in right of payment with all of our existing and future senior unsecured and unsubordinated indebtedness, including the existing HTA senior notes that are outstanding, and senior in right of payment to any of our subordinated indebtedness;

•	be effectively subordinated in right of payment to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness;

•

be structurally subordinated in right of payment to all existing and future liabilities and other indebtedness, whether secured or unsecured, of our subsidiaries, including, with respect to the legacy assets of HR, the HR Notes that remain outstanding; and

•	be guaranteed by HTA.

As of March 31, 2022, we had no secured indebtedness and $3,054 million of unsecured and unsubordinated indebtedness, net of discount and deferred financing costs, outstanding on a consolidated basis. On a pro forma basis giving effect to the Merger, the Combined Company had approximately $86.3 million of secured indebtedness, net of discount and deferred financing costs, and approximately $6,040.5 million of unsecured and unsubordinated indebtedness, net of discount and deferred financing costs, outstanding on a consolidated basis.

See “Risk Factors — Risks Related to the HTA Notes — The HTA Notes will be effectively subordinated in right of payment to our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and will be structurally subordinated in right of payment to all the existing and future liabilities and other indebtedness, whether secured or unsecured, of our subsidiaries, including the HR Notes that remain outstanding,” and “Description of New HTA Notes — Ranking.”

Q:    What consents are required to effect the proposed amendments to the HR Indenture and consummate the exchange offers?

A:    In order for the proposed amendments to the HR Indenture to be adopted with respect to the HR Notes, receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of each series of the HR Notes, voting as separate series, must be received prior to the Expiration Date for the exchange offer.

Q:    Is the closing of the Merger conditioned on the receipt of the Requisite Consents and completion of the exchange offers and consent solicitations?

A:    Closing of the Merger is not conditioned upon the receipt of the Requisite Consents and completion of the exchange offers and consent solicitations.

Q:    What are the conditions to the exchange offers and consent solicitations?

A:    The consummation of the exchange offers and consent solicitations is subject to, and conditional upon, the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Merger) of the conditions discussed under “The Exchange Offers and Consent Solicitations — Conditions to the Exchange

Offers and Consent Solicitations,” including, among other things, the consummation of the Merger and the receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of each series of the HR Notes, voting as separate series (the “Requisite Consents”). We may, at our option and in our sole discretion, waive any such conditions (except for the consummation of the Merger). For information about other conditions to our obligations to complete the exchange offers, see “The Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations.”

Q:    Will HTA OP accept all tenders of HR Notes?

A:    Subject to the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Merger) of the conditions to the exchange offers, we will accept for exchange any and all HR Notes that (i) have been validly tendered in the exchange offers before the Expiration Date and (ii) have not been validly withdrawn before the Expiration Date.

Q:    When will HTA OP issue new HTA Notes and pay the cash consideration?

A:    Assuming the conditions to the exchange offers are satisfied or waived (other than the waiver of the condition requiring consummation of the Merger), HTA OP will issue new HTA Notes in book-entry form and pay the cash consideration promptly on or about the second business day following the Expiration Date, or the Settlement Date. It is anticipated that the Expiration Date would be extended as necessary to coincide with the date of the consummation of the Merger.

Q:    When will the proposed amendments to the HR Indenture become effective?

A:    If we receive the Requisite Consents with respect to all series of HR Notes before the Expiration Date, the proposed amendments to the HR Indenture with respect to each series will become effective on the Settlement Date, assuming the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Merger) of the conditions discussed under “The Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations.”

Q:    When will the exchange offers and consent solicitations expire?

A:    Each exchange offer and consent solicitation will expire immediately following 5:00 p.m., New York City time, on July 20, 2022 unless we, in our sole discretion, extend the exchange offers and consent solicitations, in which case the Expiration Date will be the latest date and time to which the exchange offers and consent solicitations is extended by us. See “The Exchange Offers and Consent Solicitations — Expiration Date; Extensions; Amendments.”

Q:    Can I withdraw after I tender my HR Notes and deliver my consent?

A:    Tenders of HR Notes may be validly withdrawn (and the related consents to the proposed amendments may be revoked) at any time prior to the Expiration Date. Following the Expiration Date, tenders of HR Notes may not be validly withdrawn unless HTA OP is otherwise required by law to permit withdrawal. In the event of termination of an exchange offer, the HR Notes tendered pursuant to such exchange offer will be promptly returned to the tendering holders. See “The Exchange Offers and Consent Solicitations — Procedures for Consenting and Tendering — Withdrawal of Tenders and Revocation of Corresponding Consents.”

Q:    How do I exchange my HR Notes if I am a beneficial owner of HR Notes held in certificated form by a custodian bank, depositary, broker, trust company or other nominee? Will the record holder exchange my HR Notes for me?

A:    Currently, all of the HR Notes are held in book-entry form and can only be tendered through the applicable procedures of The Depository Trust Company. However, if any HR Notes are subsequently issued in certificated form and are held of record by a custodian bank, depositary, broker, trust company or other nominee and you wish to tender the securities in the exchange offers, you should contact that institution promptly and instruct the institution to tender on your behalf. The record holder will tender your notes on your behalf, but only if you instruct the record holder to do so. See “The Exchange Offers and Consent Solicitations — Procedures for Consenting and Tendering — HR Notes Held Through a Nominee.”

Q:    Will the HTA Notes be eligible for listing on an exchange?

A:    Neither the HR Notes prior to the exchange offers and consent solicitations, nor the HTA Notes subsequent to the exchange offers and consent solicitations, will be listed on any securities exchange. There can be no assurance as to the development or liquidity of any market for the HTA Notes. See “Risk Factors — Risks Related to the HTA Notes —  There is currently no trading market for the HTA Notes, and a trading market for the HTA Notes may not develop or be sustained.”

Q:    To whom should I direct any questions?

A:    Questions concerning the terms of the exchange offers or the consent solicitations should be directed to the dealer manager and solicitation agent:

Wells Fargo Securities, LLC

550 South Tryon Street, 5th Floor

Charlotte, North Carolina 28202

Attention: Liability Management Group

Collect: (704) 410-4759

Toll Free: (866) 309-6316

Email: liabilitymanagement@wellsfargo.com

Questions concerning tender procedures and requests for additional copies of this prospectus should be directed to the information agent:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Attn: Michael Horthman

Bank and Brokers Call Collect: (212) 269-5550

All Others, Please Call Toll-Free: (800) 334-0384

Email: hr@dfking.com

Amendments and Supplements

We may be required to amend or supplement this prospectus at any time to add, update or change the information contained in this prospectus. You should read this prospectus and any amendment or supplement hereto, together with the documents incorporated by reference herein and the additional information described under “Where You Can Find More Information.”

The Exchange Offers and Consent Solicitations

Exchange Offers	HTA OP is hereby offering to exchange, upon the terms and conditions set forth in this prospectus, any and all of each series of outstanding HR Notes listed on the front cover of this prospectus for newly issued series of HTA Notes with the same interest rates, interest payment dates, redemption terms and the same maturity as the corresponding series of HR Notes, respectively. See “The Exchange Offers and Consent Solicitations — Terms of the Exchange Offers and Consent Solicitations.”

Consent Solicitations	HTA OP is soliciting consents to the proposed amendments of the HR Indenture from holders of the HR Notes upon the terms and conditions set forth in this prospectus. You may not tender your HR Notes for exchange without delivering a consent to all of the proposed amendments to the HR Indenture. See “The Exchange Offers and Consent Solicitations — Terms of the Exchange Offers and Consent Solicitations.”

The Proposed Amendments	The proposed amendments, if effected, will, among other things, eliminate (1) substantially all of the restrictive covenants in the HR Indenture and (2) HR’s reporting obligations under the HR Indenture beyond those required by applicable law. As a result, following consummation of the Merger and the adoption of the proposed amendments, it is expected holders of HR Notes will no longer be entitled to receive annual, quarterly and other reports from HR. See “The Proposed Amendments.”

Requisite Consents	For the proposed amendments to be adopted with respect to the HR Notes, the valid consents of the holders of at least a majority of the then outstanding aggregate principal amount of each series of the HR Notes, voting as separate series, must be obtained before the Expiration Date. See “The Exchange Offers and Consent Solicitations — Terms of the Exchange Offers and Consent Solicitations.”

Procedures for Participating in the Exchange Offers and Consent Solicitations	If you wish to participate in an exchange offer and consent solicitation, you must cause the book-entry transfer of your HR Notes to the exchange agent’s account at The Depository Trust Company (“DTC”), and the exchange agent must receive a confirmation of book-entry transfer and an agent’s message transmitted pursuant to DTC’s Automated Tender Offer Program (“ATOP”).

See “The Exchange Offers and Consent Solicitations — Procedures for Consenting and Tendering.”

Total Consideration; Early Participation Premium on Early Consent Date	In exchange for each $1,000 principal amount of HR Notes that is validly tendered prior to the Early Consent Date and not validly withdrawn, holders will receive the Total Consideration, which consists of $1,000 principal amount of HTA Notes and a cash amount of $1.00. In exchange for each $1,000 principal amount of HR Notes that is validly tendered after the Early Consent Date but prior to the Expiration Date and not validly withdrawn, holders will receive only the Exchange Consideration, which equals the Total Consideration less the Early Participation Premium of $30 principal amount of HTA Notes, and so consists of $970 principal amount of HTA Notes and a cash amount of $1.00.

Expiration Date	Each of the exchange offers and consent solicitations will expire at 5:00 p.m., New York City time, on July 20, 2022, or a later date and time to which HTA OP extends it with respect to one or more series of HR Notes.

Withdrawal and Revocation	Tenders of HR Notes may be validly withdrawn (and related consents to the proposed amendments may be revoked) at any time prior to the Expiration Date.

Following the Expiration Date, tenders of HR Notes may not be validly withdrawn unless HTA OP is otherwise required by law to permit withdrawal. In the event of termination of an exchange offer, the HR Notes tendered pursuant to that exchange offer will be promptly returned to the tendering holders. See “The Exchange Offers and Consent Solicitations — Procedures for Consenting and Tendering — Withdrawal of Tenders and Revocation of Corresponding Consents.”

Conditions	The consummation of the exchange offers and consent solicitations is subject to, and conditional upon, the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Merger) of the conditions discussed under “The Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, the consummation of the Merger and in respect of each series of HR Notes the receipt of the Requisite Consents. We may, at our option and in our sole discretion, waive any such conditions, except for the consummation of the Merger. For information about other conditions to our obligations to complete the exchange offers and consent solicitations, see “The Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations.” The closing of the Merger is not conditioned upon the completion of the exchange offers.

Acceptance of HR Notes and Consents and Delivery of HTA Notes	You may not consent to the proposed amendments to the HR Indenture without tendering your HR Notes in the appropriate exchange offer and you may not tender your HR Notes for exchange without consenting to the applicable proposed amendments.

Subject to the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Merger) of the conditions to the exchange offers and consent solicitations, HTA OP will accept for exchange any and all HR Notes that are validly tendered prior to the Expiration Date and not validly withdrawn; likewise, because the act of validly tendering HR Notes will also constitute valid delivery of consents to the proposed amendments to the HR Indenture, HTA OP will also accept all consents that are validly delivered prior to the Expiration Date and not validly revoked. All HR Notes exchanged will be cancelled. The HTA Notes issued pursuant to the exchange offers will be issued and delivered through the facilities of the DTC promptly on the Settlement Date, assuming the satisfaction or waiver (other than the consummation of the Merger) of the conditions discussed under “The Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations”. We will return to you any HR Notes that are not accepted for exchange for any reason without expense to you promptly after the Expiration Date. See “The Exchange Offers and Consent Solicitations — Acceptance of HR Notes for Exchange; HTA Notes;” and “The Proposed Amendments — Effectiveness of Proposed Amendments.”

U.S. Federal Income Tax Considerations	Holders should consider certain U.S. federal income tax consequences of the exchange offers and consent solicitations; please consult your tax advisor about the tax consequences to you of the exchange. See “Certain U.S. Federal Income Tax Consequences.”

Consequences of Not Exchanging HR Notes for HTA Notes	If you do not exchange your HR Notes for HTA Notes in the exchange offers, you will not receive the benefit of having HTA OP as the primary obligor of your notes. In addition, if the proposed amendments to the HR Indenture have been adopted, the proposed amendments, applicable to the particular series of HR Notes, will apply to all HR Notes of such series that are not acquired in the exchange offers, even though all of the holders of those HR Notes did not consent to the proposed amendments. Thereafter, all such HR Notes will be governed by the HR Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of those securities compared to those currently in the HR Indenture or those applicable to the HTA Notes. In particular, holders of the HR Notes under the amended HR Indenture will no longer receive annual, quarterly and other reports from HR, and will no longer be entitled to the benefits of various covenants, and other provisions in the HR Indenture.

In addition, certain credit ratings on the HR Notes that remain outstanding may be withdrawn upon the completion of the exchange offers. The trading market for any remaining HR Notes may also be more limited than it is at present, and the smaller outstanding principal amount may make the trading price of the HR Notes that are not tendered and accepted more volatile. Consequently, the liquidity, market value and price volatility of HR Notes that remain outstanding may be materially and adversely affected. Therefore, if your HR Notes are not tendered and accepted in the applicable exchange offer, it may become more difficult for you to sell or transfer your unexchanged HR Notes.

See “Risk Factors — Risks Related to the Exchange Offers and the Consent Solicitations — The proposed amendments to the HR Indenture will afford reduced protection to remaining holders of HR Notes.”

Use of Proceeds	We will not receive any cash proceeds from the exchange offers.

Exchange Agent and Information Agent	D.F. King & Co, Inc. is serving as exchange agent and information agent for the exchange offers and consent solicitations.

Dealer Manager and Solicitation Agent	Wells Fargo Securities, LLC is serving as the dealer manager and solicitation agent.

The addresses and the facsimile and telephone numbers of these parties appear on the back cover of this prospectus.

We have other business relationships with the exchange agent and the dealer manager and solicitation agent, as described in “The Exchange Offers and Consent Solicitations — Exchange Agent” and “ — Dealer Manager & Solicitation Agent.”

No Guaranteed Delivery Procedures	No guaranteed delivery procedures are being offered in connection with the exchange offers and consent solicitations. You must tender your HR Notes and deliver your consent by the Expiration Date in order to participate in the exchange offers and consent solicitations.

No Recommendation	None of HTA, HTA OP, HR, the dealer manager and solicitation agent, the information agent, the exchange agent or the trustees under the HR Indenture or the HTA Indenture makes any recommendation in connection with the exchange offers or consent solicitations as to whether any HR noteholder should tender or refrain from tendering all or any portion of the principal amount of that holder’s HR Notes (and in so doing, consent to the adoption of the proposed amendments to the HR Indenture), and no one has been authorized by any of them to make such a recommendation.

Risk Factors	For risks related to the exchange offers and consent solicitations, please read the section entitled “Risk Factors” beginning on page 27 of this prospectus.

Further Information	Questions concerning the terms of the exchange offers or the consent solicitations should be directed to the dealer manager and solicitation agent:

Wells Fargo Securities, LLC

550 South Tryon Street, 5th Floor

Charlotte, North Carolina 28202

Attention: Liability Management Group

Collect: (704) 410-4759

Toll Free: (866) 309-6316

Email: liabilitymanagement@wellsfargo.com

Questions concerning tender procedures and requests for additional copies of this prospectus should be directed to the information agent:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Attn: Michael Horthman

Bank and Brokers Call Collect: (212) 269-5550

All Others, Please Call Toll-Free: (800) 334-0384

Email: hr@dfking.com

We may be required to amend or supplement this prospectus at any time to add, update or change the information contained in this prospectus. You should read this prospectus and any amendment or supplement hereto, together with the documents incorporated by reference herein and the additional information described under “Where You Can Find More Information.”

The HTA Notes

Issuer	Healthcare Trust of America Holdings, LP, a Delaware limited partnership.

Guarantor	Healthcare Trust of America, Inc., a Maryland corporation.

Notes Offered	We are offering up to $1,150 million aggregate principal amount of HTA Notes of the following series:

(1)	$250 million aggregate principal amount of 3.875% Senior Notes due May 1, 2025;

(2)	$300 million aggregate principal amount of 3.625% Senior Notes due January 15, 2028;

(3)	$300 million aggregate principal amount of 2.400% Senior Notes due March 15, 2030; and

(4)	$300 million aggregate principal amount of 2.050% Senior Notes due March 15, 2031.

Interest Rates; Interest Payment Dates; Maturity Dates	Each new series of HTA Notes will have the same interest rates, maturity dates, redemption terms and interest payment dates as the corresponding series of HR Notes, respectively, for which they are being offered in exchange.

Each HTA Note will bear interest from the most recent interest payment date on which interest has been paid on the corresponding HR Note. Holders of HR Notes that are accepted for exchange will be deemed to have waived the right to receive any payment from HR in respect of interest accrued from the date of the last interest payment date in respect of their HR Notes until the date of the issuance of the HTA Notes.

Consequently, holders of HTA Notes will receive the same interest rate that they would have received had they not exchanged their HR Notes in the applicable exchange offer. No accrued but unpaid interest will be paid with respect to any HR Notes validly tendered and not validly withdrawn prior to the Expiration Date.

Interest Rates and Maturity Dates	Semi-Annual Interest Payment Dates	Expected First Interest Payment Date
3.875% Senior Notes due May 1, 2025	May 1 and November 1	November 1, 2022
3.625% Senior Notes due January 15, 2028	January 15 and July 15	January 15, 2023
2.400% Senior Notes due March 15, 2030	March 15 and September 15	September 15, 2022
2.050% Senior Notes due March 15, 2031	March 15 and September 15	September 15, 2022

Use of Proceeds	We will not receive any cash proceeds from the issuance of the HTA Notes in connection with the exchange offers. In exchange for issuing the HTA Notes and paying the cash consideration, we will receive HR Notes that will be cancelled and not reissued. See “Use of Proceeds.”

Ranking	The HTA Notes will be our general unsecured and unsubordinated obligations and will:

•

rank equally in right of payment with all of our existing and future senior unsecured and unsubordinated indebtedness, including the existing HTA senior notes that are outstanding, and senior in right of payment to any of our subordinated indebtedness;

•	be effectively subordinated in right of payment to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	be structurally subordinated in right of payment to all existing and future liabilities and other indebtedness, whether secured or unsecured, of our subsidiaries, including the, with respect to the legacy assets of HR, HR Notes that remain outstanding.

The note guarantee by HTA will be its general unsecured senior obligation and will rank:

•	equal in right of payment to all of its existing and future unsecured indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the note guarantee;

•	senior in right of payment to any of its future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the note guarantee; and

•	effectively subordinated to all of its secured indebtedness and other secured obligations to the extent of the value of the assets securing such indebtedness and other obligations.

As of March 31, 2022, we had no secured indebtedness and $3,054 million of unsecured and unsubordinated indebtedness, net of discount and deferred financing costs, outstanding on a consolidated basis. Of such indebtedness, all of the secured indebtedness and none of the unsecured and unsubordinated indebtedness was attributable to our subsidiaries. On a pro forma basis giving effect to the Merger, the Combined Company had approximately $86.3 million of secured indebtedness, net of discount and deferred financing costs, and approximately $6,040.5 million of unsecured and unsubordinated indebtedness, net of discount and deferred financing costs, outstanding on a consolidated basis.

Guarantees

The Notes will be fully and unconditionally guaranteed by HTA. The guarantees will be unsecured, senior obligations of HTA and will rank equally in right of payment with other unsecured, senior obligations of HTA. HTA may be automatically and unconditionally released and discharged from its guarantee obligations with respect to the Notes in certain circumstances. See “Description of New HTA Notes — Guarantees; Release.” HTA’s only material assets is its ownership of partnership interests in HTA OP.

Optional Redemption	We may redeem any series of the HTA Notes before their stated maturity in whole, or in part, from time to time, at the redemption prices described under “Description of New HTA Notes — Our Redemption Rights.”

Covenants	We will issue the HTA Notes under the HTA Indenture. The HTA Indenture contains certain covenants that, among other things, limit our and our subsidiaries’ ability to:

•	be effectively subordinated in right of payment to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•

be structurally subordinated in right of payment to all existing and future liabilities and other indebtedness, whether secured or unsecured, of our subsidiaries, including the HR Notes that remain outstanding.

Each covenant is subject to a number of important exceptions, limitations and qualifications that are described under “Description of New HTA Notes — Certain Covenants” and “Description of the Differences Between the HTA Notes and the HR Notes — Merger, Consolidation and Sale of Assets.”

No Trading Market	Each series of HTA Notes constitutes a new issue of securities, for which there is no existing trading market. In addition, we do not intend to apply to list any of the HTA Notes on any securities exchange or for quotation on any automated quotation system. We cannot provide you with any assurance regarding whether trading markets for any series of the HTA Notes will develop, the ability of holders of the HTA Notes to sell their notes or the prices at which holders may be able to sell their notes. If no active trading markets develop, you may be unable to resell the HTA Notes at any price or at their fair market value or at all.

Risk Factors	For risks related to an investment in the HTA Notes, please read the section entitled “Risk Factors” beginning on page 27 of this prospectus.

RISK FACTORS

An investment in the HTA Notes involves a number of risks. You should carefully consider all the information set forth in this prospectus and incorporated by reference herein before deciding to invest in the HTA Notes. In particular, we urge you to consider carefully the risk factors associated with each of HTA, HTA OP and HR. These risk factors can be found under our and HR’s respective reports filed with the SEC and incorporated by reference in this prospectus, including our and HR’s respective Annual Reports on Form 10-K for the year ended December 31, 2021 and Quarterly Reports on Form 10-Q for the three months ended March 31, 2022.

Risks Related to the HTA Notes

Our substantial indebtedness may affect our ability to operate our business, and may have a material adverse effect on our financial condition and results of operations.

As of March 31, 2022, the total indebtedness of HTA and its consolidated subsidiaries, including HTA OP, was approximately $3,054.0 million, net of discount and deferred financing costs. In addition, on February 28, 2022, we entered into the Merger Agreement, which provides for the merger of a newly formed, wholly-owned subsidiary of HTA with and into HR, with HR surviving as our wholly-owned subsidiary. If the Merger is consummated on the terms currently contemplated, all of HR’s then outstanding indebtedness (other than indebtedness, if any, repaid in connection with the Merger) will become indebtedness of ours, which will significantly increase our total consolidated indebtedness.

On May 13, 2022, HTA and HTA OP entered into the Term Loan Agreement with JPMorgan Chase Bank, N.A., as administrative agent, and a syndicate of other lenders named therein, pursuant to which the Term Loan Lenders committed to fund a term loan facility in an aggregate principal amount not to exceed $1.125 billion. It is expected that the Term Loan would only be drawn by HTA to the extent that proceeds from the Asset Transfers and Joint Ventures are not sufficient, or not available at the time of the closing of the Merger, to fund the Special Distribution. The Term Loan, if needed, would be sufficient to finance the aggregate Special Distribution to the HTA stockholders.

HTA, HTA OP, and HR have also negotiated and secured lending commitments for the Credit Agreement with the Credit Facility Lenders. The parties to the Credit Agreement delivered signatures to the Credit Agreement and other related loan documents on May 13, 2022, with such signatures held in escrow pursuant to a closing agreement. Signatures will be automatically released and the Credit Agreement will become effective upon the closing of the Merger and delivery of other customary closing deliverables. The Credit Agreement restructures HTA’s, HTA OP’s and HR’s existing bank facilities and adds additional borrowing capacities for the Combined Company following the Merger, which we refer to as the Credit Facility.

For additional information, see “Unaudited Pro Forma Condensed Consolidated Financial Statements” and “— Risk Factors Relating to the Combined Company — Operational Risks — The Combined Company will have a substantial amount of indebtedness and may need to incur more in the future.”

Our indebtedness could have significant adverse consequences to us and the holders of the HTA Notes, such as:

•	limiting our ability to satisfy our financial obligations, including those relating to the HTA Notes;

•	limiting our ability to make dividend payments to stockholders;

•

limiting our ability to obtain additional financing to fund our working capital needs, acquisitions, capital expenditures or other debt service requirements or for other purposes, especially with the elimination of LIBOR, which may adversely affect our interest expenses;

•	limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service debt;

•	limiting our ability to compete with other companies who are not as highly leveraged, as we may be less capable of responding to adverse economic and industry conditions;

•	restricting us from making strategic acquisitions, developing properties or exploiting business opportunities;

•	restricting the way in which we conduct our business because of financial and operating covenants;

•	covenants in the agreements governing our and our subsidiaries’ existing and future indebtedness;

•

exposing us to potential events of default (if not cured or waived) under financial and operating covenants contained in our or our subsidiaries’ debt instruments that could have a material adverse effect on our business, financial condition and operating results;

•	exposing us to the risk that our operations and consolidated financial position will be impacted if lenders under the Credit Facility fail to meet their funding commitments;

•	increasing our vulnerability to a downturn in general economic conditions; and

•	limiting our ability to react to changing market conditions in our industry and in our tenants’ and borrowers’ industries.

In addition to our debt service obligations, our operations may require substantial investments on a continuing basis. Our ability to make scheduled debt payments, to refinance our obligations with respect to our indebtedness and to fund capital and non-capital expenditures necessary to maintain the condition of our operating assets and properties, as well as to provide capacity for the growth of our business, depends on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and financial, business, competitive, legal and other factors.

The HTA Notes will be effectively subordinated in right of payment to our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and will be structurally subordinated in right of payment to all the existing and future liabilities and other indebtedness, whether secured or unsecured, of our subsidiaries, including the HR Notes that remain outstanding.

The obligations under our 3.500% Senior Notes due 2026, 3.750% Senior Notes due 2027, 3.100% Senior Notes due 2030 and 2.000% Senior Notes due 2031 (collectively, the “Existing HTA Notes”) and our Term Loan Agreement are unsecured. On a pro forma basis giving effect to the Merger, the Combined Company had approximately $86.3 million of secured indebtedness, net of discount and deferred financing costs, and approximately $6,040.5 million of unsecured and unsubordinated indebtedness, net of discount and deferred financing costs, outstanding on a consolidated basis.

Holders of future secured debt that we or our subsidiaries may incur will have claims that are prior to your claims as holders of the HTA Notes to the extent of the value of the assets securing such debt. If we were declared bankrupt or insolvent, or if we default under our secured financing arrangements, the funds borrowed thereunder, together with accrued interest, could become immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the HTA Notes, even if an event of default exists under the indenture governing the HTA Notes at such time. In any such event, because the HTA Notes are not secured by any of such assets, it is possible that there would not be sufficient assets from which your claims could be satisfied.

In addition, none of our subsidiaries will guarantee the HTA Notes. Payments on the HTA Notes are only required to be made by us and by HTA. As a result, no payments are required to be made by, and holders of the HTA Notes will not have a claim against the assets of, our subsidiaries, except if those assets are transferred, by dividend or otherwise, to us or to HTA. Therefore, although the HTA Notes are unsubordinated obligations, they will be structurally subordinated to all existing and future liabilities, including trade payables, and other indebtedness, whether secured or unsecured, of our current and future subsidiaries, including, with respect to the legacy assets of HR, the HR Notes that remain outstanding. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due under our indebtedness, including the HTA Notes, or to make any funds available to us, whether by paying dividend, distribution, loan or other payments. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and their business considerations.

Our credit facilities and indentures, as well as the indenture that will govern the HTA Notes, contain restrictions that limit our flexibility in operating our business.

Our credit facilities contain a number of covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•	incur additional debt;

•	pay dividends on or make distributions in respect of HTA’s capital stock or make other restricted payments;

•	make certain payments on debt that is subordinated to the HTA Notes;

•	make certain investments;

•	sell or transfer assets;

•	create liens on certain assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.

In addition, the existing indentures governing the Existing HTA Notes each contain, and the indenture that will govern the HTA Notes will contain, financial and operating covenants, including restrictions on our ability to:

•	consummate a merger, consolidation or sale of all or substantially all of our assets; and

•	incur additional secured and unsecured indebtedness.

Any of these restrictions could limit our ability to plan for or react to market conditions and could otherwise restrict our business activities. Our ability to comply with these and other provisions of our existing credit facilities and the indentures may be affected by changes in our operating and financial performance, changes in general business and economic conditions, adverse regulatory developments or other events adversely impacting us. Our operating results may not be sufficient to service our indebtedness or to fund our other expenditures and we may not be able to obtain financing to meet these requirements. See “Description of New HTA Notes.”

Despite our substantial indebtedness, we or our subsidiaries may still incur significantly more debt, which could exacerbate any or all of the risks related to our indebtedness, including our inability to pay the principal of or interest on the HTA Notes.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the agreements governing our unsecured and secured indebtedness, including our existing credit facilities and the indentures, limit our ability to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. To the extent that we or our subsidiaries incur additional indebtedness or other such obligations, we may face additional risks associated with our indebtedness, including our possible inability to pay the principal of or interest on the HTA Notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the HTA Notes.

Any default under the agreements governing our indebtedness, including a default under our existing credit facilities, that is not waived by the required holders of such indebtedness, could leave us unable to pay principal, premium, if any, or interest on the HTA Notes and could substantially decrease the market value of the HTA Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on such indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, including our existing credit facilities, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with any accrued and unpaid interest, the lenders under our existing credit facilities could elect to terminate their commitments or cease making further loans and we could be forced into bankruptcy or liquidation. In addition, a default (or an event of default) under agreements governing our indebtedness may trigger a cross default or cross-acceleration under our other agreements, including our existing credit facilities. If any of our indebtedness is accelerated, we may not be able to repay it.

We may not be able to generate sufficient cash flow to meet our debt service obligations.

Our ability to make payments on and to refinance our indebtedness, including the HTA Notes, and to fund our operations, working capital and capital expenditures, depends on our ability to generate cash in the future. To a certain extent, our cash flow is subject to general economic, industry, financial, competitive, operating, legislative, regulatory and other factors, many of which are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future sources of cash will be available to us in an amount sufficient to enable us to pay amounts due on our indebtedness, including the HTA Notes, or to fund our other liquidity needs. Additionally, if we incur additional indebtedness in connection with future acquisitions or development projects or for any other purpose, our debt service obligations could increase.

We may need to refinance all or a portion of our indebtedness, including the HTA Notes, on or before maturity. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:

•	our financial condition and market conditions at the applicable time; and

•	restrictions in the agreements governing our indebtedness.

As a result, we may not be able to refinance any of our indebtedness, including the HTA Notes, on commercially reasonable terms, or at all. If we do not generate sufficient cash flow from operations, and additional borrowings or refinancings or proceeds of asset sales or other sources of cash are not available to us, we may not have sufficient cash to enable us to meet all of our obligations, including payments on the HTA Notes. Accordingly, if we cannot service our indebtedness, we may have to take actions such as seeking additional equity or delaying capital expenditures, or strategic acquisitions and alliances, any of which could have a material adverse effect on our operations. We cannot assure you that we will be able to effect any of these actions on commercially reasonable terms, or at all.

Healthcare Trust of America, Inc. has no significant operations and no material assets, other than its investment in Healthcare Trust of America Holdings, LP.

The HTA Notes will be fully and unconditionally guaranteed by HTA. However, HTA has no significant operations and no material assets, other than its investment in HTA OP. Furthermore, HTA’s guarantees of the HTA Notes will be effectively subordinated in right of payment to all existing and future unsecured and secured liabilities of HTA’s subsidiaries (including HTA OP and any entity that HTA accounts for under the equity method of accounting).

There are circumstances other than repayment, defeasance or discharge of the HTA Notes under which the guarantee of the HTA Notes by HTA will be automatically released without your consent or the consent of the trustee.

HTA will guarantee HTA OP’s obligations under the HTA Notes, including the due and punctual payment of principal of and interest on the HTA Notes, whether at stated maturity, by declaration of acceleration, call for redemption or otherwise. The guarantees will be an unsecured, senior obligation of HTA and will rank equally in right of payment with other unsecured, senior obligations of HTA. HTA will be automatically and unconditionally released and discharged from its guarantee obligations with respect to the HTA Notes upon the release of all guarantees by HTA of the Existing HTA Notes, our unsecured credit and loan facilities (including (i) a $1.5 billion revolving credit facility, (ii) $1.5 billion of term loans, and (iii) a $1.125 billion asset sale term loan), and any additional guarantees by HTA of senior unsecured indebtedness. Upon the release of the guarantee of the HTA Notes by HTA, holders of the HTA Notes will no longer have any claim against HTA, and will be creditors solely of us.

There is currently no trading market for the HTA Notes, and a trading market for the HTA Notes may not develop or be sustained.

The HTA Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the HTA Notes on any securities exchange or for quotation of the HTA Notes on any automated dealer quotation system. Although the dealer manager has advised us that it intends to make a market in the HTA Notes, it is not obligated to do so and may discontinue any market-making at any time without notice. Accordingly, we cannot assure you that an active trading market will develop for the HTA Notes and, even if one develops, will be maintained, or as to the liquidity of any trading market for the HTA Notes of any series that may develop or as to the price you may receive should you wish to resell any HTA Notes of such series you acquire in the exchange offers. The liquidity of the trading market, if any, and future trading prices of the HTA Notes will depend on many factors, including, among other things, prevailing interest rates, the financial condition, results of operations, business, prospects and credit quality of us, HTA and our subsidiaries, and other comparable entities, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in any of these factors, some of which are beyond our control. If an active trading market for the HTA Notes does not develop or is not maintained, the market price and liquidity of the HTA Notes is likely to be adversely affected, and holders may not be able to sell their HTA Notes at desired times and prices or at all.

Failure to hedge effectively against interest rate changes may adversely affect our results of operations and our ability to meet our debt service obligations, including payments on the HTA Notes.

As of March 31, 2022, we had approximately $525.0 million of variable interest rate debt outstanding, and the Combined Company had $2.5 billion of variable interest rate debt outstanding on a pro forma basis after giving effect to the Merger. We seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements. However, hedging arrangements involve risk, including the risk that counterparties may fail to honor their obligations under these arrangements, that these arrangements may not be effective in reducing our exposure to interest rate changes and that these arrangements may result in higher interest rates than we would otherwise have. Moreover, no hedging activity can completely insulate us from the risks associated with changes in interest rates. Failure to hedge effectively against interest rate changes may materially adversely affect our results of operations and our ability to meet our debt service obligations, including payments on the HTA Notes.

An increase in interest rates could result in a decrease in the relative value of the HTA Notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if market interest rates increase, the market value of the HTA Notes may decline. We cannot predict the future level of market interest rates.

We may choose to redeem the HTA Notes when prevailing interest rates are relatively low.

The HTA Notes are redeemable at our option and we may choose to redeem some or all of the HTA Notes from time to time, especially when prevailing interest rates are lower than the rate borne by the HTA Notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the HTA Notes being redeemed. See “Description of New HTA Notes — Our Redemption Rights.”

The HTA Notes may not be rated or may receive a lower rating than anticipated.

The HTA Notes may be rated by one or more nationally recognized statistical rating organizations. The credit ratings of the HTA Notes will primarily reflect the assessment of rating organizations of our financial strength and our ability to pay our debts when due, and will change in accordance with our financial strength. Any rating is not a recommendation to purchase, sell or hold any particular security, including the HTA Notes. Ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. The ratings of the HTA Notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or value of, the HTA Notes. Actual or anticipated changes or downgrades in our credit rating, including any announcement that our rating is under further review for a downgrade, could affect the market value of the HTA Notes, increase our corporate borrowing costs and limit availability of capital.

Risks Related to the Exchange Offers and the Consent Solicitations

The proposed amendments to the HR Indenture will afford reduced protection to remaining holders of HR Notes.

If the proposed amendments to the HR Indenture with respect to a series of the HR Notes are adopted, the covenants and some other terms of that series of HR Notes will be materially less restrictive and will afford significantly reduced protection to holders of that series compared to the covenants and other provisions currently contained in the HR Indenture.

The proposed amendments to the HR Indenture would, among other things, eliminate:

•	substantially all of the restrictive covenants in the HR Indenture; and

•	HR’s reporting obligations under the HR Indenture, except as may be required by applicable law.

If the proposed amendments are adopted with respect to a series of HR Notes, each non-exchanging holder of that series will be bound by the proposed amendments even if that holder did not consent to the proposed amendments. These amendments will permit us to take certain actions previously prohibited that could increase the credit risk with respect to HR, and might adversely affect the liquidity, market price and price volatility of the HR Notes or otherwise be adverse to the interests of the holders of the HR Notes. See “The Proposed Amendments.”

The liquidity of the HR Notes that are not exchanged will be reduced.

The trading market for unexchanged HR Notes will become more limited and could cease to exist due to the reduction in the amount of the HR Notes outstanding upon consummation of the exchange offers and consent solicitations. A more limited trading market might adversely affect the liquidity, market price and price volatility of these securities. If a market for unexchanged HR Notes exists or develops, those securities may trade at a discount to the price at which the securities would trade if the amount outstanding were not reduced, depending on prevailing interest rates, the market for similar securities and other factors. However, there can be no assurance that an active market in the unexchanged HR Notes will exist, develop or be maintained or as to the prices at which the unexchanged HR Notes may be traded. In addition, certain credit ratings on the unexchanged HR Notes may be withdrawn after the completion of the exchange offers, which could further materially adversely affect the market price for each series of unexchanged HR Notes.

Following the Merger, HR will not have access to all of the cash flow available to HTA OP when making its required principal and interest payments.

Following the Merger, HR will be a subsidiary of the Combined Company. If a holder does not participate in an exchange offer or if HTA does not accept the holder’s tendered HR Notes, the applicable HR Notes will remain outstanding as HR’s notes. As a result, HR will not have access to all of the cash flow available to HTA outside of that generated by HR in making required principal and interest payments on remaining HR Notes.

The exchange offers and consent solicitations may be cancelled or delayed.

The consummation of the exchange offers and consent solicitations are subject to, and conditional upon, among other things, the receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of HR Notes, voting as separate series, and the consummation of the Merger. After the Expiration Date, holders participating in the Exchange Offer will not be permitted to withdraw their tender of HR Notes despite the fact that certain conditions (including the consummation of the Merger) have not yet been satisfied. Currently, the Merger is expected to close in the third quarter of 2022, however there can be no assurance that this will occur. Unless the Expiration Date is extended, it may be several weeks or months after the Expiration Date until the Merger is consummated and it is possible that the Merger will never be consummated. As such, even if each of the exchange offers and consent solicitations is completed, the exchange offers and consent solicitations may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offers and consent solicitations may have to wait significantly longer than expected to receive their HTA Notes and the cash consideration during which time those holders of HR Notes will not be able to effect transfers of their HR Notes tendered for exchange.

You may not receive new HTA Notes in the exchange offers if the procedures for the exchange offers are not followed.

We will issue the HTA Notes in exchange for your HR Notes only if you tender your HR Notes through DTC’s ATOP. None of HTA, HTA OP, HR, the exchange agent, the information agent, the dealer manager or any other person is under any duty to give notification of defects or irregularities with respect to the tenders of HR Notes for exchange.

The consideration to be received in the exchange offers does not reflect any valuation of the HR Notes or the HTA Notes and is subject to market volatility.

We have made no determination that the consideration to be received in the exchange offers represents a fair valuation of either the HR Notes or the HTA Notes. We have not obtained a fairness opinion from any financial advisor about the fairness to us or to you of the consideration to be received by holders of HR Notes. Accordingly, none of HTA, HR, the dealer manager, the exchange agent or any other person is making any recommendation as to whether or not you should tender HR Notes for exchange in the exchange offers or deliver a consent pursuant to the consent solicitations.

Risks Related to the Merger

The pendency of the Merger could adversely affect the business and operations of HTA and HR.

In connection with the pending Merger, some tenants or vendors of each of HTA and HR may delay or defer decisions, which could negatively affect the revenues, earnings, cash flows and expenses of HTA and HR, regardless of whether the Merger is completed. Similarly, current and prospective employees of HTA and HR may experience uncertainty about their future roles with the Combined Company following the Merger, which may materially adversely affect the ability of each of HTA and HR to attract or retain key personnel during the pendency of the Merger. In addition, due to operating covenants in the Merger Agreement, each of HTA and HR may be unable, during the pendency of the Merger, to pursue strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue certain other actions, even if such actions would prove beneficial.

HTA and/or HR have been named in five lawsuits with respect to the Merger and may be or become the target of additional lawsuits, including stockholder direct and derivative lawsuits, that could result in substantial costs and may delay or prevent the Merger from being completed.

Stockholder direct and derivative lawsuits are often brought against companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. Five lawsuits have been filed by purported stockholders of HR or HTA with respect to the Merger. Three lawsuits have been filed against HR and the members of the HR Board in the United States District Court for the Eastern District of New York and two lawsuits have been filed against HTA and certain members of the HTA Board in the United States District Court for the Southern District of New York. In summary, the Lawsuits allege that the Registration Statement on Form S-4 filed on May 2, 2022, in connection with the Merger omitted certain material information in violation of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and further that the members of the HR Board and the HTA Board, respectively, are liable for those omissions under Section 20(a) of the Exchange Act. The Lawsuits each seek a preliminary and permanent injunction to prevent the completion of the Merger, rescission of the Merger or rescissory damages, costs and attorneys’ fees. In addition, HTA received a demand letter from another purported stockholder of HTA asserting claims similar to those made in the Lawsuits. There can be no assurances as to the outcome of such lawsuits or demands, including the amount of costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation of these claims. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Merger on the agreed-upon terms, such an injunction may delay or prevent the Merger from being completed, which may adversely affect each of HTA’s and HR’s respective business, results of operations and financial position.

If the Merger is not consummated by August 28, 2022, either HTA or HR may terminate the Merger Agreement.

Either HTA or HR may terminate the Merger Agreement if the Merger has not been consummated by August 28, 2022. However, the right to terminate the Merger Agreement will not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement has been the cause of, or resulted in, the failure to consummate the Merger prior to August 28, 2022. See “Summary—The Merger—Termination of the Merger Agreement.”

Risks Related to the Combined Company

Operational Risks

The Combined Company will have a substantial amount of indebtedness and may need to incur more in the future.

The Combined Company will have substantial indebtedness, and in connection with executing the Combined Company’s business strategies following the Merger, the Combined Company expects to continue to evaluate the possibility of acquiring additional properties and making strategic investments, and the Combined Company may elect to finance these endeavors by incurring additional indebtedness. Its substantial indebtedness could have material adverse consequences for the Combined Company, including (a) reducing the Combined Company’s credit ratings and thereby raising its borrowing costs, including credit rating downgrades from the credit agencies, which would adversely modify the Combined Company’s financing costs, (b) hindering the Combined Company’s ability to adjust to changing market, industry or economic conditions, (c) limiting the Combined Company’s ability to access the capital markets to refinance maturing debt or to fund acquisitions or emerging businesses, (d) limiting the amount of free cash flow available for future operations, acquisitions, dividends, stock repurchases or other uses, (e) making the Combined Company more vulnerable to economic or industry downturns, including interest rate increases, and (f) placing the Combined Company at a competitive disadvantage compared to less leveraged competitors.

Additionally, the Combined Company expects that the agreements that will govern the terms of its indebtedness will contain a number of restrictive covenants (including, without limitation, financial maintenance covenants)

that impose significant operating and financial restrictions on the Combined Company and may limit its ability to engage in acts that may be in its long-term best interest. Moreover, the Combined Company’s ability to satisfy any financial maintenance covenants may be affected by events beyond its control and, as a result, it cannot provide assurance that it will be able to satisfy any such covenants.

A breach of the covenants under the agreements that govern the terms of any of the Combined Company’s indebtedness could result in an event of default under the applicable indebtedness. Such a default may allow the applicable creditors to accelerate the related debt and/or terminate any related commitments to extend further credit and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In the event debtholders accelerate the repayment of the Combined Company’s indebtedness, the Combined Company may not have sufficient resources to repay such indebtedness.

Moreover, to respond to competitive challenges, the Combined Company may be required to raise substantial additional capital to execute its business strategy. The Combined Company’s ability to arrange additional financing will depend on, among other factors, the Combined Company’s financial position and performance, as well as prevailing market conditions and other factors beyond the Combined Company’s control. If the Combined Company is able to obtain additional financing, the Combined Company’s credit ratings could be further adversely affected, which could further raise the Combined Company’s borrowing costs and further limit its future access to capital and its ability to satisfy its obligations under its indebtedness, including the HTA Notes.

The Combined Company expects to incur substantial expenses related to the Merger.

The Combined Company expects to incur substantial expenses in connection with completing the Merger and integrating the business, operations, networks, systems, technologies, policies and procedures of the two companies, including employee severance costs. In addition, there are a large number of systems that must be integrated, including billing, management information, asset management, accounting and finance, payroll and benefits, lease administration and regulatory compliance. Although HTA and HR have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and integration expenses associated with the Merger could, particularly in the near term, exceed the savings that the Combined Company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the Merger. As a result, both HTA and HR expect to incur expenses against their earnings before the completion of the Merger, and the Combined Company expects to incur expenses and charges after the completion of the Merger.

HR and HTA have properties subject to purchase options that expose the Combined Company to reinvestment risk and reduction in expected investment returns.

HR and HTA have, in the aggregate, approximately $54.9 million of real estate property investments that were subject to purchase options held by lessees that were exercisable as of March 31, 2022. Other properties have purchase options that will become exercisable after March 31, 2022. The exercise of these purchase options exposes the Combined Company to reinvestment risk and a reduction in investment return. Certain properties subject to purchase options may be purchased at rates of return above the rates of return the Combined Company expects to achieve with new investments. If the Combined Company is unable to reinvest the sale proceeds at rates of return equal to the return received on the properties that are sold, it may experience a decline in lease revenues and profitability and a corresponding material adverse effect on the Combined Company’s financial condition and results of operations.

Many of HR’s and HTA’s properties are held as ground lessee under ground leases. These ground leases contain provisions that provide the ground lessor with purchase options or rights of first refusal that may be triggered by the Merger. In addition, ground leases may limit the Combined Company’s ability to lease, sell, or finance these properties in the future.

As of March 31, 2022, HR and HTA had, in the aggregate, 249 properties that were held under ground leases, representing an aggregate gross investment of approximately $5.4 billion. These ground lease agreements typically contain restrictions that limit building occupancy to physicians on the medical staff of an affiliated hospital and prohibit tenants from providing services that compete with the services provided by the affiliated hospital. Ground leases may also contain consent requirements or other restrictions on sale or assignment of the leasehold interest, including purchase options and rights of first refusal in favor of the ground lessor that may become exercisable as a result of the Merger. HR and HTA estimate that purchase options or rights of first refusal on ground leased properties having a gross investment of approximately $1.0 billion may be exercisable by ground lessors as a result of the Merger. Even if not currently exercisable, these ground lease provisions may limit the Combined Company’s ability to lease, sell, or obtain mortgage financing secured by such properties which, in turn, could adversely affect the income from operations or the proceeds received from a sale. As a ground lessee, the Combined Company is also exposed to the risk of reversion of the property upon expiration of the ground lease term, or an earlier breach by the Combined Company of the ground lease, which may have a material adverse effect on the Combined Company’s consolidated financial condition and results of operations.

Following the Merger, the Combined Company may be unable to integrate the businesses of HTA and HR successfully and realize the anticipated synergies and related benefits of the Merger or do so within the anticipated timeframe.

The Merger involves the combination of two companies that currently operate as independent public companies. The Combined Company will be required to devote significant management attention and resources to integrating the business practices and operations of HTA and HR. Potential difficulties the Combined Company may encounter in the integration process include the following:

•

the inability to successfully combine the businesses of HTA and HR in a manner that permits the Combined Company to achieve the cost savings anticipated to result from the Merger, which would result in the anticipated benefits of the Merger not being realized in the timeframe currently anticipated or at all;

•	certain tenants of either company may decide not to do business with the Combined Company;

•	the complexities associated with managing the combined businesses out of different locations and integrating personnel from the two companies;

•	the additional complexities of combining two companies with different histories, cultures, markets and tenant bases;

•	the failure to retain key employees of either company;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Merger; and

•	performance shortfalls at one or both of the two companies as a result of the diversion of management’s attention caused by completing the Merger and integrating the companies’ operations.

For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the Combined Company’s management, the disruption of the Combined Company’s ongoing business or inconsistencies in the Combined Company’s services, standards, controls, procedures and policies, any of which could adversely affect the ability of the Combined Company to maintain relationships with customers, vendors and employees or to achieve the anticipated benefits of the Merger, or could otherwise adversely affect the business and financial results of the Combined Company.

Following the Merger, the Combined Company may be unable to retain key employees.

The success of the Combined Company after the Merger will depend in part upon its ability to retain key employees. Key employees may depart either before or after the Merger because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the Combined Company following the Merger. Accordingly, no assurance can be given that HTA, HR or, following the Merger, the Combined Company will be able to retain key employees.

The employment agreement of Peter N. Foss, HTA’s current Interim Chief Executive Officer, expires upon the closing of the Merger.

Robert A. Milligan, HTA’s current Chief Financial Officer, is expected to terminate his employment with HTA for good reason pursuant to his employment agreement immediately following the Merger as he will not be assuming the position of chief financial officer of the Combined Company.

Amanda L. Houghton, HTA’s current Executive Vice President — Asset Management, has generally obligated herself to continue her employment with the Combined Company for ninety days after the Merger, but is expected to terminate her employment at the expiration of that period.

The Merger will result in changes to the board of directors and management of the Combined Company that may affect the strategy of the Combined Company as compared to that of HTA and HR.

If the parties complete the Merger, the composition of the Combined Company Board and management team will change from the current boards and management teams of HTA and HR. For example, the Combined Company Board will have thirteen members, expected to consist of all nine current HR Board members and four current Company Board members. The four existing HTA directors who will join the Combined Company Board are W. Bradley Blair II, Vicki U. Booth, Jay P. Leupp and Constance Moore. The management team of the Combined Company will be comprised entirely of the current management team of HR, with no current members of HTA’s management team serving the Combined Company in their current roles. This new composition of the board of directors, together with the management team, of the Combined Company may affect the business strategy and operating decisions of the Combined Company upon the completion of the Merger.

The future results of the Combined Company will suffer if the Combined Company does not effectively manage its expanded operations following the Merger.

Following the Merger, the Combined Company may continue to expand its operations through additional acquisitions and other strategic transactions, some of which involve complex challenges. The future success of the Combined Company will depend, in part, upon the ability of the Combined Company to manage its expansion opportunities, which pose substantial challenges for the Combined Company to integrate new operations into its existing business in an efficient and timely manner, and upon its ability to successfully monitor its operations, costs, regulatory compliance and service quality, and to maintain other necessary internal controls. The Combined Company cannot assure you that its expansion or acquisition opportunities will be successful, or that the Combined Company will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

Regulatory and Legal Risks

Counterparties to certain agreements with HTA or HR may exercise contractual rights under such agreements in connection with the Merger.

HTA and HR are each party to certain agreements that give the counterparties certain rights in connection with a qualifying change in control, including in some cases the right to terminate the agreement. The Merger may constitute a change in control under some of these agreements, and, therefore, the counterparties could exercise any rights they may have regarding termination, recourse against the Combined Company for obligations of its subsidiaries, acceleration of payment obligations or otherwise. In addition, counterparties may seek modifications of the terms of agreements as a condition to granting a waiver or consent. If such counterparties exercise any such contractual rights, this may adversely impact the Combined Company.

Joint venture investments, including those resulting from the anticipated possible contribution of certain HTA properties into one or more joint ventures prior to the consummation of the Merger, could be adversely affected by the Combined Company’s lack of sole decision-making authority, its reliance on its joint venture partners’ financial condition or disputes between any joint venture partner and the Combined Company.

Both HTA and HR currently have joint venture investments that will constitute a portion of the Combined Company’s assets upon consummation of the Merger. In addition, it is anticipated that certain to-be-identified assets of HTA will be contributed to one or more joint ventures to be formed immediately prior to the consummation of the Merger; provided, however, that any such contribution is contingent upon the exchange of irrevocable certifications by HR and HTA that all closing conditions set forth in the Merger Agreement have been irrevocably satisfied or waived. The Combined Company is expected to continue to have such arrangements, and may enter into additional joint ventures, following the completion of the Merger. HTA and HR are not, and the Combined Company will not be, in a position to exercise sole decision-making authority regarding these partnerships, joint ventures or other entities. Investments in partnerships, joint ventures and other entities may, under certain circumstances, involve risks not present were a third party not involved. For example, joint venture partners may have economic or other business interests or goals that are inconsistent with the business interests or goals of HR, HTA or the Combined Company, they could be in a position to take actions contrary to the policies or objectives of HR, HTA or the Combined Company, and they may have competing interests that could create conflict of interest issues. Such investments may also have the potential risk of impasses with respect to decisions because neither HR, HTA, the Combined Company nor the joint venture partner would have full control over the partnership or joint venture. In addition, joint venture partners of HR or HTA may have consent rights, rights to buy or sell joint venture interests, or other rights under certain agreements, which may be implicated as a result of the Merger. Disputes between HR, HTA or the Combined Company and joint venture partners may result in litigation or arbitration. In addition, if joint venture partners fail to fund their share of required capital contributions due to insolvency or for other reasons, the joint venture investments, including properties owned by the joint ventures, could be subject to additional risk.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements and notes thereto present the unaudited pro forma condensed consolidated balance sheet as of March 31, 2022, and the unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2022, and the year ended December 31, 2021. The unaudited pro forma condensed consolidated financial information was prepared in accordance with Article 11 of Regulation S-X, in order to give effect to the Pro Forma Transactions (as defined and described below) and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements. As used herein, the term “HR” means Healthcare Realty Trust Incorporated and its consolidated subsidiaries, and the term “HTA” means Healthcare Trust of America, Inc. and its consolidated subsidiaries (including HTA OP), as the context requires. The term “HTA OP” means Healthcare Trust of America Holdings, LP.

On February 28, 2022, HTA and HR announced that they agreed to enter into a strategic business combination in accordance with the terms of the Merger Agreement among HR, HTA, HTA OP and Merger Sub. Pursuant to the Merger Agreement, HTA will enter into a combination with HR through a merger of Merger Sub, a direct, wholly-owned subsidiary of HTA, with and into HR, with HR surviving the Merger as the surviving entity and a direct, wholly-owned subsidiary of HTA. If the Merger is completed pursuant to the Merger Agreement, each share of HR Common Stock outstanding immediately prior to the closing of the Merger will convert into the right to receive 1.00, which we refer to as the Exchange Ratio, newly-issued share of HTA Common Stock. Contingent on the closing of the Merger, the holders of shares of HTA Common Stock issued and outstanding on the last business day prior to the closing date of the Merger will receive the Special Distribution in the amount of $4.82 in cash per share of HTA Common Stock held on such date. HTA and HR expect that the Special Distribution will be funded with a combination of capital contributed by one or more newly formed joint ventures and proceeds from asset sales. HTA and HR are in discussions with multiple potential joint venture partners and asset purchasers and expect to contribute certain HTA properties into one or more joint ventures. However, the terms of any such potential joint ventures or asset sales are not yet known or probable and, therefore, these unaudited pro forma condensed consolidated financial statements reflect the payment of the Special Distribution being funded with proceeds from the debt financing described in Note 4 to these unaudited pro forma condensed consolidated financial statements. Additionally, as a part of the debt financing described in Note 4, HTA OP is offering to exchange, upon the terms and conditions set forth in this prospectus, any and all of each series of outstanding HR Notes listed on the front cover of this prospectus for newly issued series of HTA Notes with the same interest rates, interest payment dates, redemption terms and the same maturity as the corresponding series of HR Notes. For additional information, refer to the section titled “Summary — The Merger — Accounting Treatment of the Merger” beginning on page 9 of this prospectus.

The unaudited pro forma condensed consolidated financial statements present the financial condition and results of operations of the Combined Company, after giving effect to the Merger, and have been prepared by applying the acquisition method of accounting under ASC 805. It is anticipated that the Merger will be considered a reverse acquisition, with HR considered as the accounting acquirer even though HTA will be the issuer of equity interests in connection with the Merger. HR was identified as the accounting acquirer after consideration of various indicators outlined in the guidance as they apply to the specific facts and circumstances of the Merger. The strongest factors supporting the treatment of HR as the accounting acquirer include that the executive team of the Combined Company will be comprised of current HR senior management (with none of the current HTA executives expected to retain their current positions after the Merger) and the thirteen member board of directors of the Combined Company will be comprised of all nine members of the HR Board serving immediately prior to the effective time of the Merger and four members selected by HTA. Through application of the screen test outlined in ASC 805, it was concluded that substantially all of the fair value of the assets acquired is not concentrated in a single identifiable asset or group of similar identifiable assets. As a result, the Merger will be accounted for as a business combination and HR will recognize and measure, at fair value, the assets acquired and liabilities assumed of HTA. Goodwill will be recognized for the difference between the purchase price and the aggregate fair value of the identifiable assets acquired less liabilities assumed.

The unaudited pro forma condensed consolidated financial statements are based on the historical condensed consolidated financial statements and consolidated financial statements of HR and HTA as adjusted to give effect to the following, which we refer to collectively as the Pro Forma Transactions:

•	the debt financing, described in Note 4, which was utilized for the payment of the Special Distribution to holders of shares of HTA Common Stock and the accrued transaction costs;

•	the Merger;

•	transaction costs specifically related to the Merger; and

•	the exchange offers discussed in this prospectus.

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2022 gives effect to the Pro Forma Transactions as if they occurred on March 31, 2022. The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2022, and the year ended December 31, 2021 give effect to the Pro Forma Transactions as if they occurred on January 1, 2021.

These unaudited pro forma condensed consolidated financial statements are prepared for informational purposes only and are based on assumptions and estimates considered appropriate by management of HR and HTA. The unaudited pro forma adjustments represent estimates of HR’s and HTA’s management based on information available as of the date of the unaudited pro forma condensed consolidated financial statements and are subject to change as additional information becomes available and additional analyses are performed. However, management of HR and HTA believe that the assumptions provide a reasonable basis for presenting the significant effects that are directly attributable to the Pro Forma Transactions, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated financial statements do not purport to be indicative of what the Combined Company’s financial condition or results of operations actually would have been if the Pro Forma Transactions had been consummated as of the dates indicated, nor do they purport to represent the Combined Company’s consolidated financial position or results of operations for future periods.

Additionally, these unaudited pro forma condensed consolidated financial statements do not include any adjustments not otherwise described herein, including such adjustments associated with: (1) the formation of one or more new joint ventures or proceeds from asset sales that are currently contemplated, as the terms of any such joint ventures or asset sales are not yet known or probable; (2) certain nonrecurring expenses incurred by HTA during the three months ended March 31, 2022, and the year ended December 31, 2021, in connection with its announced strategic review process, its whistleblower investigation (as further outlined in HTA’s Current Report on Form 8-K filed with the SEC on November 4, 2021), and Chief Executive Officer search costs; (3) HR’s or HTA’s real estate acquisitions or dispositions that have closed or may close after March 31, 2022, or the related financing of those acquisitions, as such acquisitions and dispositions were not significant; (4) potential synergies that may be achieved following the Merger, including potential overall savings in general and administrative expense, or any strategies that the Combined Company’s management may consider in order to continue to efficiently manage the Combined Company’s operations; and (5) any integration costs (including one-time costs) that may be incurred following the consummation of the Merger, which may be necessary to achieve the potential synergies, since the extent of such costs is not reasonably certain.

HEALTHCARE REALTY TRUST INCORPORATED

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2022

(in thousands)

	HR Historical, As Reclassified (Note 3)	HTA Historical, As Reclassified (Note 3)	Debt Financing Adjustments (Note 4)	Merger Transaction Adjustments (Note 5)	Item in Note 5	Pro Forma Consolidated
ASSETS
Real estate properties
Land	$427,422	$609,158	$—	$406,276	[1]	$1,442,856
Buildings and improvements	4,307,253	6,744,865	—	1,414,255	[1]	12,466,373
Lease intangibles	226,330	393,756	—	879,554	[2]	1,499,640
Personal property	11,639	—	—	—		11,639
Investment in financing receivables, net	112,515	—	—	—		112,515
Financing lease right-of-use assets	71,966	16,196	—	8,045	[3]	96,207
Construction in progress	7,319	15,673	—	—		22,992
Land held for development	22,950	35,036	—	—		57,986

Total real estate investments	5,187,394	7,814,684	—	2,708,130		15,710,208
Less accumulated depreciation	(1,351,796)	(1,650,257)	—	1,650,257	[4]	(1,351,796)

Total real estate investments, net	3,835,598	6,164,427	—	4,358,387		14,358,412
Cash and cash equivalents	22,694	10,944	1,263,853	(1,263,217)	[5]	34,274
Restricted cash	—	4,478	—	—		4,478
Assets held for sale, net	14,961	—	—	—		14,961
Operating lease right-of-use assets	126,851	228,009	—	278,663	[6]	633,523
Investments in unconsolidated joint ventures	211,195	62,454	—	—		273,649
Goodwill	3,487	—	—	14,656	[7]	18,143
Other assets, net	195,699	344,596	8,985	(220,513)	[8]	328,767

Total assets	$4,410,485	$6,814,908	$1,272,838	$3,167,976		$15,666,207

LIABILITIES AND EQUITY
Liabilities
Notes and bonds payable	$1,907,438	$3,053,884	$1,275,227	$(109,718)	[9]	$6,126,831
Accounts payable and accrued liabilities	69,131	159,659	—	—		228,790
Liabilities of properties held for sale	687	—	—	—		687
Operating lease liabilities	94,636	196,226	—	18,138	[10]	309,000
Financing lease liabilities	61,732	16,908	—	—		78,640
Other liabilities	63,979	91,864	—	107,680	[11]	263,523

Total liabilities	2,197,603	3,518,541	1,275,227	16,100		7,007,471
Stockholders’ equity
Common stock	1,516	2,291	—	(6)	[12]	3,801
Additional paid-in capital	3,999,060	5,180,579	—	1,247,717	[12]	10,427,356
Accumulated other comprehensive (loss) income	(3,736)	1,727	—	(1,727)	[12]	(3,736)
Cumulative net income attributable to common stockholders	1,308,385	536,772	(2,389)	(634,681)	[12]	1,208,087
Cumulative dividends	(3,092,343)	(2,508,676)	—	2,508,676	[12]	(3,092,343)

Total stockholders’ equity	2,212,882	3,212,693	(2,389)	3,119,979		8,543,165
Non-controlling interests	—	83,674	—	31,897	[13]	115,571

Total equity	2,212,882	3,296,367	(2,389)	3,151,876		8,658,736

Total liabilities and equity	$4,410,485	$6,814,908	$1,272,838	$3,167,976		$15,666,207

HEALTHCARE REALTY TRUST INCORPORATED

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2022

(in thousands, except share and per share data)

	HR Historical	HTA Historical, As Reclassified (Note 3)	Debt Financing Adjustments (Note 4)	Merger Transaction Adjustments (Note 5)	Item in Note 5	Pro Forma Consolidated
Revenues
Rental income	$138,489	$200,243	$—	$11,994	[14]	$350,726
Interest from financing receivables, net	1,930	—	—	—		1,930
Interest from real estate notes receivable	—	1,706	—	—		1,706
Other operating	2,475	53	—	—		2,528

	142,894	202,002	—	11,994		356,890
Expenses
Property operating	57,464	65,884	—	1,967	[15]	125,315
General and administrative	11,036	12,448	—	—		23,484
Acquisition and pursuit costs	1,303	144	—	—		1,447
Depreciation and amortization	54,041	75,386	—	69,699	[17]	199,126
Merger-related costs	6,116	6,018	—	—		12,134

	129,960	159,880	—	71,666		361,506
Other income (expense)
Gain (loss) on sales of real estate properties	44,784	(4)	—	—		44,780
Interest expense	(13,661)	(23,940)	(9,111)	(1,070)	[19]	(47,782)
Loss on extinguishment of debt	(1,429)	—	—	—		(1,429)
Impairment of real estate properties	25	—	—	—		25
Equity (loss) income from unconsolidated joint ventures	(345)	400	—	—		55
Interest and other income, net	(81)	88	—	—		7

	29,293	(23,456)	(9,111)	(1,070)		(4,344)

Net income (loss)	$42,227	$18,666	$(9,111)	$(60,742)		$(8,960)
Net (income) loss attributable to non-controlling interests	—	(351)	144	1,055	[20]	848

Net income (loss) attributable to common stockholders	$42,227	$18,315	$(8,967)	$(59,687)		$(8,112)

Basic earnings (loss) per common share (Note 6)	$0.28	$0.08				$(0.02)
Diluted earnings (loss) per common share (Note 6)	$0.28	$0.08				$(0.02)
Weighted average common shares outstanding — basic (Note 6)	148,963	228,978				378,039
Weighted average common shares outstanding — diluted (Note 6)	149,051	233,046				378,039

HEALTHCARE REALTY TRUST INCORPORATED

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands, except share and per share data)

	HR Historical	HTA Historical, As Reclassified (Note 3)	Debt Financing Adjustments (Note 4)	Merger Transaction Adjustments (Note 5)	Item in Note 5	Pro Forma Consolidated
Revenues
Rental income	$520,334	$763,923	$—	$38,769	[14]	$1,323,026
Interest from financing receivables, net	4,192	—	—	—		4,192
Interest from real estate notes receivable	—	2,922	—	—		2,922
Other operating	10,291	228	—	—		10,519

	534,817	767,073	—	38,769		1,340,659
Expenses
Property operating	212,273	236,850	—	7,868	[15]	456,991
General and administrative	34,152	49,744	—	7,975	[16]	91,871
Acquisition and pursuit costs	3,930	372	—	—		4,302
Depreciation and amortization	202,714	303,834	—	276,507	[17]	783,055
Merger-related costs	—	—	—	139,546	[18]	139,546

	453,069	590,800	—	431,896		1,475,765
Other income (expense)
Gain (loss) on sales of real estate properties	55,940	39,228	—	—		95,168
Interest expense	(53,124)	(92,762)	(52,803)	(8,032)	[19]	(206,721)
Loss on extinguishment of debt	—	—	—	—		—
Impairment of real estate properties	(17,101)	(22,938)	—	—		(40,039)
Equity (loss) income from unconsolidated joint ventures	(795)	1,604	—	—		809
Interest and other expense, net	(9)	(1,621)	—	—		(1,630)

	(15,089)	(76,489)	(52,803)	(8,032)		(152,413)

Net income (loss)	$66,659	$99,784	$(52,803)	$(401,159)		$(287,519)
Net (income) loss attributable to non-controlling interests	—	(1,768)	844	4,651	[20]	3,727

Net income (loss) attributable to common stockholders	$66,659	$98,016	$(51,959)	$(396,508)		$(283,792)

Basic earnings (loss) per common share (Note 6)	$0.45	$0.45				$(0.76)
Diluted earnings (loss) per common share (Note 6)	$0.45	$0.44				$(0.76)
Weighted average common shares outstanding – basic (Note 6)	142,637	219,439				371,713
Weighted average common shares outstanding – diluted (Note 6)	142,710	224,215				371,713

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation

The historical financial information of HR and HTA has been derived from, in the case of HR, its consolidated financial statements in its Quarterly Report on Form 10-Q for the three months ended March 31, 2022, which we refer to as the HR Form 10-Q, and its consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2021, which we refer to as the HR Form 10-K. In the case of HTA, its condensed consolidated financial statements in its Quarterly Report on Form 10-Q for the three months ended March 31, 2022, which we refer to as HTA Form 10-Q, and its consolidated financial statements in its Annual Report on Form 10-K/A for the year ended December 31, 2021, which we refer to as HTA Form 10-K. Certain amounts in the historical condensed consolidated financial statements and consolidated financial statements of HR and HTA have been reclassified to conform to the presentation of the Combined Company in the unaudited pro forma condensed consolidated financial statements, as discussed further in Note 3. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical condensed consolidated financial statements and the notes thereto included in the HR Form 10-Q and HTA Form 10-Q, and the historical consolidated financial statements and the notes thereto included in the HR Form 10-K and HTA Form 10-K. The unaudited pro forma condensed consolidated balance sheet gives effect to the Pro Forma Transactions as if they had been completed on March 31, 2022. The unaudited pro forma condensed consolidated statements of operations give effect to the Pro Forma Transactions as if they had been completed on January 1, 2021.

The historical financial statements of HR and HTA have been adjusted in the unaudited pro forma condensed consolidated financial statements to give pro forma effect to the accounting for the Merger as a business combination under U.S. GAAP, which we refer to as the Merger Transaction Adjustments. The unaudited pro forma condensed consolidated financial statements and related notes were prepared assuming the Merger will be accounted for as a reverse acquisition in accordance with ASC 805. Accordingly, HR will be considered the accounting acquirer even though HTA will be the issuer of equity interests in connection with the Merger. Through application of the screen test outlined in ASC 805, it was concluded that substantially all of the fair value of the assets acquired is not concentrated in a single identifiable asset or group of similar identifiable assets. As a result, the Merger will be accounted for as a business combination and HR will recognize and measure, at fair value, the assets acquired and liabilities assumed of HTA. Goodwill will be recognized for the difference between the purchase price and the aggregate fair value of the identifiable assets acquired less liabilities assumed. For purposes of the unaudited pro forma condensed consolidated financial statements, the estimated preliminary purchase consideration in the Merger has been allocated to the assets acquired and liabilities assumed of HTA based upon management’s preliminary estimate of their fair values as of March 31, 2022.

The allocations of the purchase price reflected in these unaudited pro forma condensed consolidated financial statements have not been finalized and are based upon the best available information at the current time. A final determination of the fair values of the assets and liabilities, which cannot be made prior to the completion of the Merger, will be based on the actual valuations of the tangible and intangible assets and liabilities that exist as of the date of completion of the Merger. The completion of the final valuations, the allocations of the purchase price, the impact of ongoing integration activities, the timing of the completion of the Merger and other changes in tangible and intangible assets and liabilities that occur prior to the completion of the Merger could cause material differences in the information presented.

The Pro Forma Transactions and the related adjustments are described in these accompanying notes to the unaudited pro forma condensed consolidated financial statements. In the opinion of management, all material adjustments have been made that are necessary to present fairly, in accordance with Article 11 of Regulation S-X of the SEC, the unaudited pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated financial statements do not purport to be indicative of the Combined Company’s financial position or results of operations of the Combined Company that would have occurred if the Pro Forma

Transactions had been completed on the dates indicated, nor are they indicative of the Combined Company’s financial position or results of operations that may be expected for any future period or date. In addition, future results may vary significantly from those reflected in the unaudited pro forma condensed consolidated financial statements due to factors discussed in the section titled “Risk Factors” beginning on page 27 within this prospectus.

Note 2 — Significant Accounting Policies

The accounting policies used in the preparation of these unaudited pro forma condensed consolidated financial statements are those set out in HR’s audited consolidated financial statements as of and for the year ended December 31, 2021, and HR’s unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2022. Management has determined that there were no significant accounting policy differences between HR and HTA and, therefore, no adjustments were made to conform HTA’s financial statements to the accounting policies used by HR in the preparation of the unaudited pro forma condensed consolidated financial statements. This conclusion is subject to change as further assessment is performed and finalized.

As part of the application of ASC 805, HR will continue to conduct a more detailed review of HTA’s accounting policies in an effort to determine if differences in accounting policies require further reclassification or adjustment of HTA’s results of operations or reclassification or adjustment of assets or liabilities to conform to HR’s accounting policies and classifications. Therefore, HR may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed consolidated financial information. In certain cases, the information necessary to evaluate the differences in accounting policies and the impacts thereof may not be available until after the Merger is completed.

Note 3 — Reclassification Adjustments

HTA and HR historical financial statement line items include the reclassification of certain historical balances to conform to the post-combination Combined Company presentation of these unaudited pro forma condensed consolidated financial statements, as described below. These reclassifications have no effect on previously reported total assets, total liabilities, stockholders’ equity or net income available to common stockholders of HR or HTA.

Balance Sheet

•

The gross carrying amount of HR’s lease intangibles of $226.3 million, previously classified as a component of Buildings, improvements and lease intangibles, has been reclassified into a new caption, Lease intangibles, on HR’s consolidated balance sheet.

•	The carrying amount of HR’s goodwill of $3.5 million, previously classified as a component of Other assets, net, has been reclassified into a new caption, Goodwill, on HR’s consolidated balance sheet.

The following table presents the impact of the reclassification adjustments on HTA’s historical condensed consolidated balance sheet.

	As of March 31, 2022
	Historical HTA Before Reclassification	Reclassification Adjustments	Note	Historical HTA After Reclassification
ASSETS
Real estate investments:
Land	$644,194	$(35,036)	[i]	$609,158
Buildings and improvements	6,744,865	—		6,744,865
Lease intangibles	393,756	—		393,756
Financing lease right-of-use assets	—	16,196	[ii]	16,196
Construction in progress	15,673	—		15,673
Land held for development	—	35,036	[i]	35,036

Total real estate investments	7,798,488	16,196		7,814,684
Accumulated depreciation and amortization	(1,650,257)	—		(1,650,257)

Total real estate investments, net	6,148,231	16,196		6,164,427
Assets held for sale, net	—	—		—
Investment in unconsolidated joint venture	62,454	—		62,454
Cash and cash equivalents	10,944	—		10,944
Restricted cash	4,478	—		4,478
Receivables and other assets, net	350,781	(350,781)	[ii][iii]	—
Right-of-use assets — operating leases, net	228,009	—		228,009
Other intangibles, net	10,011	(10,011)	[iv]	—
Other assets, net	—	344,596	[iii][iv]	344,596

Total assets	$6,814,908	$—		$6,814,908

LIABILITIES AND EQUITY
Liabilities:
Debt	$3,053,884	$(3,053,884)	[v]	$—
Notes and bonds payable	—	3,053,884	[v]	3,053,884
Accounts payable and accrued liabilities	159,659	—		159,659
Liabilities of properties held for sale	—	—		—
Derivative financial instruments — interest rate swaps	—	—		—
Security deposits, prepaid rent and other liabilities	78,771	(78,771)	[vi][vii]	—
Operating lease liabilities	196,226	—		196,226
Financing lease liabilities	—	16,908	[vii]	16,908
Intangible liabilities, net	30,001	(30,001)	[vi]	—
Other liabilities	—	91,864	[vi]	91,864

Total liabilities	3,518,541	—		3,518,541

Equity:
Common stock	2,291	—		2,291
Additional paid-in capital	5,180,579	—		5,180,579
Accumulated other comprehensive income	1,727	—		1,727
Cumulative dividends in excess of earnings	(1,971,904)	1,971,904	[viii]	—
Cumulative net income attributable to common stockholders	—	536,772	[viii]	536,772
Cumulative dividends	—	(2,508,676)	[viii]	(2,508,676)

Total stockholders’ equity	3,212,693	—		3,212,693
Noncontrolling interests	83,674	—		83,674

Total equity	3,296,367	—		3,296,367

Total liabilities and equity	$6,814,908	$—		$6,814,908

[i]	To reclassify HTA’s balance for land held for development, previously disclosed as a component of Land on HTA’s condensed consolidated balance sheet, to Land held for development.
[ii]

To reclassify HTA’s balance for financing lease right-of-use assets, previously disclosed as a component of Receivables and other assets, net on HTA’s condensed consolidated balance sheet, to Financing lease right-of-use assets, net.

[iii]	To reclassify HTA’s Receivables and other assets, net (excluding financing lease right-of-use assets) to Other assets, net.
[iv]	To reclassify HTA’s Other intangibles, net to Other assets, net.
[v]	To reclassify HTA’s Debt to Notes and bonds payable.
[vi]

To reclassify HTA’s Security deposits, prepaid rent and other liabilities (excluding financing lease liabilities, as described below), and Intangible liabilities, net, each of which was previously disclosed as a separate component of HTA’s condensed consolidated balance sheet, to Other liabilities.

[vii]

To reclassify HTA’s balance for financing lease liabilities, previously disclosed as a component of Security deposits, prepaid rent, and other liabilities on HTA’s condensed consolidated balance sheet, to Financing lease liabilities.

[viii]	To reclassify HTA’s Cumulative dividends in excess of earnings to Cumulative net income attributable to common stockholders and Cumulative dividends.

Statements of Operations

The following table presents the impact of the reclassification adjustments on HTA’s historical condensed consolidated statement of operations for the three months ended March 31, 2022.

	Three Months Ended March 31, 2022
	Historical HTA Before Reclassification	Reclassification Adjustments	Note	Historical HTA After Reclassification
Revenues
Rental income	$200,243	$—		$200,243
Interest and other operating income	1,759	(1,759)	[i]	—
Interest from real estate notes receivable	—	1,706	[i]	1,706
Other operating	—	53	[i]	53

	202,002	—		202,002
Expenses
Rental	65,884	(65,884)	[ii]	—
Property operating	—	65,884	[ii]	65,884
General and administrative	12,448	—		12,448
Merger-related costs	6,018	—		6,018
Transaction	144	(144)	[iii]	—
Acquisition and pursuit costs	—	144	[iii]	144
Depreciation and amortization	75,386	—		75,386
Interest expense	23,940	(23,940)	[iv]	—
Impairment	—	—		—

	183,820	(23,940)		159,880
Other income (expense)
Loss on sales of real estate properties	(4)	—		(4)
Interest expense	—	(23,940)	[iv]	(23,940)
Impairment of real estate properties	—	—		—
Loss on sale of corporate asset, net	—	—		—
Equity (loss) income from unconsolidated joint venture	400	—		400
Other income	88	(88)	[v]	—
Interest and other expense, net	—	88	[v]	88

	484	(23,940)		(23,456)

Net income	$18,666	$—		$18,666
Net income attributable to non-controlling interests	(351)	—		(351)

Net income attributable to common stockholders	$18,315	$—		$18,315

[i]

To reclassify HTA’s Interest and other operating income, previously disclosed as a separate component on HTA’s condensed consolidated statement of operations, to Other operating and Interest from real estate notes receivable.

[ii]	To reclassify HTA’s Rental expenses, previously disclosed as a separate component on HTA’s condensed consolidated statement of operations, to Property operating expenses.
[iii]	To reclassify HTA’s Transaction expenses, previously disclosed as a separate component on HTA’s condensed consolidated statement of operations, to Acquisition and pursuit costs.
[iv]

To reclassify HTA’s Interest expense, previously disclosed as a separate component on HTA’s condensed consolidated statement of operations within operating expenses, to Interest expense, presented within the Other income (expense) section.

[v]	To reclassify HTA’s Other income, previously disclosed as separate component of HTA’s condensed consolidated statement of operations, into Interest and other expense, net.

The following table presents the impact of the reclassification adjustments on HTA’s historical consolidated statement of operations for the year ended December 31, 2021.

	Year Ended December 31, 2021
	Historical HTA Before Reclassification	Reclassification Adjustments	Note	Historical HTA After Reclassification
Revenues
Rental income	$763,923	$—		$763,923
Interest and other operating income	3,150	(3,150)	[i]	—
Interest from real estate notes receivable	—	2,922	[i]	2,922
Other operating	—	228	[i]	228

	767,073	—		767,073
Expenses
Rental	236,850	(236,850)	[ii]	—
Property operating	—	236,850	[ii]	236,850
General and administrative	49,744	—		49,744
Transaction	372	(372)	[iii]	—
Acquisition and pursuit costs	—	372	[iii]	372
Depreciation and amortization	303,834	—		303,834
Interest expense	92,762	(92,762)	[iv]	—
Impairment	22,938	(22,938)	[v]	—

	706,500	(115,700)		590,800
Other income (expense)
Gain on sales of real estate properties	39,228	—		39,228
Interest expense	—	(92,762)	[iv]	(92,762)
Impairment of real estate properties	—	(22,938)	[v]	(22,938)
Loss on sale of corporate asset, net	(2,106)	2,106	[vi]	—
Equity (loss) income from unconsolidated joint venture	1,604	—		1,604
Other income	485	(485)	[vi]	—
Interest and other expense, net	—	(1,621)	[vi]	(1,621)

	39,211	(115,700)		(76,489)

Net income	$99,784	$—		$99,784
Net income attributable to non-controlling interests	(1,768)	—		(1,768)

Net income attributable to common stockholders	$98,016	$—		$98,016

[i]

To reclassify HTA’s Interest and other operating income, previously disclosed as a separate component on HTA’s consolidated statement of operations, to Other operating and Interest from real estate notes receivable.

[ii]	To reclassify HTA’s Rental expenses, previously disclosed as a separate component on HTA’s consolidated statement of operations, to Property operating expenses.
[iii]	To reclassify HTA’s Transaction expenses, previously disclosed as a separate component on HTA’s consolidated statement of operations, to Acquisition and pursuit costs.
[iv]

To reclassify HTA’s Interest expense, previously disclosed as a separate component on HTA’s consolidated statement of operations within operating expenses, to Interest expense, presented within the Other income (expense) section.

[v]

To reclassify HTA’s Impairment, previously disclosed as a separate component on HTA’s consolidated statement of operations within operating expenses, to Impairment of real estate properties, presented within the Other income (expense) section.

[vi]	To combine HTA’s Loss on sale of corporate asset, net and Other income, previously disclosed as separate components of HTA’s consolidated statement of operations, into Interest and other expense, net.

Note 4 — Debt Financing Adjustments

As described above, HTA and HR expect that the Special Distribution and the transaction costs will be funded with a combination of capital contributed by one or more newly formed joint ventures and proceeds from asset sales. HTA and HR are in discussions with multiple potential joint venture partners and expect to contribute certain HTA properties into one or more joint ventures. However, the terms of any such potential joint ventures or asset sales are not yet known or probable and, therefore, these unaudited pro forma condensed consolidated financial statements reflect the payment of the Special Distribution and accrued transaction costs being funded with proceeds from the anticipated financing transactions described in the section titled “Summary — Financing Transactions” beginning on page 10 of this prospectus. Additionally, these unaudited pro forma condensed consolidated financial statements reflect the exchange offers with an assumed 100% participation prior to the Early Consent Date. HTA has evaluated the accounting impact of the debt modifications and refinancing transactions and reflected the anticipated impact within the unaudited pro forma condensed consolidated financial statements.

The following table summarizes the adjustments made to Notes and bonds payable as a result of the refinancing transactions as of March 31, 2022 (in thousands):

	Principal amount	New deferred financing costs	Total pro forma adjustment	Pro Forma Interest Rate
HTA Term Loan due 2027	300,000	2,298	297,702	SOFR, plus 1.05%
Delayed Draw Term Loan	192,000	2,244	189,756	SOFR, plus 1.05%
Asset Sale Term Loan	1,125,000	2,081	1,122,919	SOFR, plus 1.05%
HTA Notes Exchange	—	1,150	(1,150)	N/A
Extinguishment of HR’s Historical Revolver[1]	(334,000)	—	(334,000)	N/A

Total pro forma adjustment	$1,283,000	$7,773	$1,275,227	N/A

1	The Deferred financing costs associated with HR’s Historical Revolver of $0.8 million are not included within the table above as they are recorded within Other assets, net; see below.

The pro forma adjustment to Cash and cash equivalents reflects cash received from the debt financing of $1,263.9 million, which is net of deferred financing costs of $9.8 million associated with the revolving credit facility and third-party fees of $1.5 million associated with the HTA Notes that were expensed in the unaudited pro forma condensed consolidated statement of operations. In total, the pro forma condensed consolidated financial statements reflect $2.7 million of fees associated with the exchange offers, made up of $1.5 million of third-party fees, discussed above, and $1.2 million of deferred financing costs paid to bond holders which are recorded as a reduction to Notes and bonds payable in the table above. The pro forma adjustment to Other assets, net, reflects the net deferred financing costs associated with the refinancing of the revolving credit facilities of $9.0 million, including write-off of unamortized fees for the HR revolving credit facility. While no additional amounts were borrowed, after the refinancing, the Combined Company revolving credit facility has an interest rate of SOFR plus 1.05%. The deferred financing costs for the loans are recorded as a direct reduction to the carrying amount of the debt financing and will be amortized over the term of the financing arrangement. The pro forma adjustment to Cumulative net income attributable to common stockholders of $2.4 million relates to third-party fees expensed for the exchange offers and write-off of unamortized fees for the HR revolving credit facility.

The pro forma adjustment to Interest expense of $9.1 million and $52.8 million for the three months ended March 31, 2022 and the year ended December 31, 2021, respectively, reflects the estimated interest expense associated with the debt financing, assuming the debt financing was obtained on January 1, 2021 and was outstanding for the entire year ended December 31, 2021, and subsequently for the three months ended March 31, 2022. The interest rate for the variable rate debt assumed for purposes of preparing this pro forma financial information is based on a SOFR rate near the filing date. A change of 0.125% in the annual interest rate on the Combined Company debt would change pro forma interest expense by $0.8 million for the three months ended March 31, 2022 and $3.1 million for the year ended December 31, 2021, holding constant the outstanding principal balance of the Combined Company debt.

The pro forma adjustment to Net income attributable to non-controlling interests reflects the impact of the non-controlling interests’ share of the estimated interest expense associated with the debt financing.

Note 5 — Merger Transaction Adjustments

Estimated Preliminary Purchase Price

The unaudited pro forma condensed consolidated financial statements reflect the preliminary allocation of the purchase consideration to HTA’s identifiable net assets acquired. The preliminary allocation of purchase consideration in these unaudited pro forma condensed consolidated financial statements is based upon an estimated preliminary purchase price of approximately $10,639.6 million. The calculation of the estimated preliminary purchase price related to the Merger is as follows (in thousands, except share and per share data):

Amount
HTA Common Stock outstanding as of March 31, 2022, as adjusted(a)	228,516,312
Exchange Ratio	1.00

Implied HR Common Stock issued in consideration	228,516,312
HR Common Stock price as of June 7, 2022	$28.06

Value of implied HR Common Stock issued in consideration	$6,412,168
Estimated fair value of HTA Restricted Shares attributable to pre-combination services(b)	10,438

Estimated consideration transferred(c)	$6,422,606
Preliminary fair value of HTA’s debt assumed by HR	4,217,004

Total estimated preliminary purchase price	$10,639,610

a)

The number of shares of HTA Common Stock presented above is based on 229,076,322 total shares of HTA Common Stock outstanding as of March 31, 2022, less 560,010 unvested HTA Common Stock subject to forfeiture conditions outstanding immediately prior to the effective time of the Merger, or the Restricted Shares.

b)

Represents the estimated fair value of HTA Restricted Shares which will either fully vest prior to the closing of the Merger or will become fully vested as a result of the closing of the Merger and which are attributable to pre-combination services.

c)

Because the Merger is accounted for as a reverse acquisition, the fair value of the consideration transferred is measured based upon: (i) the number of shares of HR Common Stock, as the accounting acquirer, that would theoretically have to be issued to the stockholders of HTA to achieve the same ratio of ownership in the Combined Company upon completion of the Merger, and (ii) the fair value per implied share of HR Common Stock issued in consideration. As a result, the number of implied shares of HR Common Stock issued in consideration was computed based on the number of outstanding shares of HTA Common Stock prior to the Merger, divided by the Exchange Ratio.

The actual value of the implied HR Common Stock to be issued in the Merger will depend on the market price of shares of HR Common Stock at the closing date of the Merger, and therefore, the actual purchase price will fluctuate with the market price of HR Common Stock until the Merger is consummated. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the unaudited pro forma condensed consolidated financial statements. A 20.0% difference in HR’s implied stock price would change the purchase price by approximately $1,290.8 million, which would be recorded as an adjustment to the fair value of the net assets acquired, including goodwill as applicable.

The outstanding number of shares of HTA Common Stock may change prior to the closing of the Merger due to transactions in the ordinary course of business, including unknown changes in vesting of outstanding equity-based awards of HTA and any grants of new equity-based awards by HTA. These changes are not expected to have a material impact on the unaudited pro forma condensed consolidated financial statements.

Preliminary Purchase Price Allocation

The preliminary purchase price allocation to assets acquired and liabilities assumed is provided throughout these notes to the unaudited pro forma condensed consolidated financial statements. The following table provides a summary of the preliminary purchase price allocation by major categories of assets acquired and liabilities assumed based on management’s preliminary estimate of their respective fair values as of March 31, 2022, with the excess of the estimated preliminary consideration transferred over the fair value of net assets acquired recorded to goodwill (in thousands):

Amount
Total estimated preliminary consideration transferred	$6,422,606
Assets
Real estate investments	$10,522,814
Cash and cash equivalents and restricted cash(a)	105,992
Operating lease right-of-use assets	506,672
Investments in unconsolidated joint ventures	62,454
Other assets	133,068

Total assets acquired	$11,331,000

Liabilities
Notes and bonds payable(b)	$4,217,004
Accounts payable and accrued liabilities	159,659
Operating lease liabilities	214,364
Financing lease liabilities	16,908
Other liabilities	199,544

Total liabilities assumed	$4,807,479
Estimated preliminary fair value of net assets acquired	$6,523,521

Amount
Add: Estimated preliminary fair value of non-controlling interests	115,571

Goodwill	$14,656

a)

This balance includes the proceeds of an assumed draw on HTA’s anticipated financing transactions to fund $89.9 million of estimated transaction costs to be incurred by HR as a result of the Merger, which have not yet been reflected in HR’s historical consolidated financial statements.

b)

This balance includes an assumed draw on HTA’s anticipated financing transactions to fund $139.5 million of estimated transaction costs to be incurred by HTA as a result of the Merger, which have not yet been reflected in HTA’s historical consolidated financial statements.

The preliminary fair values of identifiable assets acquired and liabilities assumed are based on a valuation as of the assumed consummation date of the Merger that was prepared by HR with the assistance of a third-party valuation advisor. For the preliminary estimate of fair values of assets acquired and liabilities assumed of HTA, HR used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. The allocation is dependent upon certain valuation and other studies that have not yet been finalized. Accordingly, the pro forma preliminary purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed, and such differences could be material. In particular, the fair values of the assets and liabilities were estimated, in part, based upon the allocation of real estate and intangible lease assets and liabilities, and adjusted to reflect reasonable estimations for above-market and below-market leases, in-place lease values, and avoided lease origination costs, and to incorporate estimates for the mark-to-market adjustments of the real estate notes receivable, unsecured term loans and unsecured senior notes to be assumed in the Merger, all of which are based on HR’s historical experience with similar assets and liabilities. In determining the estimated fair value of HTA’s tangible and intangible assets, HR utilized a customary method, including the income approach. Amounts allocated to land, buildings and improvements, tenant improvements, and lease intangible assets and liabilities were based on an analysis performed by third parties based on HR’s, HTA’s and other portfolios with similar property characteristics. Amounts allocated to the real estate notes receivable, unsecured term loans and unsecured senior notes take into account a market-based measurement using quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.) and inputs that are derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).

The purchase price allocation presented above has not been finalized. The final determination of the allocation of the purchase price will be based on the fair value of the assets acquired and liabilities assumed as of the actual closing date of the Merger and will be completed after the Merger is consummated. The final determination of these estimated fair values, the assets’ useful lives and the depreciation and amortization methods are dependent upon certain valuations and other analyses that have not yet been completed, and as previously stated could differ materially from the amounts presented in the unaudited pro forma condensed consolidated financial statements. The final determination will be completed as soon as practicable but no later than one year after the consummation of the Merger. Any increase or decrease in the fair value of the net assets acquired, as compared to the information shown herein, could change the portion of the purchase consideration allocable to goodwill and could impact the operating results of the Combined Company following the Merger due to differences in the allocation of the purchase consideration, as well as changes in the depreciation and amortization related to some of the acquired assets.

Balance Sheet

The pro forma adjustments reflect the effect of the Merger on HR’s and HTA’s historical condensed consolidated balance sheets as if the Merger occurred on March 31, 2022.

Assets

1)

The pro forma adjustments for Land and Buildings and improvements reflect: (i) the elimination of HTA’s historical carrying values of $609.2 million for Land and $6,744.9 million for Buildings and improvements; and (ii) the recognition of the fair value of these assets of $1,015.4 million for Land and $8,159.1 million for Buildings and improvements, based upon the preliminary valuation of the tangible real estate assets acquired. For information regarding the valuation methodology applied to these assets, refer to the “Preliminary Purchase Price Allocation” section of Note 5. The pro forma adjustments are presented as follows (in thousands):

	Estimated fair value	Less: Elimination of historical carrying value	Total pro forma adjustment
Land	$1,015,434	$(609,158)	$406,276
Buildings and improvements	8,159,120	(6,744,865)	1,414,255

2)

The pro forma adjustment for Lease intangibles reflects: (i) the elimination of HTA’s historical carrying value of these assets, net of the associated accumulated amortization, of $393.8 million, and (ii) the recognition of the fair value of lease intangibles of $1,273.3 million, based upon the preliminary valuation of the intangible real estate assets acquired. For information regarding the valuation methodology applied to these assets, refer to the “Preliminary Purchase Price Allocation” section of Note 5. The following table summarizes the major classes of lease intangible assets acquired (in thousands):

Amount
Preliminary allocation of fair value:
In-place leases	$1,005,042
Leasing commissions and marketing costs	268,268
Less: Elimination of historical carrying value of lease intangibles	(393,756)

Total pro forma adjustment	$879,554

3)	Financing lease right-of-use assets were adjusted by $8.0 million to recognize the fair value of acquired below-market ground leases, based upon the preliminary valuation of these contracts.
4)	Accumulated depreciation and amortization was adjusted to eliminate HTA’s historical accumulated depreciation and amortization balances of $1,650.3 million.
5)

The pro forma adjustment to cash and cash equivalents reflect: (i) the payment of the Special Distribution to HTA’s stockholders of $1,123.7 million immediately prior to the closing of the Merger, (ii) the payment of Merger-related costs that are not currently reflected in the historical consolidated financial statements of HR and HTA of $139.5 million.

6)

Operating lease right-of-use assets were adjusted by $278.7 million to reflect: (i) the remeasurement of the operating lease liabilities, as described in item 10 below, and (ii) the recognition of the fair value of acquired below-market ground leases of $292.1 million, based upon the preliminary valuation of these contracts.

7)

The pro forma adjustment for Goodwill reflects the recognition of the preliminary goodwill balance associated with the Merger of $14.7 million based on the preliminary purchase price allocation. For additional information, refer to the “Preliminary Purchase Price Allocation” section of Note 5.

8)

Other assets, net were adjusted to: (i) eliminate the historical carrying values of HTA’s real estate notes receivable, straight-line rent receivables, net, deferred leasing costs, net, lease incentives, net, above-market lease intangible assets, net, and unamortized deferred financing costs for HTA’s unsecured revolving credit facility; and (ii) to recognize the fair value of HTA’s real estate notes receivable and above-market lease intangible assets based on the preliminary purchase price allocation. For information regarding the valuation methodology applied to the real estate notes receivable and above-market lease intangible assets, refer to the

“Preliminary Purchase Price Allocation” section of Note 5. The following table summarizes the pro forma adjustments to Other assets, net (in thousands):

Amount
Elimination of historical carrying values:
Real estate notes receivable	$72,701
Straight-line rent receivables, net	146,379
Deferred leasing costs, net	47,612
Lease incentives, net	3,447
Above-market lease intangible assets, net	10,011
Unamortized deferred financing costs for HTA’s unsecured revolving credit facility	11,057
Recognition of estimated fair values:
Real estate notes receivable	70,135
Above-market lease intangible assets	559

Total pro forma adjustment	$(220,513)

Liabilities

9)

The pro forma adjustments for Notes and bonds payable reflect: (i) the elimination of HTA’s historical carrying values of unsecured term loans and unsecured senior notes of $4,330.3 million; and (ii) the recognition of the fair value of the unsecured term loans and unsecured senior notes of $4,220.5 million, based upon the preliminary valuation of these debt instruments. For information regarding the valuation methodology applied to the unsecured term loans and unsecured senior notes, refer to the “Preliminary Purchase Price Allocation” section of Note 5. The unaudited pro forma condensed consolidated financial statements reflect the debt financing discussed in Note 4 as a liability assumed in the Merger. The debt financing is assumed at fair value.

10)

The pro forma adjustment for Operating lease liabilities represents the remeasurement of HTA’s operating lease liabilities upon completion of the Merger, based on the present value as of March 31, 2022 of remaining lease payments.

11)

The pro forma adjustments for Other liabilities, net reflect: (i) the elimination of HTA’s historical carrying value for deferred revenue totaling $19.5 million, (ii) the elimination of HTA’s historical carrying value for intangible liabilities, net of the associated accumulated amortization, of $30.0 million, and (iii) the recognition of the fair value of these intangible liabilities of $157.2 million, based upon the preliminary valuation of the intangible lease liabilities assumed. For information regarding the valuation methodology applied to the lease intangible liabilities, refer to the “Preliminary Purchase Price Allocation” section of Note 5.

Equity

12)	The following table summarizes pro forma adjustments for stockholders’ equity (in thousands):

	Common stock	Additional paid-in capital	Accumulated other comprehensive loss	Cumulative net income attributable to common stockholders	Cumulative dividends
Payment of the Special Distribution(a)	$—	$—	$—	$—	$(1,104,147)
Implied Merger consideration(b)	2,285	6,420,321	—	—	—
Merger-related transaction costs(c)(d)	—	7,975	—	(147,521)	—
Elimination of HTA’s historical equity balances	(2,291)	(5,180,579)	(1,727)	(487,160)	3,612,823

Total pro forma adjustment	$(6)	$1,247,717	$(1,727)	$(634,681)	$2,508,676

a)	The pro forma adjustment represents the payment of the Special Distribution of $4.82 per share to HTA’s stockholders immediately prior to the closing of the Merger.
b)

The pro forma adjustment represents: (i) the conversion of HTA’s historical common stock balance to the estimated value of the Combined Company’s common stock, and (ii) the conversion of HTA’s historical additional paid-in-capital balance into the Combined Company’s additional paid-in capital, including the implied Merger consideration, as described in the “Estimated Preliminary Purchase Price” section of Note 5.

c)

The pro forma adjustment to cumulative net income attributable to common stockholders represents $139.5 million of estimated transaction costs to be incurred as a result of the Merger, which have not yet been reflected in HTA’s or HR’s historical consolidated financial statements. Of the total amount of estimated transaction costs, $49.6 million is expected to be recognized as an expense in HTA’s pre-Merger statement of operations and therefore is reflected as a liability assumed by HR. Such costs are initially reflected as a reduction in cumulative net income attributable to common stockholders with an offset in the amount of cumulative net income attributable to common stockholders that is eliminated together with other historical equity balances of HTA.

d)

The pro forma adjustment to Additional paid-in capital includes the impact of post-Merger compensation expense of $8.0 million related to HTA Restricted Shares for which vesting will be accelerated as a result of the Merger and for which such acceleration was determined to be an expense of the Combined Company. This pro forma adjustment is reflected as an increase in Additional paid-in capital with a corresponding decrease in Cumulative net income attributable to common stockholders.

13)

The pro forma adjustment represents: (i) the elimination of HTA’s historical carrying values of non-controlling interests of $83.7 million; and (ii) the recognition of the fair value of the non-controlling interests of $115.6 million.

Statements of Operations

The pro forma adjustments reflect the effect of the Merger on HR’s and HTA’s historical consolidated statements of operations as if the Merger occurred on January 1, 2021.

Revenue

14)	Rental income

The historical rental income for HR and HTA represents contractual and straight-line rent and amortization of above-market and below-market lease intangibles associated with the leases in effect during the period presented. The adjustments included in the unaudited pro forma condensed consolidated statements of operations are presented to: (i) eliminate the historical straight-line rent and amortization of above-market and below-market lease intangibles for HTA’s real estate properties, and (ii) adjust contractual rental property revenue for the acquired properties to a straight-line basis and amortize above-market and below-market lease intangibles recognized as a result of the Merger.

The pro forma adjustment for the amortization of above-market and below-market lease intangibles recognized as a result of the Merger was estimated based on a straight-line methodology and the estimated remaining weighted average contractual, in-place lease term of 5.3 years. The lease intangible asset and liability fair values and estimated amortization expense may differ materially from the preliminary determination within these unaudited pro forma condensed consolidated financial statements. The pro forma adjustments to rental income do not purport to be indicative of the expected change in rental income of the Combined Company in any future periods.

The following table summarizes the adjustments made to rental income for the three months ended March 31, 2022 (in thousands):

	Elimination of historical amounts	Recognition of post- Merger amounts	Total pro forma adjustment
Straight-line rent	$(3,101)	$8,190	$5,089
Amortization of above-market and below-market lease intangibles	(483)	7,388	6,905

Total pro forma adjustment	$(3,584)	$15,578	$11,994

The following table summarizes the adjustments made to rental income for the year ended December 31, 2021 (in thousands):

	Elimination of historical amounts	Recognition of post- Merger amounts	Total pro forma adjustment
Straight-line rent	$(17,906)	$29,167	$11,261
Amortization of above-market and below-market lease intangibles	(2,044)	29,552	27,508

Total pro forma adjustment	$(19,950)	$58,719	$38,769

Expenses

15)

Represents an adjustment to increase ground leases rent expense by $2.0 million for the three months ended March 31, 2022 and $7.9 million for the year ended December 31, 2021 as a result of the revaluation of operating lease right-of-use assets and recognition of below-market ground lease intangible assets, net of the elimination of historical amortization of above- and below-market ground leases. The adjustment is computed based on a straight-line approach and a weighted average remaining lease term of 46.4 years. The fair value adjustment on HTA’s ground leases may differ materially from the preliminary determination within these unaudited pro forma condensed consolidated financial statements. The pro forma adjustments to property operating expense do not purport to be indicative of the expected change in ground rent expense of the Combined Company in any future periods.

16)

Represents an adjustment to recognize additional post-Merger compensation expense of $8.0 million for the year ended December 31, 2021 related to HTA Restricted Shares for which vesting will be accelerated as a result of the Merger and for which such acceleration was determined to be an expense of the Combined Company. The pro forma adjustment to general and administrative expense does not purport to be indicative of the expected change in compensation expense of the Combined Company in any future periods.

17)

The adjustments included in the unaudited pro forma condensed consolidated statements of operations are presented to: (i) eliminate the historical depreciation and amortization expense of HTA, and (ii) to recognize additional depreciation and amortization expense associated with the fair value of acquired real estate tangible and intangible assets.

The pro forma adjustment for the depreciation and amortization of acquired assets is calculated using a straight-line methodology and is based on estimated useful lives for land improvements, buildings and improvements, lease intangibles, and personal property. For purposes of the unaudited pro forma condensed consolidated statements of operations, the weighted average useful life for land improvements is 33.9 years; the weighted average useful life for buildings and improvements is 33.8 years; the weighted average useful life for tenant improvements is 5.2 years; the weighted average remaining contractual, in-place lease term is 5.3 years; and the weighted average remaining lease term of ground leases classified as financing leases is 49.1 years. The fair value of acquired real estate tangible and intangible assets, estimated useful lives of such assets, and estimated depreciation and amortization expense may differ materially from the preliminary determination within these unaudited pro forma condensed consolidated financial statements. The pro forma adjustments to depreciation and amortization expense are not necessarily indicative of the expected change in depreciation and amortization expense of the Combined Company in any future periods.

The following table summarizes adjustments made to depreciation and amortization expense by asset category for HTA’s real estate properties to be acquired as part of the Merger for the three months ended March 31, 2022 and the year ended December 31, 2021 (in thousands):

	For the three months ended March 31, 2022	For the year ended December 31, 2021
Land improvements	$1,956	$7,825
Buildings and improvements	83,067	332,267
In-place leases, leasing commissions, and marketing costs	60,062	240,249
Less: Elimination of historical depreciation and amortization	(75,386)	(303,834)

Total pro forma adjustment	$69,699	$276,507

18)

Represents the adjustment for additional Merger-related costs of $139.5 million for the year ended December 31, 2021 resulting from estimated transaction-related costs not yet incurred; these estimated transaction costs consist primarily of financial and other advisor fees, legal fees, severance and other separation benefits, and transfer taxes.

19)

The pro forma adjustments to interest expense reflect the impact of the Merger on the amounts recognized in HTA’s historical condensed consolidated statement of operations and consolidated statement of operations from: (i) the elimination of historical deferred financing cost amortization related to HTA’s existing indebtedness, (ii) the elimination of historical amortization on net discounts associated with HTA’s existing indebtedness, and (iii) the amortization of the fair value adjustment on HTA’s unsecured term loans and unsecured senior notes assumed in the Merger (in thousands):

	For the three months ended March 31, 2022	For the year ended December 31, 2021
Elimination of historical deferred financing costs amortization	$2,129	$4,766
Elimination of historical amortization of net discounts	(14)	(60)
Amortization of the fair value adjustment on unsecured term loans and unsecured senior notes	(3,185)	(12,738)

Total pro forma adjustment	$(1,070)	$(8,032)

The pro forma adjustment for the amortization of the fair value adjustment on HTA’s debt assumed in the Merger was estimated based on a straight-line approach and the weighted average remaining contractual term of 4.2 years for unsecured term loans and 8.1 years for unsecured senior notes. The fair value adjustment on HTA’s debt and estimated amortization expense may differ materially from the preliminary determination within these unaudited pro forma condensed consolidated financial statements. The pro forma adjustments to interest expense do not purport to be indicative of the expected change in interest expense of the Combined Company in any future periods.

20)

The pro forma adjustment to Net income attributable to non-controlling interests reflects the impact of the Merger transaction adjustments described above on the amounts recognized in HTA’s historical condensed consolidated statement of operations.

Note 6 — Pro Forma Loss per Common Share

The following table summarizes the unaudited pro forma loss per common share for the three months ended March 31, 2022 and the year ended December 31, 2021 as if the Pro Forma Transactions occurred on January 1, 2021 (in thousands, except share and per share data):

	For the three months ended March 31, 2022	For the year ended December 31, 2021
Numerator
Pro forma net loss available to common stockholders	$(8,112)	$(283,792)
Denominator
HR historical weighted average common shares outstanding	148,963,000	142,637,166
HTA Common Stock converted into HR Common Stock (228,516,312 and 228,516,312 shares outstanding for the three months ended March 31, 2022 and for the year ended December 31, 2021, respectively, multiplied by the Exchange Ratio of 1.00)	228,516,312	228,516,312
Plus: HTA Restricted Shares which will become fully vested as a result of the closing of the Merger	560,010	560,010

Pro forma weighted average HR common shares outstanding — basic and dilutive	378,039,322	371,713,488

Pro forma loss per common share:
Basic and Diluted	$(0.02)	$(0.76)

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the HTA Notes in connection with the exchange offers. In exchange for issuing the HTA Notes and paying the cash consideration, we will receive the tendered HR Notes. The HR Notes surrendered in connection with the exchange offers will be retired and cancelled and will not be reissued.

CAPITALIZATION

The following table sets forth our cash, debt and capitalization as of March 31, 2022 on:

•	an actual basis; and

•	a pro forma basis giving effect to the Pro Forma Transactions (as defined and described under “Unaudited Pro Forma Condensed Consolidated Financial Statements”) related thereto.

If less than all of the outstanding HR Notes are validly tendered prior to the Early Consent Date, such notes will remain outstanding after giving effect to the acquisition of HR and the transactions related thereto and completion of the exchange offers and the amount of corresponding HTA Notes will be reduced by the amount that so remains outstanding.

You should read this table in conjunction with our consolidated financial statements and related notes, incorporated by reference in this prospectus and the unaudited pro forma condensed combined financial information included in this prospectus.

You should read the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included in the Quarterly Reports on Form 10-Q for the quarter ended March 31, 2022 of each of HTA and HR, which are incorporated by reference into this prospectus and the unaudited pro forma condensed consolidated financial information included in this prospectus. The following information is unaudited.

	As of March 31, 2022
(dollars in thousands, except per share data)	HTA Actual	HR Actual	Pro Forma
Cash and cash equivalents	$10,944	$22,694	$34,274
Unsecured revolving credit facility	25,000	334,000	24,962
2025 Term Loan, net of fees	297,769		301,076
2024 Term Loan, net of fees	199,285		200,058
2028 Term Loan, net of fees			297,702
2023 Term Loan, net of fees			189,756
Asset sale term loan, net of fees			1,122,919
3.500% Senior Notes due 2026	602,852		599,852
3.750% Senior Notes due 2027	496,333		505,639
3.100% Senior Notes due 2030	643,970		619,891
2.00% Senior Notes due 2031	788,675		692,688
2024 Term Loan, net of fees		199,516	199,516
2026 Term Loan, net of fees		149,412	149,412
3.875% Senior Notes due 2025, net of discount and fees		249,107	248,820
3.625% Senior Notes due 2028, net of discount and fees		296,738	296,451
2.400% Senior Notes due 2030, net of discount and fees		296,901	296,613
2.050% Senior Notes due 2031, net of discount and fees		295,487	295,199
Mortgage notes payable, net of discounts and including premiums	—	86,277	86,277

Total debt obligations	3,053,884	1,907,438	6,126,831
Stockholders’ equity:
Preferred stock, $0.01 par value;	—	—	—
Common stock, $0.01 par value;	2,291	1,516	3,801
Additional paid-in capital	5,180,579	3,999,060	10,427,356
Accumulated other comprehensive income (loss)	1,727	(3,736)	(3,736)
Cumulative net income attributable to common stockholders	536,772	1,308,385	1,208,087
Cumulative dividends	(2,508,676)	(3,092,343)	(3,092,343)

Total stockholders’ equity	3,212,693	2,212,882	8,543,165

Total capitalization	$6,266,577	$4,120,320	$14,669,996

INDEBTEDNESS

The following is a discussion of the indebtedness of each of HTA, HTA OP and HR as of the date of this prospectus and the treatment of the indebtedness of the Combined Company after giving effect to the consummation of the Merger.

HTA and HTA OP Debt

HTA’s debt consisted of the following as of March 31, 2022, December 31, 2021 and 2020, respectively:

	December 31,		March 31, 2022
Dollar in thousands	2021	2020
Unsecured revolving credit facility	$—	$—	$25,000
Unsecured term loans	500,000	500,000	500,000
Unsecured senior notes	2,550,000	2,550,000	2,550,000
Fixed rate mortgages	—	—	—

	3,050,000	3,050,000	3,075,000
Deferred financing costs, net	(17,975)	(19,157)	(17,199)
Net premium (discount)	(3,903)	(3,844)	(3,917)

Total	$3,028,122	$3,026,999	$3,053,884

Unsecured Revolving Credit Facility due 2025

On October 6, 2021, HTA entered into a third amended and restated revolving credit and term loan agreement, or HTA Credit Agreement, which includes an unsecured revolving credit facility in an aggregate maximum principal amount of $1.0 billion, or HTA Revolver, and a term loan facility in an aggregate maximum principal amount of $300.0 million. HTA Credit Agreement extended the maturities of the unsecured revolving credit facility and the unsecured term loan to October 31, 2025. The maximum principal amount of HTA Credit Agreement may be increased by up to $750.0 million, subject to certain conditions, for a total principal amount of $2.05 billion. Borrowings under HTA Revolver bear interest at a per annum rate equal to LIBOR plus a margin ranging from 0.725% to 1.40% based on HTA’s credit rating. HTA is also required to pay a facility fee on the aggregate commitments under HTA Revolver at a per annum rate ranging from 0.125% to 0.30% based on HTA’s credit rating. HTA incurred financing costs of $6.2 million in relation to the credit facility, which are currently being amortized through the maturity date. As of March 31, 2022, HTA had $25.0 million outstanding under the HTA Revolver. The margin associated with Company borrowings was 0.85% per annum and the facility fee was 0.20% per annum.

$300.0 Million Unsecured Term Loan due 2025

Under HTA Credit Agreement as noted above, HTA has a $300.0 million unsecured term loan with a maturity date of October 31, 2025. Borrowings under this unsecured term loan bear interest at a per annum rate equal to LIBOR, plus a margin ranging from 0.80% to 1.60% per annum based on HTA’s credit rating. The margin associated with HTA’s borrowings as of December 31, 2021 was 0.95% per annum. HTA incurred financing costs of $1.8 million in relation to the unsecured term loan, which are being amortized through the maturity date. HTA has interest rate swaps hedging the floating interest rate, which resulted in a fixed rate of 2.37% per annum, based on HTA’s current credit rating. The current hedging arrangement matures on February 1, 2023. As of March 31, 2022, HTA had $300.0 million under this unsecured term loan outstanding.

$200.0 Million Unsecured Term Loan due 2024

In 2018, HTA OP entered into a modification of the $200.0 million unsecured term loan previously due in 2023. The modification decreased pricing at HTA’s current credit rating by 65 basis points and extended the maturity date to January 15, 2024. The other material terms of the unsecured term loan prior to the modification remained substantially unchanged. Borrowings under the unsecured term loan accrue interest at a rate equal to LIBOR, plus a margin ranging from 0.75% to 1.65% per annum based on HTA’s credit rating. The margin associated with HTA’s borrowings as of March 31, 2022 was 1.00% per annum. HTA OP had interest rate swaps on the balance, which resulted in a fixed interest rate at 2.32% per annum. As of March 31, 2022, HTA OP had $200.0 million under this unsecured term loan outstanding.

$600.0 Million Unsecured Senior Notes due 2026

In September 2019, in connection with the $650.0 million unsecured senior notes due 2030 referenced below, HTA OP issued $250.0 million as additional unsecured senior notes to the $350.0 million aggregate principal of senior notes issued on July 12, 2016, all of which are guaranteed by HTA. These unsecured senior notes are registered under the Securities Act, bear interest at 3.50% per annum and are payable semi-annually. Additionally, these unsecured senior notes were offered at 103.66% and 99.72%, respectively, of the principal amount thereof, with an effective yield to maturity of 2.89% and 3.53%, respectively, per annum. As of March 31, 2022, HTA OP had $600.0 million of these unsecured senior notes outstanding that mature on August 1, 2026.

$500.0 Million Unsecured Senior Notes due 2027

In 2017, HTA OP issued $500.0 million of unsecured senior notes that are guaranteed by HTA. These unsecured senior notes are registered under the Securities Act, bear interest at 3.75% per annum and are payable semi-annually. Additionally, these unsecured senior notes were offered at 99.49% of the principal amount thereof, with an effective yield to maturity of 3.81% per annum. As of March 31, 2022, HTA OP had $500.0 million of these unsecured senior notes outstanding that mature on July 1, 2027.

$650.0 Million Unsecured Senior Notes due 2030

In September 2019, in connection with the $250.0 million additional unsecured senior notes due 2026 referenced above, HTA OP issued $650.0 million of unsecured senior notes that are guaranteed by HTA. These unsecured senior notes are registered under the Securities Act, bear interest at 3.10% per annum and are payable semi-annually. Additionally, these unsecured senior notes were offered at 99.66% of the principal amount thereof, with an effective yield to maturity of 3.14% per annum. As of March 31, 2022, HTA OP had $650.0 million of these unsecured senior notes outstanding that mature on February 15, 2030.

$800.0 Million Unsecured Senior Notes due 2031

In September 2020, HTA OP issued $800.0 million of unsecured senior notes that are guaranteed by HTA. These unsecured senior notes are registered under the Securities Act, bear interest at 2.00% per annum and are payable semi-annually. Additionally, these unsecured notes were offered at 99.20% of the principal amount thereof, with an effective yield to maturity of 2.09% per annum. HTA incurred financing costs of $6.8 million in relation to this transaction, which are being amortized through the maturity date. As of March 31, 2022, HTA OP had $800.0 million of these unsecured senior notes outstanding that mature on March 15, 2031.

HR Debt

HR’s debt consisted of the following, as of March 31, 2022, December 31, 2021 and 2020, respectively:

	December 31,		March 31, 2022
Dollars in thousands	2021	2020
Unsecured Credit Facility	$210,000	$—	$334,000
Unsecured Term Loan due 2024	199,460	199,236	199,516
Unsecured Term Loan due 2026	149,376	149,479	149,412
Senior Notes due 2025, net of discount and fees	249,040	248,776	249,107
Senior Notes due 2028, net of discount and fees	296,612	296,123	296,738
Senior Notes due 2030, net of discount and fees	296,813	296,468	296,901
Senior Notes due 2031, net of discount and fees	295,374	294,924	295,487
Mortgage notes payable	104,650	117,763	86,277

	$1,801,325	$1,602,769	$1,907,438

Unsecured Credit Facility

On October 14, 2011, HR entered into a $700.0 million unsecured credit facility with a syndicate of lenders, or the HR Unsecured Credit Facility. On May 31, 2019, HR entered into an amendment and restatement of the HR Unsecured Credit Facility to extend the maturity date to May 2023. The HR Unsecured Credit Facility provides HR with two six-month extension options that could extend the maturity date to May 2024. Each option is subject to an extension fee of 0.0625% of the aggregate commitments. Amounts outstanding under the HR Unsecured Credit Facility bear interest at LIBOR plus an applicable margin rate. The margin rate, which depends on HR’s credit ratings, ranges from 0.775% to 1.45% (0.90% as of December 31, 2021). In addition, HR pays a facility fee per annum on the aggregate amount of commitments ranging from 0.125% to 0.30% (0.20% as of December 31, 2021). In connection with the amendment and restatement, HR paid up-front fees to the lenders of approximately $3.5 million, which will be amortized over the term of the facility. As of March 31, 2022, HR had $334.0 million outstanding under the HR Unsecured Credit Facility with an effective interest rate of approximately 1.35% as of March 31, 2022, and had a remaining borrowing capacity of approximately $366.0 million as of March 31, 2022.

Unsecured Term Loan due 2024

In February 2014, HR entered into a $200.0 million unsecured term loan with a syndicate of nine lenders, or the Unsecured Term Loan due 2024. On July 5, 2016, HR repaid $50.0 million of the outstanding principal. On May 31, 2019, HR entered into an amended and restated unsecured term loan due 2022 with a syndicate of nine lenders to extend the maturity date to May 2024, to increase the loan amount from $150.0 million to $200.0 million, and to add the unsecured term loan due 2026 (discussed below). The Unsecured Term Loan due 2024 bears interest at a rate equal to (x) LIBOR plus (y) a margin ranging from 0.85% to 1.65% (1.00% as of December 31, 2021) based upon HR’s unsecured debt ratings. Payments under the Unsecured Term Loan due 2024 are interest only, with the full amount of the principal due at maturity. The Unsecured Term Loan due 2024 may be prepaid at any time, without penalty. The Unsecured Term Loan due 2024 has various financial covenant provisions that are required to be met on a quarterly and annual basis that are equivalent to those of the Unsecured Credit Facility. As of March 31, 2022, HR had interest rate swaps totaling $75.0 million to hedge the 1-month LIBOR portion of the cost of borrowing under the Unsecured Term Loan due 2024 at a weighted average rate of 2.37%. The outstanding balance on the Unsecured Term Loan due 2024 was $200.0 million as of March 31, 2022 with an effective interest rate of approximately 2.03% including the impact of the interest rate swaps. In connection with the amendment and restatement, HR paid up-front fees to the lenders of approximately $0.7 million, of which $0.4 million was capitalized and will be amortized over the term of the loan, and $0.3 million was expensed during the second quarter of 2019. For each of the years ended December 31, 2021, 2020, and 2019, HR amortized approximately $0.2 million of the debt issuance costs which is included in interest expense on HR’s Consolidated Statements of Income.

Unsecured Term Loan due 2026

On May 31, 2019, HR amended and restated its term loan agreement with a syndicate of lenders, or the Unsecured Term Loan due 2026. The Unsecured Term Loan due 2026 has a delayed draw feature that allowed HR up to nine months to draw against the $150.0 million commitments. HR completed its initial draw of

$150.0 million on the Unsecured Term Loan due 2026 on May 29, 2020. The Unsecured Term Loan due 2026 bears interest at a rate equal to LIBOR plus a margin ranging from 1.45% to 2.40%. On June 1, 2021, HR entered into a second amendment to the Amended and Restated Term Loan, dated May 31, 2019, that reduced the current interest rate to LIBOR plus a margin ranging from 0.80% to 1.60% (0.95% as of December 31, 2021). With the amendment, HR paid up front fees of approximately $0.5 million, of which $0.2 million was paid to lenders and capitalized and amortized over the remainder of the term of the loan, and $0.3 million was paid to lenders as administration fees and was expensed in the second quarter of 2021. In addition, the amendment added a sustainability metric incentive tied to increasing HR’s properties with green building certifications. As of

March 31, 2022, HR had interest rate swaps totaling $100.0 million to hedge the 1-month LIBOR portion of the cost of borrowing under the Unsecured Term Loan due 2026 at a weighted average rate of 2.23%. The outstanding balance on the Unsecured Term Loan due 2026 was $150.0 million as of March 31, 2022 with an effective interest rate of approximately 2.52% including the impact of the interest rate swaps. For the years ended December 31, 2021 and December 31, 2020, HR amortized approximately $0.1 million of the debt issuance costs which is included in interest expense on HR’s Consolidated Statements of Income.

Senior Notes due 2025

On April 24, 2015, HR issued $250.0 million of unsecured senior notes due 2025, or the Senior Notes due 2025, in a registered public offering. The Senior Notes due 2025 bear interest at 3.875%, payable semi-annually on May 1 and November 1, beginning November 1, 2015, and are due on May 1, 2025, unless redeemed earlier by HR. The notes were issued at a discount of approximately $0.2 million and HR incurred approximately $2.3 million in debt issuance costs which yielded a 4.08% interest rate per annum upon issuance. For each of the years ended December 31, 2021, 2020, and 2019, HR amortized approximately $0.2 million of the debt issuance costs which is included in interest expense on HR’s Consolidated Statements of Income. The Senior Notes due 2025 currently have various financial covenants that are required to be met on a quarterly and annual basis.

Senior Notes due 2028

On December 11, 2017, HR issued $300.0 million of unsecured Senior Notes due 2028, or the Senior Notes due 2028, in a registered public offering. The Senior Notes due 2028 bear interest at 3.625%, payable semi- annually on January 15 and July 15, beginning July 15, 2018, and are due on January 15, 2028, unless redeemed earlier by HR. The Senior Notes due 2028 were issued at a discount of approximately $2.5 million and HR incurred approximately $2.7 million in debt issuance costs which yielded a 3.84% interest rate per annum upon issuance. For the year ended December 31, 2021, HR amortized approximately $0.2 million of the discount and $0.3 million of the debt issuance costs which are included in interest expense on HR’s Consolidated Statements of Income. The Senior Notes due 2028 currently have various financial covenants that are required to be met on a quarterly and annual basis.

Senior Notes due 2030

On March 18, 2020, HR issued $300.0 million of unsecured Senior Notes due 2030, or the Senior Notes due

2030, in a registered public offering. The Senior Notes due 2030 bear interest at 2.40%, payable semi- annually on March 15 and September 15, beginning September 15, 2020, and are due on March 15, 2030, unless redeemed earlier by HR. The Senior Notes due 2030 were issued at a discount of approximately $1.0 million and HR incurred approximately $2.8 million in debt issuance costs which yielded a 2.71% interest rate per annum upon issuance. For the year ended December 31, 2021, HR amortized approximately $0.1 million of the discount and $0.3 million of the debt issuance costs which are included in interest expense on HR’s Consolidated Statements of Income. The Senior Notes due 2030 currently have various financial covenants that are required to be met on a quarterly and annual basis.

Senior Notes due 2031

On October 2, 2020, HR issued $300.0 million of unsecured Senior Notes due 2031, or the Senior Notes due 2031, in a registered public offering. The Senior Notes due 2031 bear interest at 2.05%, are payable semi- annually on March 15 and September 15, beginning March 15, 2021, and are due on March 15, 2031, unless redeemed earlier by HR. The Senior Notes due 2031 were issued at a discount of approximately $2.4 million and HR incurred approximately $2.8 million in debt issuance costs which yielded a 2.24% interest rate per annum upon issuance. For the year ended December 31, 2021, HR amortized approximately $0.2 million of the discount and $0.2 million of the debt issuance costs which are included in interest expense on HR’s Consolidated Statements of Income. The Senior Notes due 2031 currently have various financial covenants that are required to be met on a quarterly and annual basis.

Mortgage Notes Payable

For the years ended December 31, 2021, 2020 and 2019, HR amortized approximately $0.1 million, $0.4 million and $0.6 million of the discount, respectively, and $0.5 million, $0.4 million, and $0.4 million of the premium, respectively. For the years ended December 31, 2021, 2020 and 2019, HR also amortized approximately $0.3 million, $0.2 million, and $0.2 million of the debt issuance costs, respectively, on the mortgage notes payable which is included in interest expense on HR’s Consolidated Statements of Income. At March 31, 2022, HR had $86.3 million in mortgage notes payable, net of discounts and issuance costs and including premiums.

Treatment of Debt for the Combined Company

On May 13, 2022, HTA and HTA OP entered into a new term loan agreement, which we refer to as the Term Loan Agreement, with JPMorgan Chase Bank, N.A., as administrative agent, and a syndicate of other lenders named therein, whom we refer to collectively as the Term Loan Lenders, pursuant to which the Term Loan Lenders committed to fund a term loan facility in an aggregate principal amount not to exceed $1.125 billion, which we refer to as the Term Loan. As of the date of the filing of this prospectus, the Term Loan is unfunded.

The Term Loan is scheduled to mature on the first anniversary of the funding date, or the Initial Maturity Date. The Company has the right to extend the maturity date of the Term Loan to the second anniversary of the funding date, or the Final Maturity Date, subject to the satisfaction of certain customary terms set forth in the Term Loan Agreement. The Company must repay the aggregate outstanding principal amount of the Term Loan, together with all accrued but unpaid interest, fees and other obligations owing under the Term Loan, on the Initial Maturity Date or, if applicable, the Final Maturity Date. In addition, in connection with certain capital raising transactions, asset sales and debt incurrences, including the Asset Transfers and the Joint Ventures, the Company is required to prepay the Term Loan with all of the net proceeds received by the Company from such transactions, subject to certain exceptions set forth in the Term Loan Agreement. The Term Loan may be prepaid at any time in whole or in part without fees or penalty, subject to the payment of customary breakage costs. The Company’s obligations under the Term Loan Agreement are unsecured.

Borrowings under the Term Loan will bear interest at either the “Base Rate” or the “Adjusted Term SOFR Rate”

as the Company may request:

(a) The “Base Rate” is equal to the greatest of the prime rate, a rate based on the Federal Reserve Bank of New York’s federal funds rate plus of 0.5%, and a rate based on the CME Group Benchmark Administration Limited’s forward-looking secured overnight financing rate for a one month interest period plus 1.0%, plus in any case a variable interest rate margin determined by the Company’s corporate debt ratings. The additional interest rate margin ranges from 0.00% to 0.600% per annum in the case of loans (or any portion thereof) that bears interest based on the “Base Rate”; and

(b) The “Adjusted Term SOFR Rate” is equal to a rate based on the CME Group Benchmark Administration Limited’s forward-looking secured overnight financing rate plus 0.10%, plus a variable interest rate margin determined by the Company’s corporate debt ratings. The additional interest rate margin ranges from 0.800% to 1.600% per annum in the case of loans (or any portion thereof) that bears interest based on the “Adjusted Term SOFR Rate”.

It is expected that the Term Loan would only be drawn by the Company in the event and to the extent that proceeds from the Asset Transfers and Joint Ventures are not sufficient, or are not available at the time of the closing of the Merger, to fund the Special Distribution. The Term Loan, if needed, would be sufficient to finance the aggregate Special Distribution to the Company’s stockholders. In connection with the effectiveness of the Term Loan Agreement and the escrow arrangements relating to the Credit Agreement (described below), the Company terminated the commitments with respect to the $1.7 billion bridge financing facility contemplated under the Merger Agreement.

HTA, HTA OP, and HR have also negotiated and secured lending commitments for the Credit Agreement with the Credit Facility Lenders. The parties to the Credit Agreement delivered signatures to the Credit Agreement and other related loan documents on May 13, 2022, with such signatures held in escrow pursuant to a closing agreement. Signatures will be automatically released and the Credit Agreement will become effective upon the closing of the Merger and delivery of other customary closing deliverables. The Credit Agreement restructures HTA’s, HTA OP’s and HR’s existing bank facilities and adds additional borrowing capacities for the Combined Company following the Merger, which we refer to as the Credit Facility.

The Credit Facility will be comprised of an unsecured $1.5 billion revolving credit facility and six individual term loan tranches totaling $1.5 billion. A brief summary of the components and the effect of the Credit Facility on existing facilities is as follows:

•	HR’s existing $700.0 million revolving credit facility, which we refer to as the HR Revolver and matures in May 2023, will be terminated and the outstanding balance paid off.

•

The Company’s existing $1.0 billion revolving credit facility, which we refer to as the Revolver, (a) will be amended to conform to the HR Revolver terms; (b) will be upsized to $1.5 billion and (c) will become the Combined Company’s surviving revolving credit facility. The Revolver currently matures in October 2025 and the Credit Facility adds an additional one-year extension option, for a total of two, one-year extension options.

•

HR’s existing $200.0 million term loan facility will be amended: (a) as set forth in the Credit Facility; (b) to include two, one-year extension options, resulting in an all-in maturity of May 2026; and (c) to reprice to align with the Combined Company’s other term loan facilities.

•	HR’s existing $150.0 million term loan facility will be amended as set forth in the Credit Facility. The maturity date in June 2026 will remain unchanged.

•	The Company’s existing $300.0 million term loan facility will be amended as set forth in the Credit Facility. The maturity date in October 2025 will remain unchanged.

•

The Company’s existing $200.0 million term loan facility, which we refer to as the Company Term Loan II, will be extended from the current maturity of January 2024 to a date that is five years from the closing of the Merger. The Company Term Loan II will also be repriced to align with the Combined Company’s other term loan facilities.

•

The Credit Facility will also provide for a new $350.0 million delayed-draw term loan, which we refer to as the New DDTL Term Loan, that has an initial maturity of one year from the closing of the Merger with two additional one-year extension options. The New DDTL Term Loan will conform to the Revolver and pricing will align with the Combined Company’s other term loan facilities.

•

The Credit Facility will provide for a new $300.0 million term loan facility, which we refer to as the New Term Loan, that will have a maturity of five years and six months from the closing of the Merger, with no extension options. The New Term Loan will conform to the Revolver terms and pricing will align with the Combined Company’s other term loan facilities.

Revolving loans outstanding under the Credit Facility will bear interest at a rate equal to the Adjusted Term SOFR plus an applicable margin rate. The margin rate, which will depend on the Combined Company’s credit ratings, ranges from 0.725% to 1.40% per annum (currently 0.85%). Term loans outstanding under the Credit Facility will bear interest at a rate equal to the Adjusted Term SOFR plus an applicable margin rate. The margin rate, which will depend on the Combined Company’s credit ratings, ranges from 0.80% to 1.60% per annum (currently 0.95%). In addition, the Combined Company will pay a facility fee on the aggregate amount of commitments for both revolving loans and term loans at a rate per annum ranging from 0.125% to 0.30% (currently 0.20%).

The Credit Agreement regarding the Credit Facility contains covenants that are customary for agreements of this type. These covenants include, among others: a limitation on the incurrence of additional indebtedness; a limitation on mergers, investments, acquisitions, redemptions of capital stock, transactions with affiliates; and maintenance of specified financial ratios.

The Credit Agreement also contains customary provisions relating to events of default for agreements of this type. The nonpayment of any outstanding principal, interest, fees or amounts due under the Credit Facility and the failure to perform or observe covenants in the loan documents, among other things, could result in events of default.

THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS

Purpose of the Exchange Offers and Consent Solicitations

HTA OP is conducting the exchange offers to simplify its capital structure and to give existing holders of HR Notes the option to obtain securities issued by HTA OP and guaranteed by HTA. HTA OP is conducting the consent solicitations to eliminate substantially all of the restrictive covenants in the HR Indenture. Completion of the exchange offers and consent solicitations is expected to ease administration of the Combined Company’s indebtedness.

Terms of the Exchange Offers and Consent Solicitations

In the exchange offers, we are offering in exchange for a holder’s outstanding HR Notes the following HTA Notes, as applicable to the corresponding HR Notes:

Aggregate Principal Amount	Series of Notes Issued by HR to be Exchanged	Series of Notes to be Issued by HTA OP	Semi-Annual Interest Payment Dates for Both HR and HTA Notes
$250,000,000	3.875% Senior Notes due 2025	3.875% Senior Notes due 2025	May 1 and November 1
$300,000,000	3.625% Senior Notes due 2028	3.625% Senior Notes due 2028	January 15 and July 15
$300,000,000	2.400% Senior Notes due 2030	2.400% Senior Notes due 2030	March 15 and September 15
$300,000,000	2.050% Senior Notes due 2031	2.050% Senior Notes due 2031	March 15 and September 15

Specifically, (i) in exchange for each $1,000 principal amount of HR Notes that is validly tendered prior to the Early Consent Date, and not validly withdrawn, holders will receive the Total Consideration and (ii) in exchange for each $1,000 principal amount of HR Notes that is validly tendered after the Early Consent Date but prior to the Expiration Date, and not validly withdrawn, holders will receive only the Exchange Consideration, which is equal to the Total Consideration less the Early Participation Premium.

The HTA Notes will be issued only in denominations of $2,000 and whole multiples of $1,000. See “Description of New HTA Notes — General.” If HTA OP would be required to issue an HTA Note in a denomination other than $2,000 or a whole multiple of $1,000, HTA OP will, in lieu of such issuance:

•	issue an HTA Note in a principal amount that has been rounded down to the nearest lesser whole multiple of $2,000 and $1,000 integral multiples in excess thereof; and

•	pay a cash amount equal to:

(i)    the difference between (i) the principal amount of the HTA Notes to which the tendering holder would otherwise be entitled and (ii) the principal amount of the HTA Note actually issued in accordance with this paragraph; plus

(ii)    accrued and unpaid interest on the principal amount representing such difference to the Settlement Date; provided, however, that you will not receive any payment for interest on this cash amount or any accrued or unpaid interest by reason of any delay on the part of the exchange agent in making delivery or payment to the holders entitled thereto or any delay in the allocation or crediting of securities or monies received by DTC to participants in DTC or in the allocation or crediting of securities or monies received by participants to beneficial owners and in no event will HTA OP be liable for interest or damages in relation to any delay or failure of payment to be remitted to any holder.

The interest rate, interest payment dates, redemption terms and maturity of each series of HTA Notes to be issued by HTA OP in the exchange offers will be the same as those of the corresponding series of HR Notes to be exchanged. The HTA Notes received in exchange for the tendered HR Notes will accrue interest from (and including) the most recent date to which interest has been paid on those HR Notes; provided, that interest will only accrue with respect to the aggregate principal amount of HTA Notes you receive, which may be less than the principal amount of HR Notes you tendered for exchange. Except as otherwise set forth above, you will not receive a payment for accrued and unpaid interest on HR Notes you exchange at the time of the exchange.

Each series of HTA Notes is a new series of debt securities that will be issued under the HTA Indenture. The terms of the HTA Notes will include those expressly set forth in such notes and the HTA Indenture and those made part of the HTA Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

In conjunction with the exchange offers, we are also soliciting consents from the holders of each series of HR Notes to effect a number of amendments to the HR Indenture under which each such series of notes were issued and are governed. You may not consent to the proposed amendments to the HR Indenture without tendering your HR Notes in the appropriate exchange offer and you may not tender your HR Notes for exchange without consenting to the applicable proposed amendments. By tendering your HR Notes for exchange, you will be deemed to have validly delivered your consent to all the proposed amendments to the HR Indenture under which those notes were issued with respect to that specific series, as further described under “The Proposed Amendments.”

The consummation of the exchange offers and consent solicitations are subject to, and conditional upon, the satisfaction or waiver of the conditions discussed under “The Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations,” including the Requisite Consents and the consummation of the Merger. We may, at our option and in our sole discretion, waive any such conditions, except the requirement that the Merger be consummated. For information about other conditions to our obligations to complete the exchange offers, see “The Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations.” For a description of the proposed amendments, see “The Proposed Amendments.”

If the Requisite Consents are received and accepted, then HR and the trustee under the HR Indenture will execute a supplemental indenture effectuating the proposed amendments with respect to such series. Under the terms of this supplemental indenture, the proposed amendments will become effective on the Settlement Date, assuming the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Merger) of the conditions discussed under “The Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations.” Each non-consenting holder of a series of HR Notes will be bound by the applicable terms of the supplemental indenture.

Conditions to the Exchange Offers and Consent Solicitations

The consummation of the exchange offers and consent solicitations is subject to, and conditional upon, the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Merger) of the following conditions: (a) the receipt of the Requisite Consents described above under “— Terms of the Exchange Offers and Consent Solicitations,” (b) the valid tender (without valid withdrawal) of a majority in aggregate principal amount of the HR Notes held by persons other than HR or any person directly or indirectly controlling or controlled or under direct or indirect common control with HR as of the Expiration Date, as it may be extended at HTA OP’s discretion, (c) the consummation of the Merger and (d) the following statements are true:

(1)     In our reasonable judgment, no action or event has occurred or been threatened (including a default under an agreement, indenture or other instrument or obligation to which we or one of our affiliates is a party or by which we or one of our affiliates is bound), no action is pending, no action has been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction has been promulgated, enacted, entered, enforced or deemed applicable to the exchange offers, the exchange of HR Notes under an exchange offer, the consent solicitations or the proposed amendments, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:

•	challenges the exchange offers, the exchange of HR Notes under an exchange offer, the consent solicitations or the proposed amendments or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offers, the exchange of HR Notes under an exchange offer, the consent solicitations or the proposed amendments; or

•

in our reasonable judgment, could materially affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of HTA OP and its subsidiaries, taken as a whole, or materially impair the contemplated benefits to HTA OP of the exchange offers, the exchange of HR Notes under an exchange offer, the consent solicitations or the proposed amendments, or might be material to holders of HR Notes in deciding whether to accept the exchange offers and give their consents;

(2) None of the following has occurred:

•	any general suspension of or limitation on trading in securities on any United States national securities exchange or in the over-the-counter market (whether or not mandatory);

•	a material impairment in the general trading market for debt securities;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory);

•	a commencement or escalation of a war, armed hostilities, terrorist act or other national or international crisis directly or indirectly relating to the United States;

•

any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States;

•	any material adverse change in United States securities or financial markets generally; or

•	in the case of any of the foregoing existing at the time of the commencement of the exchange offers, a material acceleration or worsening thereof; and

(3) The trustee under the HR Indenture has executed and delivered a supplemental indenture relating to the proposed amendments and has not objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of, any of the exchange offers, the exchange of HR Notes under an exchange offer, the consent solicitations or our ability to effect the proposed amendments, nor has the trustee taken any action that challenges the validity or effectiveness of the procedures used by us in soliciting consents (including the form thereof) or in making the exchange offers, the exchange of the HR Notes under the exchange offers or the consent solicitations.

(4) The registration statement of which this prospectus forms a part shall have been declared effective by the SEC on or prior to the Expiration Date and shall remain effective on the Settlement Date.

All of these conditions are for our sole benefit and may be waived by us, in whole or in part in our sole discretion except that we may not waive the condition requiring the consummation of the Merger. Any determination made by us concerning these events, developments or circumstances shall be conclusive and binding, subject to the rights of the holders of the HR Notes to challenge such determination in a court of competent jurisdiction.

Expiration Date; Extensions; Amendments

The Expiration Date for the exchange offers and consent solicitations shall be the time immediately following 5:00 p.m., New York City time, on July 20, 2022, subject to our right to extend that date and time in our sole discretion, in which case the Expiration Date shall be the latest date and time to which we have extended the relevant exchange offer.

Subject to applicable law, we expressly reserve the right, in our sole discretion, with respect to the exchange offers and consent solicitations for each series of HR Notes to:

(1) delay accepting any HR Notes, to extend the exchange offers and consent solicitations or to terminate the exchange offers and consent solicitations and not accept any HR Notes; and

(2) amend, modify or waive in part or whole, at any time, or from time to time, the terms of the exchange offers and consent solicitations in any respect, including waiver (other than the waiver of the condition requiring consummation of the Merger) of any conditions to consummation of the exchange offers and consent solicitations.

If we exercise any such right, we will give written notice thereof to the exchange agent and will make a public announcement thereof as promptly as practicable. Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offers and consent solicitations, we will not be obligated to publish, advertise or otherwise communicate any such public announcement, other than by making a timely press release to any appropriate news agency.

The minimum period during which the exchange offers and consent solicitations will remain open following material changes in the terms of the exchange offers and consent solicitations or in the information concerning the exchange offers and consent solicitations will depend upon the facts and circumstances of such change, including the relative materiality of the changes.

In accordance with Rule 14e-1 under the Exchange Act, if we elect to change the consideration offered or the percentage of HR Notes sought, the relevant exchange offers and consent solicitations will remain open for a minimum ten business-day period following the date that the notice of such change is first published or sent to holders of the HR Notes.

If the terms of the exchange offers and consent solicitations are amended in a manner determined by us to constitute a material change adversely affecting any holder of the HR Notes, we will promptly disclose any such amendment in a manner reasonably calculated to inform holders of the HR Notes of such amendment, and will extend the relevant exchange offers and consent solicitations, or if the Expiration Date has passed, provide additional withdrawal rights, for a time period that we deem appropriate, depending upon the significance of the amendment and the manner of disclosure to the holders of the HR Notes, if the exchange offers and consent solicitations would otherwise expire during such time period.

Effect of Tender

Any tender of an HR Note by a noteholder that is not validly withdrawn prior to the Expiration Date will constitute a binding agreement between that holder and HTA OP and a consent to all of the proposed amendments, upon the terms and subject to the conditions of the relevant exchange offer. The acceptance of the exchange offers by a tendering holder of HR Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered HR Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

If the proposed amendments to the HR Indenture have been adopted with respect to the HR Notes of a series, the amendments will apply to all HR Notes of such series that are not acquired in the exchange offers, even though all of the holders of those HR Notes did not consent to the proposed amendments. Thereafter, all such HR Notes will be governed by the relevant HR Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of those securities compared to those currently in the HR Indenture or those applicable to the HTA Notes. In particular, holders of the HR Notes under the amended HR Indenture will no longer receive annual, quarterly and other reports from HR, and will no longer be entitled to the benefits of various covenants, and other provisions. See “Risk Factors — Risks Related to the Exchange Offers and the Consent Solicitations — The proposed amendments to the HR Indenture will afford reduced protection to remaining holders of HR Notes.”

Absence of Dissenters’ Rights

Holders of the HR Notes do not have any appraisal or dissenters’ rights under New York law, the law governing the HR Indenture and the HR Notes, or under the terms of the HR Indenture in connection with the exchange offers and consent solicitations.

Acceptance of HR Notes for Exchange; HTA Notes

Assuming the conditions to the exchange offers are satisfied or waived (other than the waiver of the condition requiring consummation of the Merger), we will issue new HTA Notes in book-entry form and pay the cash consideration in connection with the exchange offers promptly on the Settlement Date (in exchange for HR Notes that are properly tendered (and not validly withdrawn) before the Expiration Date and accepted for exchange).

We will be deemed to have accepted validly tendered HR Notes (and will be deemed to have accepted validly delivered consents to the proposed amendments for the HR Indenture) if and when we have given oral or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offers, delivery of HTA Notes and payment of the cash consideration in connection with the exchange of HR Notes accepted by us will be made by the exchange agent on the Settlement Date upon receipt of such notice. The exchange agent will act as agent for participating holders of the HR Notes for the purpose of receiving consents and HR Notes from, and transmitting HTA Notes and the cash consideration to, such holders. If any tendered HR Notes are not accepted for any reason set forth in the terms and conditions of the exchange offers or if HR Notes are withdrawn prior to the Expiration Date of the exchange offers, such unaccepted or withdrawn HR Notes will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offers.

Procedures for Consenting and Tendering

If you hold HR Notes and wish to have those notes exchanged for HTA Notes and the cash consideration, you must validly tender (or cause the valid tender of) your HR Notes using the procedures described in this prospectus. The proper tender of HR Notes will constitute an automatic consent to the proposed amendments to the HR Indenture.

The procedures by which you may tender or cause to be tendered HR Notes will depend upon the manner in which you hold the HR Notes, as described below.

HR Notes Held with DTC

Pursuant to authority granted by DTC, if you are a DTC participant that has HR Notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your HR Notes and deliver a consent as if you were the record holder. Accordingly, references herein to record holders include DTC participants with HR Notes credited to their accounts. Within two business days after the date of this prospectus, the exchange agent will establish accounts with respect to the HR Notes at DTC for purposes of the exchange offers.

Tender of HR Notes (and corresponding consents thereto) will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Any DTC participant may tender HR Notes and thereby deliver a consent to the proposed amendments to the HR Indenture by effecting a book-entry transfer of the HR Notes to be tendered in the exchange offers into the account of the exchange agent at DTC and electronically transmitting its acceptance of the exchange offers through DTC’s ATOP before the Expiration Date of the exchange offers.

If ATOP procedures are followed, DTC will verify each acceptance transmitted to it, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent.

An agent’s message, and any other required documents, must be transmitted to and received by the exchange agent prior to the Expiration Date of the exchange offers at one of its addresses set forth on the back cover page of this prospectus. Delivery of these documents to DTC does not constitute delivery to the exchange agent.

There is no letter of transmittal in connection with the exchange offers.

HR Notes Held Through a Nominee

Currently, all of the HR Notes are held in book-entry form and can only be tendered by following the procedures described above under “— HR Notes Held with DTC.” However, if you are a beneficial owner of HR Notes that are subsequently issued in certificated form and that are held of record by a custodian bank, depositary, broker, trust company or other nominee, and you wish to tender HR Notes in the exchange offers, you should contact the record holder promptly and instruct the record holder to tender the HR Notes and thereby deliver a consent on your behalf using one of the procedures described above.

Withdrawal of Tenders and Revocation of Corresponding Consents

Tenders of HR Notes in connection with any of the exchange offers may be withdrawn at any time prior to the Expiration Date of the particular exchange offer. Tenders of HR Notes may not be withdrawn at any time thereafter. Consents to the proposed amendments in connection with the consent solicitations may be revoked at any time prior to the Expiration Date of the particular consent solicitation, but may not be withdrawn at any time thereafter. A valid withdrawal of tendered HR Notes prior to the Expiration Date will be deemed to be a concurrent revocation of the related consent to the proposed amendments to the HR Indenture and a valid revocation of a consent to the proposed amendments to the HR Indenture will be deemed to be a concurrent withdrawal of the tendered HR Notes.

Beneficial owners desiring to withdraw HR Notes previously tendered through the ATOP procedures should contact the DTC participant through which they hold their HR Notes. In order to withdraw HR Notes previously tendered, a DTC participant may, prior to the Expiration Date of the exchange offers, withdraw its instruction previously transmitted through ATOP by (1) withdrawing its acceptance through ATOP, or (2) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. Withdrawal of a prior instruction will be effective upon receipt of such notice of withdrawal by the exchange agent. All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program, except that signatures on the notice of withdrawal need not be guaranteed if the HR Notes being withdrawn are held for the account of an eligible institution. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through ATOP to which the withdrawal relates. A DTC participant may withdraw a tender only if the withdrawal complies with the provisions described in this section.

If you are a beneficial owner of HR Notes issued in certificated form and have tendered these notes (but not through DTC) and you wish to withdraw your tendered notes, you should contact the exchange agent for instructions.

Withdrawals of tenders of HR Notes may not be rescinded and any HR Notes withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offers. Properly withdrawn HR Notes, however, may be re-tendered by following the procedures described above at any time prior to the Expiration Date of the applicable exchange offer.

Miscellaneous

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of HR Notes in connection with the exchange offers will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any HR Notes in the exchange offers, and our interpretation of the terms and conditions of the exchange offers will be final and binding on all parties. None of HTA, HTA OP, HR, the exchange agent, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Tenders of HR Notes involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. HR Notes received by the exchange agent in connection with any exchange offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to (i) you by mail if they were tendered in certificated form or (ii) if they were tendered through the ATOP procedures, to the DTC participant who delivered such HR Notes by crediting an account maintained at DTC designated by such DTC participant, in either case promptly after the Expiration Date of the applicable exchange offer or the withdrawal or termination of the applicable exchange offer.

We may also in the future engage in other liability management transactions or seek to acquire untendered HR Notes in open market or privately negotiated transactions, through subsequent tender offers, exchange offers or otherwise. The terms of any of those purchases or offers could differ from the terms of these exchange offers.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and sale of HR Notes to us in the exchange offers. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holders or any other persons, will be payable by the tendering holder.

If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the HR Notes tendered by such holder.

U.S. Federal Backup Withholding

Under current U.S. federal income tax law, the exchange agent (as payer) may be required under the backup withholding rules to withhold a portion of any payments made to certain holders (or other payees) of HR Notes pursuant to the exchange offers and consent solicitations. To avoid such backup withholding, each tendering holder of HR Notes must timely provide the exchange agent with such holder’s correct taxpayer identification number (“TIN”) on IRS Form W-9 (available from the IRS by calling 1-800-TAX-FORM (1-800-829-3676) or from the IRS website at http:// www.irs.gov), or otherwise establish a basis for exemption from backup withholding (currently imposed at a rate of 24%). Certain holders (including, among others, all corporations and certain foreign persons) are exempt from these backup withholding requirements. Exempt holders should furnish their TIN, provide the applicable codes in the box labeled “Exemptions,” and sign, date and send the IRS Form W-9 to the exchange agent. Foreign persons, including entities, may qualify as exempt recipients by submitting to the exchange agent a properly completed and currently effective IRS Form W-8BEN (or other applicable form), signed under penalties of perjury, attesting to that holder’s foreign status. The applicable IRS Form W-8 can be obtained from the IRS or from the exchange agent. If a holder is an individual who is a U.S. citizen or resident, the TIN is generally his or her social security number. If the exchange agent is not provided with the correct TIN, a penalty may be imposed by the IRS and/or payments made with respect to HR Notes exchanged pursuant to the exchange offers and consent solicitations may be subject to backup withholding. Failure to comply truthfully with the backup withholding requirements, if done willfully, may also result in the imposition of criminal and/or civil fines and penalties. See IRS Form W-9 for additional information.

If backup withholding applies, the exchange agent is required to withhold on any payments made to the tendering holders (or other payee). Backup withholding is not an additional tax. A holder subject to the backup withholding rules will be allowed a credit of the amount withheld against such holder’s U.S. federal income tax liability, and, if backup withholding results in an overpayment of tax, the holder may be entitled to a refund, provided the requisite information is correctly furnished to the IRS in a timely manner.

Each of HTA, HTA OP and HR reserves the right in its sole discretion to take all necessary or appropriate measures to comply with its respective obligations regarding backup withholding.

Exchange Agent

D.F. King & Co., Inc. has been appointed the exchange agent for the exchange offers and consent solicitations. Consents and all correspondence in connection with the exchange offers should be sent or delivered by each holder of HR Notes, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address and telephone numbers set forth on the back cover page of this prospectus. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

D.F. King & Co., Inc. has been appointed as the information agent for the exchange offers and the consent solicitations, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this prospectus should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this prospectus. Holders of any HR Notes issued in certificated form and that are held of record by a custodian bank, depositary, broker, trust company or other nominee may also contact such record holder for assistance concerning the exchange offers.

Dealer Manager & Solicitation Agent

We have retained Wells Fargo Securities, LLC to act as dealer manager and solicitation agent in connection with the exchange offers and consent solicitations and, subject to the consummation of the Merger, will pay the dealer manager and solicitation agent a customary fee as compensation for their services. We will also reimburse the dealer manager and solicitation agent for certain expenses, which HR shall reimburse to HTA if the Merger is not consummated in accordance with the terms of the Merger Agreement. The obligations of the dealer manager and solicitation agent to perform this function are subject to certain conditions. We have agreed to indemnify the dealer manager and solicitation agent against certain liabilities, including liabilities under the federal securities laws. Questions regarding the terms of the exchange offers or the consent solicitations may be directed to the dealer manager at their respective addresses and telephone numbers set forth on the back cover page of this prospectus.

The dealer manager and solicitation agent and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The dealer manager and solicitation agent and its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses. In particular, the dealer manager and its affiliates will be a documentation agent and lender in the Term Loan Facility and will be the administrative agent, joint lead arranger, joint bookrunner and a lender in the Credit Facility.

In the ordinary course of their various business activities, the dealer manager and solicitation agent and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The dealer manager and solicitation agent and/or their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. The dealer manager and solicitation agent and/or their respective affiliates may actively trade and tender the HR Notes as part of the exchange offers and consent solicitations.

Other Fees and Expenses

The expenses of soliciting tenders and consents with respect to the HR Notes will be borne by us; however, in the event that the Merger is not consummated in accordance with the terms of the Merger Agreement, HR shall reimburse HTA for such expenses.

Tendering holders of HR Notes will not be required to pay any fee or commission to the dealer manager and solicitation agent. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

DESCRIPTION OF THE DIFFERENCES BETWEEN THE HTA NOTES AND THE HR NOTES

The following is a summary comparison of certain terms of the HTA Notes and the HR Notes that differ, but it is not a complete comparison of all applicable comparable terms. The HTA Notes issued in the applicable exchange offers will be governed by the HTA Indenture. This summary does not purport to be complete and is qualified in its entirety by reference to the HTA Indenture and the related forms of notes and officers’ certificates described in the “Description of New HTA Notes” section and the HR Indenture. Copies of those indentures and forms of notes are filed as exhibits to the registration statement of which this prospectus forms a part and are also available from the information agent upon request.

The HR Notes represent, as of the date of this prospectus, the only debt securities outstanding under the HR Indenture.

As used under this caption “Description of the Differences between the HTA Notes and the HR Notes,” the term “Company” means Healthcare Trust of America Holdings, LP, the issuer of the HTA Notes, or Healthcare Realty Trust Incorporated, the issuer of the HR Notes, as applicable, and does not include any of their subsidiaries. The term “Guarantor” means Healthcare Trust of America, Inc., and does not include any of its subsidiaries. Certain terms used under this caption with respect to the HTA Notes and the HTA Indenture are defined under this caption or under the captions “Description of New HTA Notes” in this prospectus, and you should carefully review those definitions. Other terms used under this caption and not otherwise defined in this prospectus have the meanings given to those terms in the HTA Indenture or the related forms of notes or the HR Indenture, as applicable. Article and section references in the descriptions of the notes below are references to the applicable indenture under which the notes were or will be issued.

The description of the HR Notes reflects the HR Notes as currently constituted and does not reflect any changes to the covenants and other terms of the HR Notes or the HR Indenture that may be effected following the consent solicitations as described under “The Proposed Amendments.”

	HR Notes	New HTA Notes
Definitions; Debt

In the case of the 2025 Notes and 2028 Notes

Section 101 of the HR Base Indenture:

“Debt” of the Company or any Subsidiary means any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of (without duplication) (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any Subsidiary, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of

Section 1.01 of the HTA Base Indenture and each HTA Supplemental Indenture:

“Debt” means any of the Company’s or any of its Subsidiaries’ indebtedness, whether or not contingent, in respect of (without duplication) (1) borrowed money evidenced by bonds, notes, debentures or similar instruments, (2) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any of its Subsidiaries, but only to the extent of the lesser of (a) the amount of indebtedness so secured and (b) the fair market value (determined in good faith by the board of directors of such Person or, in the case of the Company or

HR Notes	New HTA Notes

credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations under any title retention agreement, (iv) the principal amount of all obligations of the Company or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock, (v) every Hedging Obligation or (vi) any lease of property by the Company or any Subsidiary as lessee which is reflected on the Company’s consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than the Company or any Subsidiary).

In the case of the 2030 Notes and 2031 Notes

Section 1.02 of the Eighth Supplemental Indenture and Ninth Supplemental Indenture:

“Debt” of the Company or any Subsidiary means any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of (without duplication) (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any one of its Subsidiaries, by the Board of Directors) of the property subject to such mortgage, pledge, lien, charge, encumbrance or security interest, (3) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, or (4) any lease of property by the Company or any of its Subsidiaries as lessee which is reflected on the Company’s consolidated balance sheet as a financing lease in accordance with generally accepted accounting principles; but only to the extent, in the case of items of indebtedness under (1) through (3) above, that any such items (other than letters of credit) would appear as a liability on the Company’s consolidated balance sheet in accordance with generally accepted accounting principles. The term “Debt” also includes, to the extent not otherwise included, any obligation of the Company or any of its Subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business or for the purposes of guaranteeing the payment of all amounts due and owing pursuant to leases to which the Company or any of its Subsidiaries are a party and have assigned its or their interest, provided that such assignee of the Company or its Subsidiary is not in default of any amounts due and owing under such leases), Debt of

	HR Notes	New HTA Notes
	Subsidiary, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations under any title retention agreement, (iv) the principal amount of all obligations of the Company or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock, (v) every Hedging Obligation or (vi) any Capital Lease, and also includes, to the extent not otherwise included, any obligation by the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than the Company or any Subsidiary).	another Person (other than the Company or any of its Subsidiaries) (it being understood that Debt shall be deemed to be incurred by the Company or any of its Subsidiaries whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof). In the case of items of indebtedness under (4) above, the term “Debt” will exclude any lease of property by the Company or any of its Subsidiaries as lessee which is reflected on the Company’s consolidated balance sheet as an operating lease in accordance with generally accepted accounting principles.

Limitation on Total Outstanding Debt

Section 1004 of the HR Base Indenture, as supplemented by Section 4.01 of each supplemental indenture establishing the terms of the HR Notes:

The Company will not, and will not permit any Subsidiary to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) is greater than 60% of the sum of (without duplication) (i) the Total Assets of the Company and its Subsidiaries as of the end of the

Section 4.09(a) of the HTA Base Indenture and each HTA Supplemental Indenture:

The Company will not, and will not permit any of its Subsidiaries to, incur any Debt (including (i) guarantees of Debt incurred by the Guarantor and (ii) guarantees of debt of a Subsidiary of the Guarantor that is not a Subsidiary of the Company), other than Intercompany Debt and guarantees of Debt incurred by the Company or its Subsidiaries in compliance with this indenture, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, the aggregate principal amount of all of the Company’s and its Subsidiaries’ outstanding

	HR Notes	New HTA Notes
	calendar quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.	Debt on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of (without duplication) (1) Total Assets as of the end of the Company’s most recently completed fiscal quarter prior to the incurrence of such additional Debt and (2) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any of its Subsidiaries since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

Limitation on Secured Debt

Section 1004 of the HR Base Indenture, as supplemented by Section 4.02 of each supplemental indenture establishing the terms of the HR Notes:

The Company will not, and will not permit any Subsidiary to, incur any Debt secured by any Lien upon any of the property of the Company or any Subsidiary if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries (determined on a consolidated basis in accordance with GAAP), which is secured by any Lien on property of the Company or any Subsidiary, is greater than 40% of the sum of (without duplication) (i) the Total Assets of the Company and its Subsidiaries

Section 4.09(b) of the HTA Base Indenture and each HTA Supplemental Indenture:

The Company will not, and will not permit any of its Subsidiaries to, incur any Debt (including (i) guarantees of Debt incurred by the Guarantor and (ii) guarantees of debt of a Subsidiary of the Guarantor that is not a Subsidiary of the Company), other than Intercompany Debt and guarantees of Debt incurred by the Company or its Subsidiaries in compliance with this indenture, secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the Company’s or any of its Subsidiaries’ property if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, the aggregate principal amount of all of the Company’s and its Subsidiaries’ outstanding

	HR Notes	New HTA Notes
	as of the end of the calendar quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.	Debt on a consolidated basis which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on the Company’s or its Subsidiaries’ property is greater than 40% of the sum of(without duplication) (1) Total Assets as of the end of the Company’s most recently completed fiscal quarter prior to the incurrence of such additional Debt and (2) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any of its Subsidiaries since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt; provided, that for purposes of this limitation, the amount of obligations under capital leases shown as a liability on the Company’s consolidated balance sheet shall be deducted from Debt and from Total Assets.

Debt Service Coverage Ratio Test

Section 1004 of the HR Base Indenture, as supplemented by Section 4.04 of each supplemental indenture establishing the terms of the HR Notes:

The Company will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Consolidated Interest Expense for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1.0 on a pro forma basis after giving effect thereto and to the

Section 4.09(c) of the HTA Base Indenture and each HTA Supplemental Indenture:

The Company will not, and will not permit any of its Subsidiaries to, incur any Debt (including (i) guarantees of Debt incurred by the Guarantor and (ii) guarantees of debt of a Subsidiary of the Guarantor that is not a Subsidiary of the Company), other than Intercompany Debt and guarantees of Debt by the Company or its Subsidiaries in compliance with this indenture, if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the four consecutive fiscal quarters most

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application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Company and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Debt by the Company and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (iii) in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by the Company or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.	recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5 to 1.0, on an unaudited pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that: (1) such Debt and any other Debt incurred by the Company and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (2) the repayment or retirement of any other Debt by the Company and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (3) in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period, with the appropriate adjustments with respect to such acquisition being included in such unaudited pro forma calculation; and (4) in the case of any acquisition or disposition by the Company or its Subsidiaries of any asset or group of assets or other placement of any assets in service or removal of any assets from service by the Company or any of its Subsidiaries since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition, disposition, placement in service or removal from

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service, or any related repayment of Debt had occurred as of the first day of such period, with the appropriate adjustments with respect to such acquisition, disposition, placement in service or removal from service, being included in such unaudited pro forma calculation.

Maintenance of Unencumbered Total Asset Value

Section 1004 of the HR Base Indenture, as supplemented by Section 4.03 of each supplemental indenture establishing the terms of the HR Notes:

The Company and its Subsidiaries will not at any time own Total Unencumbered Assets equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of the Company and its Subsidiaries on a consolidated basis.

Section 4.09(d) of the HTA Base Indenture and each HTA Supplemental Indenture:

The Company, together with its Subsidiaries, will at all times maintain an Unencumbered Total Asset Value in an amount not less than 150% of the aggregate outstanding principal amount of all the Company’s and its Subsidiaries’ unsecured Debt, taken as a whole.

Events of Default

Section 501 of the HR Base Indenture:

Subject to any modifications, additions or deletions relating to any series of Securities as contemplated pursuant to Section 301, “Event of Default,” wherever used herein with respect to any particular series of Securities, means any one of the following events (whatever the reason for such Event of Default and whether or not it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) Default in the payment of any interest upon or any Additional Amounts payable in respect of any Security of or within that series or of any coupon appertaining

Section 6.01 of the HTA Base Indenture and each HTA Supplemental Indenture:

ln case one or more of the following (each an “Event of Default”) (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall have occurred and be continuing:

(a) default for thirty (30) days in the payment of any installment of interest under the Notes; or

(b) default in the payment of the principal amount or Redemption Price due with respect to the Notes, when the same becomes due and payable; provided, however, that a valid extension of the Maturity Date in accordance

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thereto, when such interest, Additional Amounts or coupon becomes due and payable, and continuance of such default for a period of 30 days; or

(2) Default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Security of that series when it becomes due and payable at its Maturity; or

(3) Default in the deposit of any sinking fund payment, when and as due by the terms of any Security of that series; or

(4) Default in the performance, or breach, of any covenant or warranty of the Company in this Indenture with respect to any Security of that series (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(5) Default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company (or by any Subsidiary, the repayment of which the Company with the terms hereof shall not constitute a default in the payment of principal; or

(c) the Company fails to comply with any of the Company’s other agreements contained in the Notes or this indenture upon receipt by the Company of notice of such default by the Trustee or by Holders of not less than twenty five percent (25%) in aggregate principal amount of the Notes then outstanding and the Company fails to cure (or obtain a waiver of) such default within sixty (60) days after the Company receives such notice; or

(d) failure to pay any indebtedness for monies borrowed by the Company, the Guarantor or any Significant Subsidiary of the Company in an outstanding principal amount in excess of $50,000,000 at final maturity or upon acceleration after the expiration of any applicable grace period, which indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within thirty (30) days after written notice to the Company from the Trustee (or to the Company and the Trustee from Holders of at least twenty five percent (25%) in principal amount of the outstanding Notes); provided, however, that for the purposes of this Section 6.01(d), $50,000,000 shall be replaced by $35,000,000 for so long as any of the Company’s 3.50% Senior Notes Due 2026 (the “2026 Notes”) are outstanding; or

(e) the Company, the Guarantor or any Significant Subsidiary of the Company pursuant to or under or

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has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor), having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of ten days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 10% in principal amount of the Outstanding Securities of that series a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” hereunder; or

(6) The entry by a court of competent jurisdiction of one or more judgments, orders or decrees against the Company or any of its Subsidiaries in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days; or

(7) The Company or any Significant Subsidiary pursuant to

within meaning of any Bankruptcy Law:

(i) commences a voluntary case or proceeding seeking liquidation, reorganization or other relief with respect to the Company, the Guarantor or a Significant Subsidiary of the Company or its debts or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company, the Guarantor or a Significant Subsidiary of the Company or any substantial part of the property of the Company, the Guarantor or a Significant Subsidiary of the Company; or

(ii) consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against the Company, the Guarantor or a Significant Subsidiary of the Company; or

(iii) consents to the appointment of a custodian of it or for all or substantially all of its property; or

(iv) makes a general assignment for the benefit of creditors; or

(f) an involuntary case or other proceeding shall be commenced against the Company, the Guarantor or any Significant Subsidiary of the Company seeking liquidation, reorganization or other relief with respect to the Company, the Guarantor or a Significant Subsidiary of the Company or its debts under any bankruptcy, insolvency or other

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or within the meaning of any Bankruptcy Law:

(A) Commences a voluntary case,

(B) Consents to the entry of an order for relief against it in an involuntary case,

(C) Consents to the appointment of a Custodian of it or for all or substantially all of its property, or

(D) Makes a general assignment for the benefit of its creditors; or

(8) A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) Is for relief against the Company or any Significant Subsidiary in an involuntary case,

(B) Appoints a Custodian of the Company or any Significant Subsidiary for all or substantially all of either of their property, or

(C) Orders the liquidation of the Company or any Significant Subsidiary and the order or decree remains unstayed and in effect for 90 days; or

(9) Any other Event of Default provided with respect to Securities of that series.

similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company, the Guarantor or a Significant Subsidiary of the Company or any substantial part of the property of the Company, the Guarantor or a Significant Subsidiary of the Company, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of thirty (30) calendar days; or

(g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company, the Guarantor or any Significant Subsidiary of the Company in an involuntary case or proceeding; or

(ii) appoints a trustee, receiver, liquidator, custodian or other similar official of the Company, the Guarantor or a Significant Subsidiary of the Company or any substantial part of the property of the Company, the Guarantor or a Significant Subsidiary of the Company; or

(iii) orders the liquidation of the Company, the Guarantor or a Significant Subsidiary of the Company;

and, in each case in this clause (g), the order or decree remains unstayed and in effect for thirty (30) calendar days.

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Merger, Consolidation and Sale of Assets

Article Eight of the HR Base Indenture:

Section 801. The Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into any other Person, provided that in any such case, (i) either the Company shall be the continuing entity, or the successor (if other than the Company) entity shall be a Person organized and existing under the laws of the United States or a State thereof and such successor entity shall expressly assume the due and punctual payment of the principal of (and premium or Make-Whole Amount, if any) and any interest (including all Additional Amounts, if any, payable pursuant to Section 1011) on all of the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of this Indenture to be performed by the Company by supplemental indenture, complying with Article Nine hereof, satisfactory to the Trustee, executed and delivered to the Trustee by such Person and (ii) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing.

Section 802. In case of any such consolidation, merger, sale, lease or conveyance and upon any such assumption by the successor

Article 10 of the HTA Base Indenture and each HTA Supplemental Indenture:

Section 10.01. Nothing contained in this indenture or in the Notes shall prevent any consolidation or merger of the Company with or into any other Person or Persons (whether or not affiliated with the Company), or successive consolidations or mergers in which either the Company will be the continuing entity or the Company or its successor or successors shall be a party or parties, or shall prevent any sale, conveyance, transfer or lease of all or substantially all of the property of the Company, to any other Person (whether or not affiliated with the Company); provided, however, that the following conditions are met:

(a) the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall be domiciled in the United States and shall expressly assume payment of the principal of and interest on all of the Notes and the due and punctual performance and observance of all of the covenants and conditions in this indenture;

(b) immediately after giving effect to such transaction, no Default and no Event of Default shall have occurred and be continuing; and

(c) either the Company or the successor Person, in either case, shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, conveyance, transfer or lease

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entity, such successor entity shall succeed to and be substituted for the Company, with the same effect as if it had been named herein as the party of the first part, and the predecessor entity, except in the event of a lease, shall be relieved of any further obligation under this Indenture and the Securities. Such successor entity thereupon may cause to be signed, and may issue either in its own name or in the name of the Company, any or all of the Securities issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of such successor entity, instead of the Company, and subject to all the terms, conditions and limitations in this Indenture prescribed, the Trustee shall authenticate and shall deliver any Securities which previously shall have been signed and delivered by the officers of the Company to the Trustee for authentication, and any Securities which such successor entity thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Securities so issued shall in all respects have the same legal rank and benefit under this Indenture as the Securities theretofore or thereafter issued in accordance with the terms of this Indenture as though all of such Securities had been issued at the date of the execution hereof.

In case of any such consolidation, merger, sale, lease or conveyance, such changes in phraseology and form (but not in substance) may be made in the Securities thereafter to be issued as may be appropriate.

Section 803. Any consolidation, merger, sale, lease or conveyance and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this Article 10 and that all conditions precedent herein provided for relating to such transaction have been complied with.

No such consolidation, merger, sale, conveyance, transfer or lease shall be permitted by this Section 10.01 unless prior thereto the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the Company’s obligations hereunder shall remain in full force and effect thereafter.

Section 10.02. Upon any consolidation by the Company with or merger of the Company into any other Person or any sale, conveyance, transfer or lease of all or substantially all of the properties and assets of the Company to any Person in accordance with Section 10.01 hereof, the successor Person formed by such consolidation or into which the Company is merged or to which such sale, conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this indenture with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be released and discharged from all obligations and covenants under this indenture and the Notes.

In case of any such consolidation, merger, sale, conveyance, transfer or lease, such changes in

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permitted under Section 801 is also subject to the condition that the Trustee receive an Officers’ Certificate and an Opinion of Counsel to the effect that any such consolidation, merger, sale, lease or conveyance, and the assumption by any successor entity, complies with the provisions of this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

phraseology and form (but not in substance) may be made in the Notes thereafter to be issued as may be appropriate.

Section 10.03. Nothing contained in this indenture or in the Notes shall prevent any consolidation or merger of the Guarantor with or into any other Person or Persons (whether or not affiliated with the Guarantor), or successive consolidations or mergers in which either the Guarantor will be the continuing entity or the Guarantor or its successor or successors shall be a party or parties, or shall prevent any sale, conveyance, transfer or lease of all or substantially all of the property of the Guarantor, to any other Person (whether or not affiliated with the Guarantor); provided, however, that the following conditions are met:

(a) the Guarantor shall be the continuing entity, or the successor entity (if other than the Guarantor) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall be domiciled in the United States and shall expressly assume the obligations of the Guarantor under the Guarantee and the due and punctual performance and observance of all of the covenants and conditions in this indenture;

(b) immediately after giving effect to such transaction, no Default and no Event of Default shall have occurred and be continuing; and

(c) either the Guarantor or the successor Person, in either case, shall have delivered to the Trustee an Officers’ Certificate of the Guarantor and an Opinion of

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Counsel, each stating that such consolidation, sale, merger, conveyance, transfer or lease and such supplemental indenture comply with this Article 10 and that all conditions precedent herein provided for relating to such transaction have been complied with.

No such consolidation, merger, sale, conveyance, transfer or lease shall be permitted by this Section 10.03 unless prior thereto the Guarantor shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the Guarantor’s obligations hereunder shall remain in full force and effect thereafter.

Section 10.04. Upon any consolidation or merger or any sale, conveyance, transfer or lease of all or substantially all of the properties and assets of the Guarantor to any Person in accordance with this Section 10.04, the successor Person formed by such consolidation or into which the Guarantor is merged or to which such sale, conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Guarantor under this indenture with the same effect as if such successor Person had been named as the Guarantor herein, and thereafter, except in the case of a lease, the predecessor Person shall be released and discharged from all obligations and covenants under this indenture and the Guarantee.

In case of any such consolidation, merger, sale, conveyance, transfer or lease, such changes in

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phraseology and form (but not in substance) may be made in the Notes thereafter to be issued as may be appropriate.

Section 10.05. Without the consent of any Holders of the Notes, the Guarantor, or a Subsidiary thereof, may directly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of, any premium and interest on all the Notes and the performance of every covenant of this indenture on the part of the Company to be performed or observed. Upon any such assumption, the Guarantor or such Subsidiary shall succeed to, and be substituted for and may exercise every right and power of, the Company under this indenture with the same effect as if the Guarantor or such Subsidiary had been named as the Company herein and the Company shall be released from all obligations and covenants with respect to the Notes. No such assumption shall be permitted unless the Guarantor has delivered to the Trustee (i) an Officers’ Certificate and an Opinion of Counsel, each stating that such assumption and supplemental indenture comply with this Article 10, and that all conditions precedent herein provided for relating to such transaction have been complied with and that, in the event of assumption by a Subsidiary, the Guarantee and all other covenants of the Guarantor herein remain in full force and effect and (ii) an opinion of independent counsel that the Holders of Notes shall have no materially adverse United States federal tax consequences as

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a result of such assumption, and that, if any Notes are then listed on the New York Stock Exchange, that such Notes shall not be delisted as a result of such assumption.

Reports; Provision of Financial Information

Sections 703 and 1009 of the HR Base Indenture:

Section 703. The Company will:

(1) File with the Trustee, within 15 days after the Company is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports pursuant to either of such sections, then it will file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

(2) File with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance

Section 4.06 of the HTA Base Indenture and each HTA Supplemental Indenture:

(a) Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Trustee:

(1) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Company were required to file such reports; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports,

in each case within fifteen (15) days after the Company files such reports with the Commission or would be required to file such reports with the Commission pursuant to the applicable rules and regulations of the Commission, whichever is earlier. Reports, information and documents filed with the Commission via the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) will be deemed to be delivered to the Trustee as of the time of such filing via EDGAR for purposes of this covenant; provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such

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by the Company with the conditions and covenants of this Indenture as may be required from time to time by such rules and regulations; and

(3) Transmit by mail to the Holders of Securities, within 30 days after the filing thereof with the Trustee, in the manner and to the extent provided in TIA Section 313(c), such summaries of any information, documents and reports required to be filed by the Company pursuant to paragraphs (1) and (2) of this Section as may be required by rules and regulations prescribed from time to time by the Commission.

Section 1009 of the HR Base Indenture:

Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the “Financial Statements”) if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which the Company would have been required so to file such documents if the Company were so subject.

The Company will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual information, documents or reports have been filed via EDGAR. Delivery of reports, information and documents to the Trustee under this Section 4.06 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive or actual notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of the covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by its independent registered public accounting firm, unless otherwise permitted by the Commission. Notwithstanding the foregoing, if permitted by the Commission, the Company may satisfy its obligation to furnish the reports described above by furnishing such reports filed by the Guarantor. The Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing) and will make the reports available on its website within fifteen (15) days after it files such reports with the Commission.

If the Company is no longer subject to the periodic reporting

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reports and quarterly reports which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections, and (ii) file with the Trustee copies of annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.

requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in clauses (l) and (2) above with the Commission within the time periods specified above unless the Commission will not accept such a filing. The Company will not take any action for the purpose of causing the Commission not to accept any such filings. lf, notwithstanding the foregoing, the Commission will not accept the Company’s filings for any reason, the Company will make the reports referred to in clauses (l) and (2) above available on its website within fifteen (15) days after the Company would be required to file such reports with the Commission. Notwithstanding the foregoing, if permitted by the Commission, the Company’s obligations to file reports under this Section 4.06(a) may be satisfied by the filing of the reports described in clauses (1) and (2) above by the Guarantor.

For so long as any Notes remain outstanding, if at any time it is not required to file with the Commission the reports required by paragraphs (a) of this Section 4.06, the Company will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Insurance	Section 1007 of the HR Base Indenture: The Company will, and will cause each of its Subsidiaries to, keep all of its insurable Properties insured	Section 4.10 of the HTA Base Indenture and each HTA Supplemental Indenture: The Company will, and will cause of each of its Subsidiaries to, maintain insurance with

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	against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies.	financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by applicable law.

Payment of Taxes and Other Claims

Section 1008 of the HR Base Indenture:

The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

There is no comparable provision set forth in the HTA Indenture.

THE PROPOSED AMENDMENTS

We are soliciting the consent of the holders of HR Notes to eliminate substantially all of the restrictive covenants in the HR Indenture. If the proposed amendments described below are adopted with respect to all series of HR Notes, the proposed amendments, applicable to the appropriate series of HR Notes, will apply to all HR Notes of that series not acquired in the applicable exchange offer. Thereafter, all such HR Notes will be governed by the HR Indenture as amended by the proposed amendments, applicable to the appropriate series of HR Notes, which will have less restrictive terms and afford reduced protections to the holders of those securities compared to those currently in the HR Indenture or those applicable to the HTA Notes. In particular, holders of the HR Notes under the amended HR Indenture will no longer receive annual, quarterly and other reports from HR, and will no longer be entitled to the benefits of various covenants and other provisions. See “Risk Factors — Risks Related to the Exchange Offers and the Consent Solicitations — The proposed amendments to the HR Indenture will afford reduced protection to remaining holders of HR Notes.”

The descriptions below of the provisions of the HR Indenture to be eliminated or modified do not purport to be complete and are qualified in their entirety by reference to the HR Indenture and the form of supplemental indenture to the HR Indenture that contains the proposed amendments. A copy of the form of supplemental indenture is attached as an exhibit to the registration statement of which this prospectus forms a part.

The proposed amendments constitute a single proposal with respect to the applicable series of HR Notes, and a consenting holder must consent to the proposed amendments to such series of HR Notes in their entirety and may not consent selectively with respect to certain of the proposed amendments.

Pursuant to the HR Indenture, the proposed amendments require the consent of the holders of not less than a majority in aggregate principal amount of each series of the outstanding HR Notes, voting as separate series, affected by the supplemental indenture. Any HR Notes held by HR or any person directly or indirectly controlling or controlled or under direct or indirect common control with HR are not considered to be “outstanding” for this purpose.

As of the date of this prospectus, the aggregate principal amount outstanding with respect to each series of HR Notes is as follows:

Series of HR Notes	Principal Amount Outstanding
3.875% Senior Notes due 2025	$250,000,000
3.625% Senior Notes due 2028	$300,000,000
2.400% Senior Notes due 2030	$300,000,000
2.050% Senior Notes due 2031	$300,000,000

The valid tender of a holder’s HR Notes will constitute the consent of the tendering holder to the proposed amendments to such series of HR Notes in their entirety.

If the Requisite Consents with respect to all series of HR Notes under the HR Indenture have been received prior to the Expiration Date, assuming all other conditions of the exchange offers and consent solicitations are satisfied or waived, as applicable, all of the sections or provisions listed below under the HR Indenture for that series of HR Notes will be deleted (or modified as indicated):

•

Clause (5) of Section 501 (“Events of Default”), Section 703 (“Reports by Company”), Section 801 (“Consolidations and Mergers of Company and Sales, Leases and Conveyances Permitted Subject to Certain Conditions”), Section 802 (“Rights and Duties of Successor Corporation”), Section 803 (“Officer’s Certificate and Opinion of Counsel”), Section 1005 (“Existence”), Section 1006 (“Maintenance of Properties”), Section 1007 (“Insurance”), Section 1008 (“Payment of Taxes and Other Claims”), Section 1009 (“Provision of Financial Information”), and Section 1010 (“Statement as to Compliance”) of the HR Base Indenture;

•

Sections 4.01 (“Limitations on Incurrence of Total Debt”), 4.02 (“Limitation on Incurrence of Debt Secured by any Lien”), 4.03 (“Maintenance of Total Unencumbered Assets”), and 4.04 (“Debt Service Coverage”) of the Sixth Supplemental Indenture;

•

Sections 4.01 (“Limitations on Incurrence of Total Debt”), 4.02 (“Limitation on Incurrence of Debt Secured by any Lien”), 4.03 (“Maintenance of Total Unencumbered Assets”), and 4.04 (“Debt Service Coverage”) of the Seventh Supplemental Indenture;

•

Sections 4.01 (“Limitations on Incurrence of Total Debt”), 4.02 (“Limitation on Incurrence of Debt Secured by any Lien”), 4.03 (“Maintenance of Total Unencumbered Assets”), and 4.04 (“Debt Service Coverage”) of the Eighth Supplemental Indenture; and

•

Sections 4.01 (“Limitations on Incurrence of Total Debt”), 4.02 (“Limitation on Incurrence of Debt Secured by any Lien”), 4.03 (“Maintenance of Total Unencumbered Assets”), and 4.04 (“Debt Service Coverage”) of the Ninth Supplemental Indenture.

Conforming Changes, etc. The proposed amendments would amend the HR Indenture to make certain conforming or other changes to the HR Indenture, including modification or deletion of certain definitions and cross-references.

By consenting to the proposed amendments to the HR Indenture, you will be deemed to have waived any default, event of default or other consequence under such indenture for failure to comply with the terms of the provisions identified above (whether before or after the date of the supplemental indenture effecting the amendments described above).

Effectiveness of Proposed Amendments

Assuming we have received the Requisite Consents with respect to the HR Notes prior to the Expiration Date, the proposed amendments to the HR Indenture will become effective on the Settlement Date, assuming all other conditions of the exchange offers and consent solicitations are satisfied or waived, as applicable.

DESCRIPTION OF NEW HTA NOTES

The following description summarizes key terms and provisions of the HTA Notes and the HTA Indenture, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the HTA Notes and the HTA Indenture, which are incorporated herein by reference. We will provide copies of these documents to you upon request. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the HTA Notes or the HTA Indenture, as applicable. As used in this section, the terms “we,” “us,” “our” or “Healthcare Trust of America Holdings, LP” refer to Healthcare Trust of America Holdings, LP and not to any of its subsidiaries, unless stated otherwise. Unless the context requires otherwise, references to dollars mean U.S. dollars.

General

The HTA Notes will be issued as four new series of debt securities under four supplemental indentures to the HTA Base Indenture. You may request copies of the form of HTA Base Indenture, the forms of supplemental indentures relating to the HTA Notes, and the form of the HTA Notes from us.

The HTA Notes will be issued only in fully registered, book-entry form, in denominations of $2,000 and integral multiples of $1,000 in excess thereof, except under the limited circumstances described below under “— Book-Entry, Delivery and Form.” The registered holder of an HTA Note will be treated as its owner for all purposes.

If any interest payment date, stated maturity date or redemption date is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay. The term “business day” means, with respect to any HTA Note, any day, other than a Saturday, Sunday or any other day on which banking institutions in New York, New York or place of payment are authorized or obligated by law or executive order to close. All payments will be made in U.S. dollars.

The HTA Notes will be fully and unconditionally guaranteed by HTA on an unsecured and unsubordinated basis. See “— Guarantees; Release” below.

The terms of the HTA Notes provide that we are permitted to reduce interest payments and payments upon a redemption of HTA Notes otherwise payable to a holder for any amounts we are required to withhold by law. For example, non-United States holders of the HTA Notes may, under some circumstances, be subject to U.S. federal withholding tax with respect to payments of interest on the HTA Notes. We will set-off any such withholding tax that we are required to pay against payments of interest payable on the HTA Notes and payments upon a redemption of HTA Notes.

Ranking

The HTA Notes will be our unsecured, senior obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, including the Existing HTA Notes. However, the HTA Notes will be effectively subordinated in right of payment to our existing and future secured indebtedness (to the extent of the value of the collateral securing such indebtedness). The HTA Notes will also be effectively subordinated in right of payment to all existing and future liabilities, whether secured or unsecured, of our subsidiaries. As of March 31, 2022, we had no secured indebtedness and $3,054 million of unsecured and unsubordinated indebtedness, net of discount and deferred financing costs, outstanding on a consolidated basis. Of such indebtedness, all of the secured indebtedness and none of the unsecured and unsubordinated indebtedness was attributable to our subsidiaries. On a pro forma basis giving effect to the Merger, the Combined Company had approximately $86.3 million of secured indebtedness, net of discount and deferred financing costs, and approximately $6,040.5 million of unsecured and unsubordinated indebtedness, net of discount and deferred financing costs, outstanding on a consolidated basis.

Except as described under “— Certain Covenants” and “— Merger, Consolidation or Sale,” the HTA Indenture governing the HTA Notes does not prohibit us or any of our subsidiaries from incurring additional indebtedness or issuing preferred equity in the future, nor does the HTA Indenture afford holders of the HTA Notes protection in the event of (i) a recapitalization transaction or other highly leveraged or similar transaction, (ii) a change of control of us or (iii) a merger, consolidation, reorganization, restructuring or transfer or lease of substantially all of our assets or similar transaction that may adversely affect the holders of the HTA Notes. We may, in the future, enter into certain transactions such as the sale of all or substantially all of our assets or a merger or consolidation that may increase the amount of our indebtedness or substantially change our assets, which may have an adverse effect on our ability to service our indebtedness, including the HTA Notes. See “Risk Factors — Risks Related to the HTA Notes.” Despite our substantial indebtedness, we or our subsidiaries may still incur significantly more debt, which could exacerbate any or all of the risks related to our indebtedness, including our inability to pay the principal of or interest on the HTA Notes.

Additional HTA Notes

The HTA Notes will initially be limited to an aggregate principal amount of $1,150 million.

We may, without the consent of holders of the HTA Notes, increase the principal amount of the HTA Notes by issuing additional notes in the future on the same terms and conditions (except for any difference in the issue date, issue price and interest accrued prior to the issue date of the additional notes, and, if applicable, the first interest payment date), and with the same CUSIP number as the HTA Notes offered hereby so long as such additional notes are fungible for U.S. federal income tax purposes with the HTA Notes offered hereby. The HTA Notes offered by this prospectus and any additional notes of such series would rank equally and ratably in right of payment and would be treated as a single series of debt securities for all purposes under the HTA Indenture.

Interest

Interest on the New 2025 Notes will accrue at the rate of 3.875% per year from and including May 1, 2022, and will be payable semi-annually in arrears on May 1 and November 1 of each year, beginning November 1, 2022. The interest so payable will be paid to each holder in whose name a New 2025 Note is registered at the close of business on the April 15 or October 15 (whether or not a business day) immediately preceding the applicable interest payment date.

Interest on the New 2028 Notes will accrue at the rate of 3.625% per year from and including July 15, 2022, and will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning January 15, 2023. The interest so payable will be paid to each holder in whose name a New 2028 Note is registered at the close of business on the January 1 or July 1 (whether or not a business day) immediately preceding the applicable interest payment date.

Interest on the New 2030 Notes will accrue at the rate of 2.400% per year from and including March 15, 2022, and will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning September 15, 2022. The interest so payable will be paid to each holder in whose name a New 2030 Note is registered at the close of business on the March 1 or September 1 (whether or not a business day) immediately preceding the applicable interest payment date.

Interest on the New 2031 Notes will accrue at the rate of 2.050% per year from and including March 15, 2022, and will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning September 15, 2022. The interest so payable will be paid to each holder in whose name a New 2031 Note is registered at the close of business on the March 1 or September 1 (whether or not a business day) immediately preceding the applicable interest payment date.

If any interest payment date or maturity or redemption date falls on a day that is not a business day, the required payment shall be made on the next business day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable from and after such interest payment date or maturity or redemption date, as the case may be, to such next business day.

If we redeem the HTA Notes in accordance with the terms of such HTA Note, we will pay accrued and unpaid interest and premium, if any, to the holder that surrenders such HTA Note for redemption. However, if a redemption falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest, if any, on such redemption date to the holder of record at the close of business on the corresponding record date (instead of the holder surrendering its HTA Notes for redemption).

Maturity

The New 2025 Notes will mature on May 1, 2025, the New 2028 Notes will mature on January 15, 2028, the New 2030 Notes will mature on March 15, 2030, and the New 2031 Notes will mature on March 15, 2031. Upon each such maturity date, the applicable series of HTA Notes will be paid against presentation and surrender thereof at the corporate trust office of the trustee unless earlier redeemed by us at our option as described under “— Our Redemption Rights” below. The HTA Notes will not be entitled to the benefits of, or be subject to, any sinking fund.

Our Redemption Rights

We may redeem some or all of the HTA Notes at our option and in our sole discretion, at any time or from time to time. Prior to the applicable Par Call Date, the redemption price will equal the greater of:

•	100% of the principal amount of the HTA Notes being redeemed; or

•

as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date) that would be due if the HTA Notes matured on the applicable Par Call Date (or, solely with respect to the New 2025 Notes, the applicable maturity date of May 1, 2025) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Adjusted Treasury Rate (as defined below) plus 30 basis points for the New 2025 Notes, 25 basis points for the New 2028 Notes, 25 basis points for the New 2030 Notes, and 25 basis points for the New 2031 Notes, plus, in each case, accrued and unpaid interest thereon to, but excluding, the applicable redemption date; provided, however, that if the redemption date falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest, if any, on such redemption date to the holder of record at the close of business on the corresponding record date (instead of the holder surrendering its HTA Notes for redemption).

Notwithstanding the foregoing, if the HTA Notes are redeemed on or after the applicable Par Call Date, the redemption price will be equal to 100% of the principal amount of the HTA Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the applicable redemption date.

As used herein:

“Adjusted Treasury Rate” means, on any redemption date, the rate per year, as determined by the Quotation Agent, equal to:

•

the yield, under the heading that represents the weekly average yield (being, if not reported as a weekly average yield, the average of the five most recent daily reported yields), appearing in the most recently published statistical release designated “H.15” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded

United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the Remaining Life of the HTA Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from those yields on a straight-line basis rounding to the nearest month; or

•

if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

The Adjusted Treasury Rate will be calculated at 5:00 p.m. (New York City time) on the third business day preceding the date of the notice of redemption by the Quotation Agent.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Par Call Date” means (1) with respect to the New 2025 Notes, February 1, 2025, (2) with respect to the New 2028 Notes, October 15, 2027, (3) with respect to the New 2030 Notes, December 15, 2029, and (4) with respect to the New 2031 Notes, December 15, 2030.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means any one primary U.S. Government securities dealer selected by HTA OP.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such date of the notice of redemption.

“Remaining Life” means the remaining term of the HTA Notes of such series to be redeemed, calculated as if the maturity date of such HTA Notes were the applicable Par Call Date (or, solely with respect to the New 2025 Notes, the applicable maturity date of May 1, 2025).

Notice of any redemption will be mailed at least 15 days but not more than 60 days before the redemption date to each holder of the HTA Notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the HTA Notes or portions thereof called for redemption.

If we decide to redeem the HTA Notes in part, the trustee will select the HTA Notes to be redeemed (in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof) on a pro rata basis or such other method it deems fair and appropriate or is required by the depository for the HTA Notes.

In the event of any redemption of HTA Notes in part, we will not be required to:

•

issue or register the transfer or exchange of any HTA Note during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of such HTA Notes selected for redemption and ending at the close of business on the day of such mailing; or

•	register the transfer or exchange of any HTA Note so selected for redemption, in whole or in part, except the unredeemed portion of any HTA Note being redeemed in part.

If the paying agent holds funds sufficient to pay the redemption price of HTA Notes on the redemption date, then on and after such date:

•	such HTA Notes will cease to be outstanding;

•	interest on such HTA Notes will cease to accrue; and

•	all rights of holders of such HTA Notes will terminate except the right to receive the redemption price.

Such will be the case whether or not book-entry transfer of the HTA Notes in book-entry form is made and whether or not HTA Notes in certificated form, together with the necessary endorsements, are delivered to the paying agent.

We will not redeem the HTA Notes on any date if the principal amount of the HTA Notes has been accelerated, and such an acceleration has not been rescinded or cured on or prior to such date.

Certain Covenants

Total Outstanding Debt. The HTA Indenture will provide that we will not, and will not permit any subsidiary to, incur any Debt (including (i) guarantees of Debt incurred by the Guarantor and (ii) guarantees of debt of a Subsidiary of the Guarantor that is not a Subsidiary of the Company), other than Intercompany Debt and guarantees of Debt incurred by us or our subsidiaries in compliance with the HTA Indenture, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, the aggregate principal amount of all of our and our subsidiaries’ outstanding Debt on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of (without duplication) (1) Total Assets as of the end of our most recently completed fiscal quarter prior to the incurrence of such additional Debt and (2) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by us or any subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

Secured Debt. In addition to the foregoing limitation on the incurrence of Debt, the HTA Indenture will provide that we will not, and will not permit any subsidiary to, incur any Debt (including (i) guarantees of Debt incurred by the Guarantor and (ii) guarantees of debt of a Subsidiary of the Guarantor that is not a Subsidiary of the Company), other than Intercompany Debt and guarantees of Debt incurred by us or our subsidiaries in compliance with the HTA Indenture, secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of our or any of our subsidiaries’ property if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, the aggregate principal amount of all of our and our subsidiaries’ outstanding Debt on a consolidated basis which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on our or our subsidiaries’ property is greater than 40% of the sum of (without duplication) (1) Total Assets as of the end of our most recently completed fiscal quarter prior to the incurrence of such additional Debt and (2) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by us or any of our subsidiaries since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt; provided that for purposes of this limitation, the amount of obligations under capital leases shown as a liability on our consolidated balance sheet shall be deducted from Debt and from Total Assets.

Ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge. Furthermore, the HTA Indenture also will provide that we will not, and will not permit any of our subsidiaries to, incur any Debt (including (i) guarantees of Debt incurred by the Guarantor and (ii) guarantees of debt of a Subsidiary of the Guarantor that is not a Subsidiary of the Company), other than Intercompany Debt and guarantees of Debt incurred by us or our subsidiaries in compliance with the HTA Indenture, if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5 to 1.0, on an unaudited pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that: (1) such Debt and any other Debt incurred by us and our subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (2) the repayment or retirement of any other Debt by us and our subsidiaries since the first day of such four- quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (3) in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period, with the appropriate adjustments with respect to such acquisition being included in such unaudited pro forma calculation; and (4) in the case of any acquisition or disposition by us or our subsidiaries of any asset or group of assets or other placement of any assets in service or removal of any assets from service by us or any of our subsidiaries since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition, disposition, placement in service or removal from service, or any related repayment of Debt had occurred as of the first day of such period, with the appropriate adjustments with respect to such acquisition, disposition, placement in service or removal from service, being included in such unaudited pro forma calculation.

Maintenance of Unencumbered Total Asset Value. The HTA Indenture will provide that we, together with our subsidiaries, will at all times maintain an Unencumbered Total Asset Value in an amount not less than 150% of the aggregate outstanding principal amount of all our and our subsidiaries’ unsecured Debt, taken as a whole.

Insurance. The HTA Indenture will provide that we will, and will cause each of our subsidiaries to, maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by persons engaged in similar businesses or as may be required by applicable law.

As used herein:

“Acquired Debt” means Debt of a person (1) existing at the time such person becomes a subsidiary or (2) assumed in connection with the acquisition of assets from such person, in each case, other than Debt incurred in connection with, or in contemplation of, such person becoming a subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a subsidiary.

“Annual Debt Service Charge” as of any date means the amount of interest expense determined on a consolidated basis in accordance with generally accepted accounting principles.

“Consolidated Income Available for Debt Service” means, for any period, Earnings from Operations of us and our subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (1) Annual Debt Service Charge of us and our subsidiaries, (2) provision for taxes of us and our subsidiaries based on income, (3) provisions for gains and losses on properties and depreciation and amortization, (4) increases in deferred taxes and other non-cash items, (5) depreciation and amortization with respect to interests in joint venture and partially owned entity investments, (6) the effect of any charge resulting from a change in accounting principles in determining Earnings from Operations for such period, and (7) amortization of deferred charges.

“Debt” means any of our or any of our subsidiaries’ indebtedness, whether or not contingent, in respect of (without duplication) (1) borrowed money evidenced by bonds, notes, debentures or similar instruments, (2) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or any subsidiary, but only to the extent of the lesser of (a) the amount of indebtedness so secured and (b) the fair market value (determined in good faith by the board of directors of such person or, in the case of us or a subsidiary of us, by HTA’s board of directors) of the property subject to such mortgage, pledge, lien, charge, encumbrance or security interest, (3) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, or (4) any lease of property by us or any of our subsidiaries as lessee which is reflected on our consolidated balance sheet as a financing lease, in accordance with generally accepted accounting principles; but only to the extent, in the case of items of indebtedness under (1) through (3) above, that any such items (other than letters of credit) would appear as a liability on our consolidated balance sheet in accordance with generally accepted accounting principles. The term “Debt” also includes, to the extent not otherwise included, any obligation of us or any of our subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business or for the purposes of guaranteeing the payment of all amounts due and owing pursuant to leases to which we are a party and have assigned our interest, provided that such assignee of ours is not in default of any amounts due and owing under such leases), Debt of another person (other than us or any of our subsidiaries) (it being understood that Debt shall be deemed to be incurred by us or any of our subsidiaries whenever we or such subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof). The term “Debt” under (4) above will exclude any lease of property by us or any of our subsidiaries as lessee which is reflected on our consolidated balance sheet as an operating lease in accordance with generally accepted accounting principles.

“Earnings from Operations” means, for any period, net income or loss of us and our subsidiaries, excluding (1) provisions for gains and losses on sales of investments or joint ventures; (2) provisions for gains and losses on disposition of discontinued operations; (3) extraordinary and non-recurring items; and (4) impairment charges, property valuation losses and non-cash charges necessary to record interest rate contracts at fair value; plus amounts received as rent under leases which are accounted for as financing arrangements net of related interest income, as reflected in the consolidated financial statements of us and our subsidiaries for such period determined in accordance with generally accepted accounting principles.

“Intercompany Debt” means Debt to which the only parties are any of us, HTA and any subsidiary; provided, however, that with respect to any such Debt of which we or HTA is the borrower, such Debt is subordinate in right of payment to the HTA Notes.

“Total Assets” as of any date means the sum of (1) our and all of our subsidiaries’ Undepreciated Real Estate Assets and (2) all of our and our subsidiaries’ other assets determined in accordance with generally accepted accounting principles (but excluding intangibles).

“Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of our and our subsidiaries’ real estate assets, right of use assets associated with a financing lease in accordance with generally accepted accounting principles on such date, before depreciation and amortization determined on a consolidated basis in accordance with generally accepted accounting principles, provided that “Undepreciated Real Estate Assets” will not include the right of use assets associated with an operating lease in accordance with generally accepted accounting principles.

“Unencumbered Total Asset Value” as of any date means the sum of (1) those Undepreciated Real Estate Assets not encumbered by any mortgage, lien, charge, pledge or security interest and (2) all of our and our subsidiaries’ other assets on a consolidated basis determined in accordance with generally accepted accounting principles (but excluding intangibles), in each case which are unencumbered by any mortgage, lien, charge, pledge or security interest; provided, however, that, in determining Unencumbered Total Asset Value for purposes of the covenant set forth above in “— Maintenance of Unencumbered Total Asset Value,” all investments by us and any subsidiary in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities accounted for financial reporting purposes using the equity method of accounting in accordance with generally accepted accounting principles shall be excluded from Unencumbered Total Asset Value.

Calculations in Respect of the HTA Notes

Except as explicitly specified otherwise herein, we will be responsible for making all calculations required under the HTA Indenture and the HTA Notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of the HTA Notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of HTA Notes upon request.

Guarantees; Release

HTA will fully and unconditionally guarantee our obligations under the HTA Notes, including the due and punctual payment of principal of and interest on the HTA Notes, whether at stated maturity, by declaration of acceleration, call for redemption or otherwise. The guarantees will be an unsecured, senior obligation of HTA and will rank equally in right of payment with other unsecured, senior obligations of HTA. HTA will be automatically and unconditionally released and discharged from its guarantee obligations, upon the release of all guarantees by HTA of the Existing HTA Notes, our unsecured credit and loan facilities (including (i) a $1.5 billion revolving credit facility, (ii) $1.5 billion of term loans, and (iii) a $1.125 billion asset sale term loan), and any additional guarantees by HTA of senior unsecured indebtedness. HTA has no material assets other than its investment in us.

Merger, Consolidation or Sale

The HTA Indenture will provide that we or HTA may consolidate with, or sell, lease or convey all or substantially all of our or its assets to, or merge with or into, any other entity, provided that the following conditions are met:

•

we or HTA, as the case may be, shall be the continuing entity, or the successor entity (if other than us or HTA, as the case may be) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall be domiciled in the United States and shall expressly assume payment of the principal of and interest on all of the HTA Notes and the due and punctual performance and observance of all of the covenants and conditions in the HTA Indenture;

•

immediately after giving effect to the transaction, no Event of Default under the HTA Indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

•	an officers’ certificate and legal opinion covering these conditions shall be delivered to the trustee.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraphs in which we are not the continuing entity, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of ours, and we shall be discharged from our obligations under the HTA Notes and the HTA Indenture.

Events of Default

The HTA Indenture will provide that the following events are “Events of Default” with respect to the HTA Notes:

•	default for thirty (30) days in the payment of any installment of interest under the HTA Notes;

•

default in the payment of the principal amount or redemption price due with respect to the HTA Notes, when the same becomes due and payable; provided, however, that a valid extension of the maturity of the HTA Notes in accordance with the terms of the HTA Indenture shall not constitute a default in the payment of principal;

•

our failure to comply with any of our other agreements in the HTA Notes or the HTA Indenture upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the HTA Notes then outstanding and our failure to cure (or obtain a waiver of) such default within sixty (60) days after we receive the notice;

•

failure to pay any indebtedness for money borrowed by us, HTA or any of our Significant Subsidiaries in an outstanding principal amount in excess of $50.0 million at final maturity or upon acceleration after the expiration of any applicable grace period, which indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within 30 days after written notice to us from the trustee (or to us and the trustee from holders of at least 25% in principal amount of the outstanding HTA Notes), provided, however, that $50.0 million will be replaced by $35.0 million for so long as any of the 2026 Notes are outstanding; or

•

certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us, HTA or any of our Significant Subsidiaries or any substantial part of their respective property.

As used herein, “Significant Subsidiary” means any subsidiary which is a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X promulgated by the SEC as in effect on the original issue date of the HTA Notes.

If an Event of Default under the HTA Indenture with respect to the HTA Notes occurs and is continuing (other than an Event of Default specified in the last bullet above with respect to us, which shall result in an automatic acceleration), then in every case the trustee or the holders of not less than 25% in principal amount of the outstanding HTA Notes may declare the principal amount of all of the HTA Notes to be due and payable immediately by written notice thereof to us and HTA (and to the trustee if given by the holders). However, at any time after the declaration of acceleration with respect to the HTA Notes has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of outstanding HTA Notes may waive all defaults or Events of Default and rescind and annul such declaration and its consequences if all Events of Default, other than the non-payment of accelerated principal of (or specified portion thereof) or interest on the HTA Notes that have become due solely because of such acceleration, have been cured or waived as provided in the HTA Indenture.

The HTA Indenture will also provide that the holders of not less than a majority in principal amount of the outstanding HTA Notes may waive any past default with respect to the HTA Notes and its consequences, except a default:

•

in the payment of the principal of or interest on the HTA Notes, unless such default has been cured and we or HTA shall have deposited with the trustee all required payments of the principal of and interest on the HTA Notes; or

•	in respect of a covenant or provision contained in the HTA Indenture that cannot be modified or amended without the consent of the holder of each outstanding HTA Note affected thereby.

The trustee will be required to give notice to the holders of the HTA Notes of a default under the HTA Indenture unless the default has been cured or waived within sixty (60) days; provided, however, that the trustee may withhold notice to the holders of the HTA Notes of any default with respect to the HTA Notes (except a default in the payment of the principal of or interest on the HTA Notes) if the trustee determines the withholding to be in the interest of the holders.

The HTA Indenture will provide that no holders of the HTA Notes may institute any proceedings, judicial or otherwise, with respect to the HTA Indenture or for any remedy thereunder, except in the case of failure of the trustee, for ninety (90) days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding HTA Notes, as well as an offer of indemnity. This provision will not prevent, however, any holder of the HTA Notes from instituting suit for the enforcement of payment of the principal of and interest on the HTA Notes at the respective due dates thereof.

Subject to provisions in the HTA Indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the HTA Indenture at the request or direction of any holders of the HTA Notes then outstanding under the HTA Indenture, unless the holders shall have offered to the trustee security or indemnity satisfactory to it. The holders of not less than a majority in principal amount of the outstanding HTA Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the HTA Notes, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the HTA Indenture, which may be unduly prejudicial to the holders of the HTA Notes not joining therein or the action would involve the trustee in personal liability.

Within 120 days after the close of each fiscal year, we and HTA must deliver a certificate of an officer certifying to the trustee whether or not the officer has knowledge of any default under the HTA Indenture and, if so, specifying each default and the nature and status thereof.

Defeasance

We may, at our option and at any time, elect to have our obligations and the obligations of HTA discharged with respect to the outstanding HTA Notes and guarantee thereof (“Legal Defeasance”). Legal Defeasance means that we and HTA shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding HTA Notes and guarantee thereof, and to have satisfied all other obligations under the HTA Notes, the guarantee and the HTA Indenture, except as to:

•	the rights of holders of outstanding HTA Notes to receive payments in respect of the principal of, or interest on, such HTA Notes when such payments are due from the trust funds referred to below;

•

our obligations with respect to such HTA Notes including exchange and registration of transfer of HTA Notes, mutilated, destroyed, lost or stolen HTA Notes, issuing temporary HTA Notes, cancellation of HTA Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

•	the rights, powers, trusts, duties, and immunities of the trustee, and our and HTA’s obligations in connection therewith; and

•	the Legal Defeasance provisions of the HTA Indenture.

In addition, we may, at our option and at any time, elect to have our obligations and the obligations of HTA released with respect to certain covenants under the HTA Indenture, including the covenants listed under “— Certain Covenants” above, as described in the HTA Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a default or an Event of Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. Except as specified herein, however, the remainder of the HTA Indenture and the HTA Notes and guarantee will be unaffected by the occurrence of Covenant Defeasance, and the HTA Notes will continue to be deemed “outstanding” for all other purposes under the HTA Indenture other than for the purposes of any direction, waiver, consent or declaration or act of holders (and the consequences of any thereof) in connection with any of the defeased covenants.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the HTA Notes:

•

we must irrevocably deposit with the trustee, in trust, for the benefit of the holders, cash in U.S. dollars, non-callable government securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium and interest on, the outstanding HTA Notes on the stated date for payment thereof or on the redemption date of such HTA Notes, as the case may be, and we must specify whether such HTA Notes are being defeased to such stated date for payment or to a particular redemption date;

•	in the case of Legal Defeasance, we must deliver to the trustee an opinion of counsel confirming that:

•	we have received from, or there has been published by, the Internal Revenue Service a ruling, or

•	since the date of the HTA Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding HTA Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

•

in the case of Covenant Defeasance, we must deliver to the trustee an opinion of counsel confirming that the holders of the outstanding HTA Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

•

no default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other indebtedness being defeased, discharged or replaced), and the granting of liens to secure such borrowings);

•

such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the HTA Indenture and the agreements governing any other indebtedness being defeased, discharged or replaced) to which we or HTA is a party or by which we or HTA is bound;

•

we must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of the HTA Notes over our other creditors with the intent of defeating, hindering, delaying or defrauding any of our creditors or others; and

•

we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The HTA Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the HTA Notes, as will be expressly provided for in the HTA Indenture) as to all outstanding HTA Notes when either:

•

all the HTA Notes theretofore authenticated and delivered (except lost, stolen or destroyed HTA Notes which have been replaced or paid and HTA Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the trustee for cancellation; or

•

all such HTA Notes not theretofore delivered to the trustee for cancellation (1) have become due and payable or (2) are to be called for redemption under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of us, and we, in the case of clause (1) or (2) above, have irrevocably deposited or caused to be irrevocably deposited with the trustee or the paying agent (other than us or any of our affiliates), as applicable, as trust funds in trust cash in an amount sufficient to pay and discharge the entire indebtedness on such HTA Notes not theretofore delivered to the trustee for cancellation, for principal and interest to the date of such deposit (in the case of HTA Notes which have become due and payable) or to the maturity date or redemption date, as the case may be; provided, however, that there shall not exist, on the date of such deposit, a default or Event of Default; provided, further, that such deposit shall not result in a breach or violation of, or constitute a default under, the HTA Indenture or any other agreement or instrument to which we are a party or to which we are bound;

•	we have paid or caused to be paid all other sums payable under the HTA Indenture by us; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for in the HTA Indenture relating to the satisfaction and discharge of the HTA Indenture have been complied with.

Modification, Waiver and Meetings

Modifications and amendments of, and supplements to, the HTA Indenture (other than certain modifications, supplements and amendments for administrative purposes or for the benefit of HTA Note holders, in each case as further described below) will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of each series of outstanding HTA Notes; provided, however, that no modification or amendment may, without the consent of the holder of each HTA Note affected thereby:

•

change the stated maturity of the principal of or any installment of interest on the HTA Notes issued under the HTA Indenture, reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, the HTA Notes, or adversely affect any right of repayment of the holder of the HTA Notes, change the place of payment, or the coin or currency, for payment of principal of or interest on any HTA Note or impair the right to institute suit for the enforcement of any payment on or with respect to the HTA Notes;

•

reduce the above-stated percentage in principal amount of outstanding HTA Notes necessary to modify or amend the HTA Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or change voting requirements set forth in the HTA Indenture;

•

modify or affect in any manner adverse to the holders the terms and conditions of our obligations in respect of the payment of principal and interest (except to release the guarantee obligations as described in “— Guarantees; Release”); or

•

modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect the action or to provide that certain other provisions may not be modified or waived without the consent of the holders of the HTA Notes.

Notwithstanding the foregoing, modifications and amendments of the HTA Indenture will be permitted to be made by us, HTA and the trustee without the consent of any holder of the HTA Notes for any of the following purposes:

•	to evidence a successor to us as obligor or HTA as guarantor under the HTA Indenture;

•	to add to our covenants or those of HTA for the benefit of the holders of the HTA Notes or to surrender any right or power conferred upon us or HTA in the HTA Indenture;

•	to add Events of Default for the benefit of the holders of the HTA Notes;

•	to amend or supplement any provisions of the HTA Indenture; provided, that no amendment or supplement shall materially adversely affect the interests of the holders of any HTA Notes then outstanding;

•	to secure the HTA Notes;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the HTA Indenture by more than one trustee;

•	to provide for rights of holders of the HTA Notes if any consolidation, merger or sale of all or substantially all of our and HTA’s property or assets occurs;

•	to cure any ambiguity, defect or inconsistency in the HTA Indenture; provided, that this action shall not adversely affect the interests of holders of the HTA Notes in any material respect;

•	to provide for the issuance of additional notes in accordance with the limitations set forth in the HTA Indenture;

•

to supplement any of the provisions of the HTA Indenture to the extent necessary to permit or facilitate defeasance and discharge of the HTA Notes; provided, that the action shall not adversely affect the interests of the holders of the Notes in any material respect; or

•

to conform the text of the HTA Indenture, any guarantee or the HTA Notes to any provision of this “Description of New HTA Notes” section to the extent that such provision in this “Description of New HTA Notes” section was intended to be a verbatim recitation of a provision of the HTA Indenture, such guarantee or the HTA Notes.

In addition, without the consent of any holder of the HTA Notes, HTA, or a subsidiary thereof, may directly assume the due and punctual payment of the principal of, any premium, if any, and interest on, all the HTA Notes and the performance of every covenant of the HTA Indenture on our part to be performed or observed. Upon any assumption, HTA or the subsidiary shall succeed us, and be substituted for and may exercise every right and power of ours, under the HTA Indenture with the same effect as if HTA or the subsidiary had been the issuer of the HTA Notes, and we shall be released from all obligations and covenants with respect to the HTA Notes. No assumption shall be permitted unless HTA has delivered to the trustee (1) an officers’ certificate and an opinion of counsel, stating, among other things, that the guarantees and all other covenants of HTA in the HTA Indenture remain in full force and effect and (2) an opinion of independent counsel that the holders of the HTA Notes shall have no materially adverse U.S. federal tax consequences as a result of the assumption, and that, if any such HTA Notes are then listed on the New York Stock Exchange, that such HTA Notes shall not be delisted as a result of the assumption.

In determining whether the holders of the requisite principal amount of outstanding HTA Notes have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of the HTA Notes, the HTA Indenture will provide that HTA Notes owned by us or any other obligor upon the HTA Notes or any of our affiliates or of the other obligor shall be disregarded.

The HTA Indenture will contain provisions for convening meetings of the holders of the HTA Notes. A meeting will be permitted to be called at any time by the trustee, and also, upon request, by us, HTA or the holders of at least 10% in principal amount of the outstanding HTA Notes, in any case upon notice given as will be provided in the HTA Indenture. Except for any consent that must be given by the holder of each HTA Note affected by certain modifications and amendments of the HTA Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding HTA Notes; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the HTA Indenture expressly provides may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding HTA Notes may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding HTA Notes. Any resolution passed or decision taken at any meeting of holders of the Notes duly held in accordance with the HTA Indenture will be binding on all holders of the HTA Notes. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be holders holding or representing a majority in principal amount of the outstanding HTA Notes; provided, however, that if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding HTA Notes, holders holding or representing the specified percentage in principal amount of the outstanding HTA Notes will constitute a quorum.

Reports

Whether or not we are subject to Section 13 or 15(d) of the Exchange Act and for so long as any HTA Notes are outstanding, we will furnish to the trustee (i) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if we were required to file such reports and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports, in each case within 15 days after we file such reports with the SEC or would be required to file such reports with the SEC pursuant to the applicable rules and regulations of the SEC, whichever is earlier. Reports, information and documents filed with the SEC via the EDGAR system will be deemed to be delivered to the trustee as of the time of such filing via EDGAR for purposes of this covenant; provided, however, that the trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed via EDGAR. Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants relating to the HTA Notes (as to which the trustee is entitled to rely exclusively on an officers’ certificate). Notwithstanding the foregoing, if permitted by the SEC, we may satisfy our obligation to furnish the reports described above by furnishing such reports filed by HTA

Trustee

U.S. Bank Trust Company, National Association will initially act as the trustee, registrar, exchange agent and paying agent under the HTA Indenture, subject to replacement in certain circumstances.

If an Event of Default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of their own affairs. The trustee will become obligated to exercise any of its powers under the HTA Indenture at the request of any of the holders of any HTA Notes only after those holders have offered the trustee indemnity satisfactory to it.

If the trustee becomes one of our creditors, it will be subject to limitations on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

No Conversion or Exchange Rights

The HTA Notes will not be convertible into or exchangeable for any capital stock or any other equity securities of HR, HTA or HTA OP.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder or limited partner of ours or HTA, as such, will have any liability for any of our obligations or those of HTA under the HTA Notes, the HTA Indenture, any guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of HTA Notes by accepting an HTA Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the HTA Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Book-Entry, Delivery and Form

Except as set forth below, the HTA Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The HTA Notes initially will be represented by notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for DTC and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive HTA Notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of HTA Notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of the Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”) (as indirect participants in DTC), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have HTA Notes registered in their names, will not receive physical delivery of HTA Notes in certificated form and will not be considered the registered owners or “holders” thereof under the HTA Indenture governing the HTA Notes for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the HTA Indenture governing the HTA Notes. Under the terms of the HTA Indenture, we, HTA and the trustee will treat the persons in whose names the HTA Notes, including the Global Notes, are registered as the owners of the HTA Notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, HTA, the trustee nor any agent of us or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the HTA Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of HTA Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the HTA Notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the HTA Notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of HTA Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount at maturity of the HTA Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the HTA Notes, DTC reserves the right to exchange the Global Notes for legended HTA Notes in certificated form, and to distribute such HTA Notes to its Participants.

None of us, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary within 120 days after the date of such notice;

(2) we, in our sole discretion, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes; or

(3) upon request from DTC if there has occurred and is continuing a default or Event of Default with respect to the HTA Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the HTA Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may be exchanged for beneficial interests in a Global Note pursuant to the terms of the HTA Indenture.

Same Day Settlement and Payment

We will make payments in respect of the HTA Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. We will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The HTA Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such HTA Notes will, therefore, be required by DTC, to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Notices

Except as otherwise provided in the HTA Indenture, notices to holders of the HTA Notes will be given by mail to the addresses of holders of the HTA Notes as they appear in the HTA Note register; provided that notices given to holders holding HTA Notes in book-entry form may be given through the facilities of DTC or any successor depository.

Governing Law

The HTA Indenture, the HTA Notes and the guarantee will be governed by, and construed in accordance with, the law of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain anticipated U.S. federal income tax consequences relating to the exchange offers and consent solicitations, and to the ownership and disposition of HTA Notes acquired pursuant to the exchange offers. This discussion is limited to holders who hold HR Notes and will hold HTA Notes as capital assets (generally, property held for investment) within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and who acquire HTA Notes in connection with the exchange offers. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of HR Notes or HTA Notes in light of their personal circumstances or to holders subject to special tax rules including, among others, banks, financial institutions, insurance companies, dealers or traders in securities or currencies, regulated investment companies, REITs, tax-exempt organizations (including private foundations), holders subject to special tax accounting rules as a result of any item of gross income with respect to the HR Notes or HTA Notes being taken into account in an applicable financial statement, holders holding HR Notes or HTA Notes in tax-deferred accounts, holders holding HR Notes or HTA Notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes, holders who mark to market their securities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, holders who are subject to the alternative minimum tax, holders treated as partnerships or other pass-through entities or arrangements for U.S. federal income tax purposes or investors in such entities or arrangements, or holders who are former U.S. citizens or U.S. residents, all of which may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any (i) U.S. federal income tax consequences to a Non-U.S. Holder (as defined below) that is (A) engaged in the conduct of a U.S. trade or business, (B) a nonresident alien individual who is present in the U.S. for 183 or more days during the relevant taxable year, or (C) a corporation which operates through a U.S. branch, (ii) state, local or non-U.S. tax considerations or other U.S. federal tax considerations (e.g., estate or gift tax or the Medicare tax on net investment income) and (iii) except as specifically set forth below, any applicable tax reporting requirements.

The discussion below is based on the Code, U.S. Treasury Regulations, published Internal Revenue Service (“IRS”) rulings and administrative pronouncements, and published court decisions, each as in effect as of the date hereof, and any of which may be subject to change at any time, possibly with retroactive effect, and subject to differing interpretations, so as to result in U.S. federal income tax consequences different from those discussed below. No ruling will be sought from the IRS with respect to any statement or conclusion in this discussion, and no assurance can be given that the IRS will not assert, or that a court would not sustain, a position or conclusion contrary to any described herein. Holders should consult their tax advisors as to the particular tax consequences to them of the exchange offers and consent solicitations and of owning and disposing of HTA Notes in light of their particular circumstances, as well as the effect of any state, local, non-U.S. or other laws.

As used herein, the term “U.S. Holder” means a beneficial owner of HR Notes or HTA Notes received upon the exchange of HR Notes pursuant to any of the exchange offers that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, (x) the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions, or (y) that has a valid election in effect under U.S. Treasury Regulations to be treated as a U.S. person.

As used herein, the term “Non-U.S. Holder” is a beneficial owner of HR Notes or HTA Notes that is not a U.S. Holder or a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds HR Notes or HTA Notes, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships owning HR Notes or HTA Notes received upon the exchange of HR Notes and partners in such partnerships should consult their tax advisors about the U.S. federal income tax considerations relating to the exchange offers and consent solicitations and the ownership and disposition of such HTA Notes.

THIS DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT, AND IS NOT INTENDED TO BE, TAX ADVICE. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSIDERATIONS TO SUCH HOLDER OF THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS, AND THE OWNERSHIP AND DISPOSITION OF HTA NOTES ACQUIRED PURSUANT TO THE EXCHANGE OFFERS, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE, OR LOCAL TAX LAWS OR NON-U.S. TAX LAWS AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

A. U.S. Federal Income Tax Considerations Relating to the Exchange Offers

Holders of HR Notes Validly Tendering (and not Validly Withdrawing) Prior to the Early Consent Date

Exchange Offers. Under U.S. federal income tax law, the modification of a debt instrument creates a deemed exchange upon which gain or loss is realized if the modified debt instrument differs materially either in kind or in extent from the original debt instrument. Under applicable Treasury Regulations, the modification of a debt instrument is a “significant” modification (i.e., a modification upon which gain or loss is realized) if, based on all the facts and circumstances and taking into account all modifications of the debt instrument in the aggregate (other than certain enumerated types of modifications), the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” For example, the Treasury Regulations governing the determination of whether a modification is a significant modification provide that a change in the obligor of a recourse debt instrument is treated as a significant modification unless certain exceptions apply. Notably, the substitution of a new obligor is not a significant modification if (i) the new obligor acquires substantially all of the assets of the original obligor, (ii) the transaction does not result in a change in payment expectations, and (iii) the transaction does not result in a significant alteration of debt instrument. Based upon the aforementioned rules, while it is not entirely clear, we believe that the modifications to the HR Notes resulting from the exchange of the HR Notes that are validly tendered (and not validly withdrawn) prior to the Early Consent Date for HTA Notes will not constitute a significant modification of such HR Notes. Therefore, although the IRS could assert a contrary position, we intend to take the position that there is no taxable exchange for U.S. federal income tax purposes resulting from the exchange of the HR Notes that are validly tendered (and not validly withdrawn) prior to the Early Consent Date for HTA Notes. If, consistent with the position that the exchange of the HR Notes that are validly tendered (and not validly withdrawn) prior to the Early Consent Date for HTA Notes does not constitute a significant modification of such HR Notes, then each of the HTA Notes received in such an exchange will be treated as a continuation of the corresponding series of HR Notes. In that case, in general, if a holder exchanges HR Notes that are validly tendered (and not validly withdrawn) prior to the Early Consent Date for the HTA Notes pursuant to this prospectus, such holder will not be deemed to have a taxable exchange for U.S. federal income tax purposes and will have the same adjusted tax basis and holding period in the HTA Notes as such holder had in the HR Notes immediately before the exchange.

If, contrary to this conclusion, the exchange offers with respect to the HR Notes that are validly tendered (and not validly withdrawn) prior to the Early Consent Date constitute a significant modification under the Treasury Regulations, then the exchange of such HR Notes for HTA Notes would be treated as a taxable exchange for U.S. federal income tax purposes (the consequences of such treatment are generally described below under the headings “— U.S. Holders of HR Notes Validly Tendering (and not Validly Withdrawing) After the Early Consent Date” and “— Non-U.S. Holders of HR Notes Validly Tendering (and not Validly Withdrawing) After

the Early Consent Date”). Holders are urged to consult their own tax advisors regarding the particular tax treatment of the exchange offers and whether it will result in a taxable exchange.

Cash Consideration. Although the correct treatment is not entirely clear under current U.S. federal income tax law, we intend to treat the $1 in cash (such cash, the “Cash Consideration”) received by a holder of HR Notes that are validly tendered (and not validly withdrawn) prior to the Early Consent Date as a payment on the applicable HTA Notes, rather than a separate fee paid for consenting to the exchange offers. Accordingly, such payment will generally first be treated as a taxable payment of additional ordinary interest income to the extent of accrued but unpaid interest, and then as a payment of principal. Any portion of the Cash Consideration treated as a payment of principal on an HTA Note would generally not be taxable to a holder but would reduce a holder’s adjusted tax basis in the HTA Note, except that such payment could result in the recognition of ordinary income under the market discount rules to any U.S. Holder that acquired the original HR Note with market discount to the extent of any accrued market discount that such U.S. Holder had not previously elected to include in income as it accrued. However, a broker or other information reporting agent may report the Cash Consideration as a separate payment taxable as ordinary income, and an applicable withholding agent may withhold the full amount of such Cash Consideration payments to Non-U.S. Holders for U.S. federal income tax at a rate of 30%, unless a reduction or exemption applies under a U.S. income tax treaty and proper certification is provided (generally on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable) or the Non-U.S. Holder provides a properly executed IRS Form W-8ECI claiming that the fee is effectively connected with the conduct of a trade or business in the United States. Holders are urged to consult their own tax advisors as to the proper treatment of the Cash Consideration in light of their particular circumstances.

U.S. Holders of HR Notes Validly Tendering (and not Validly Withdrawing) After the Early Consent Date

Exchange Offers. As described above, under U.S. federal income tax law, the modification of a debt instrument creates a deemed exchange upon which gain or loss is realized if the modified debt instrument differs materially either in kind or in extent from the original debt instrument. A modification to the yield of a debt instrument will be a significant modification if the yield varies from the annual yield of the unmodified instrument by more than the greater of: (i) 1/4 of 1% or (ii) 5% of the annual yield of the unmodified instrument (a “Significant Change in Yield”). We believe that the exchange of HR Notes that are validly tendered (and not validly withdrawn) after the Early Consent Date for HTA Notes with a principal amount equal to 97% of the principal amount of such HR Notes will result in a Significant Change in Yield that is a significant modification under the Treasury Regulations. U.S. Holders of such HR Notes should generally recognize gain or loss equal to the difference between (i) the sum of the issue price, as defined below, of the HTA Notes received in exchange for such HR Notes and the amount of any cash treated as exchange consideration received and (ii) the holder’s adjusted tax basis in such HR Notes. This gain or loss will generally be capital gain or loss except for gain attributable to accrued but unrecognized market discount, if any, which will be ordinary income. In addition, such U.S. Holders will recognize ordinary interest income on the amount of accrued and unpaid interest on such HR Notes which the holder has not previously included in income, although such amount will not be again included in income when actually paid. The deductibility of capital losses is subject to limitations. A holder’s initial tax basis in the HTA Notes received in exchange for such HR Notes that have a Significant Change in Yield will generally equal such HTA Note’s issue price (as defined below). The holding period for such HTA Notes will begin the day after the exchange of HR Notes for HTA Notes.

Cash Consideration. A U.S. Holder who validly tenders HR Notes after the Early Consent Date and does not validly withdraw its tender will also receive the Cash Consideration. Although the correct treatment is not entirely clear under current U.S. federal income tax law, we intend to treat the Cash Consideration received by such holders as part of the total consideration received from the exchange of HR Notes for HTA Notes, and, therefore, the amount realized by the exchanging U.S. Holder in the exchange of the HR Notes. Thus, the Cash Consideration would be taken into account in computing the exchanging U.S. Holder’s taxable gain or loss described above. If the Cash Consideration is not treated as additional consideration for the relevant HR Notes, it is possible that the Cash Consideration may be treated as interest or a separate fee that would be subject to U.S.

federal income tax as ordinary income. U.S. Holders are urged to consult their own tax advisors as to the proper treatment of the Cash Consideration in light of their particular circumstances.

Non-U.S. Holders of HR Notes Validly Tendering (and not Validly Withdrawing) After the Early Consent Date

Exchange Offers. Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding of such tax on any gain recognized on the exchange of HR Notes that are validly tendered (and not validly withdrawn) after the Early Consent Date for HTA Notes with a principal amount equal to 97% of the principal amount of such HR Notes unless:

•	Such Non-U.S. Holder is an individual present in the United States for 183 days or more in the year of such exchange and specific other conditions are met, or

•

The gain from the exchange is effectively connected with such Non-U.S. Holder’s of a U.S. trade or business and, if a U.S. income tax treaty applies, is generally attributable to a U.S. “permanent establishment” maintained by such Non-U.S. Holder.

Non-U.S. Holders described in the first bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the exchange, which may be offset by U.S. source capital losses. Non-U.S. Holders described in the second bullet point above generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder.

Cash Consideration. A Non-U.S. Holder who validly tenders HR Notes after the Early Consent Date and does not validly withdraw its tender will also receive the Cash Consideration. As discussed above, it is not entirely clear under current U.S. federal income tax law whether the Cash Consideration should be included as part of the amount realized from the exchange of HR Notes for HTA Notes or as interest or a separate fee. If the Cash Consideration is treated as interest or as a separate fee, a Non-U.S. Holder receiving such fees could be subject to U.S. federal withholding tax. We intend to treat any Cash Consideration received by a Non-U.S. Holder who validly tenders HR Notes after the Early Consent Date as part of the total consideration received from the exchange of HR Notes for HTA Notes, and, therefore, the amount of such payments will be taxable as described above under “— Non-U.S. Holders of HR Notes Validly Tendering (and not Validly Withdrawing) After the Early Consent Date — Exchange Offers.” Non-U.S. Holders are urged to consult their own tax advisors as to the proper treatment of the Cash Consideration in light of their particular circumstances.

B. U.S. Federal Income Tax Considerations Relating to the HTA Notes

U.S. Holders

Taxation of Stated Interest, Discount and Premium on HTA Notes. Generally, stated interest on the HTA Notes will be taxed as ordinary interest income at the time it is paid or at the time it accrues in accordance with U.S. Holder’s method of accounting for U.S. federal income tax purposes. Special rules governing the treatment of discount and premium described below may apply to the exchange offers.

If the stated redemption price at maturity of any HTA Note exceeds the issue price (as defined below) of the HTA Note by more than a de minimis amount (which is generally 1/4 of one percent of the principal amount multiplied by the number of complete years to maturity), the excess will constitute original issue discount for U.S. federal income tax purposes. Each holder of an HTA Note that is issued with original issue discount would be required to include the discount in ordinary income as interest for U.S. federal income tax purposes as it accrues in accordance with a constant yield method based upon a compounding of interest, before receiving cash to which that interest income is attributable. A holder’s tax basis in the HTA Notes will be increased by the amount of original issue discount includible in such holder’s gross income as it accrues.

If the HTA Notes are received in exchange for HR Notes validly tendered (and not validly withdrawn) before the Early Consent Date, the issue price of such HTA Notes will equal the issue price of the HR Notes exchanged, and therefore such HTA Notes will not have original issue discount as a result of the exchange.

With respect to HTA Notes received in exchange for HR Notes validly tendered (and not validly withdrawn) after the Early Consent Date, the issue price of an HTA Note will equal its fair market value on its issue date if the HTA Note is considered to be “publicly traded” for U.S. federal income tax purposes. Alternatively, if the HTA Notes are not considered “publicly traded,” but the HR Notes are considered publicly traded, the issue price of the HTA Notes would be determined by reference to the fair market value of the HR Notes at the time of the exchange. If neither the HTA Notes nor the HR Notes are publicly traded, the issue price of the HTA Notes would equal their stated principal amount. Although no assurances can be given in this regard, we anticipate that the HTA Notes are likely to be considered “publicly traded” for these purposes and that the issue price of the HTA Notes received in exchange for HR Notes validly tendered (and not validly withdrawn) after the Early Consent Date will be equal to the fair market value of such HTA Notes on the issue date. However, because HTA Notes received in exchange for HR Notes validly tendered (and not validly withdrawn) after the Early Consent Date will have a different issue price than HTA Notes received in exchange for HR Notes validly tendered (and not validly withdrawn) before the Early Consent Date (i.e., the same issue price of the HR Notes exchanged), they may be treated as part of a different issuance with different fundamental tax characteristics (including original issue discount and yield) and as such, may receive different CUSIP numbers. We will make available our determination of the issue price for the applicable HTA Notes in a manner consistent with applicable Treasury Regulations. Our determination of the issue price is binding on a holder unless such holder properly discloses a different position to the IRS on a timely filed U.S. federal income tax return for the year of the exchange of the HR Notes for the HTA Notes. These rules are complex and holders should consult their tax advisor regarding the determination of the issue price of the HTA Notes.

If, immediately after the exchange, a U.S. Holder’s tax basis in an HTA Note received in exchange for an HR Note validly tendered (and not validly withdrawn) after the Early Consent Date exceeds its face amount, such U.S. Holder will be considered to have acquired such HTA Note with “amortizable bond premium” equal in amount to that excess. A U.S. Holder may elect to amortized such bond premium using the constant yield method over the term of the HTA Note. If a U.S. Holder elects to amortize the bond premium, the U.S. Holder may offset each interest payment on the HTA Note by the portion of the bond premium allocable to the payment and must reduce the tax basis in the HTA Note by the amount of bond premium so amortized. An election to amortize bond premium will apply to all taxable debt obligations that a U.S. Holder then owns and thereafter acquires and may be revoked only with the consent of the IRS.

The rules concerning original issue discount and amortizable bond premium are complex, and U.S. Holders are urged to consult their own tax advisor to determine how, and to what extent, any discount or premium will be included in income or amortized and as to the desirability, mechanics and consequences of making any elections in connection therewith in connection with such U.S. Holder’s particular circumstances.

Sale, Exchange or Other Disposition of HTA Notes. When a U.S. Holder sells or otherwise disposes of an HTA Note (including a retirement or redemption) in a taxable transaction, such U.S. Holder generally will recognize taxable gain or loss equal to the difference, if any, between: (i) the cash and the fair market value of any property received, less any amount attributable to accrued interest, which to the extent such holder has not previously included the accrued interest in income, will be taxable in the manner described under “— U.S. Holders — Taxation of Stated Interest, Discount and Premium on HTA Notes” and (ii) the adjusted tax basis in an HTA Note.

As described above, a U.S. Holder’s adjusted tax basis in an HTA Note received in exchange for HR Notes that are validly tendered (and not validly withdrawn) after the Early Consent Date will generally equal its issue price, increased by any original issue discount included in income with respect to the note and decreased by the amount of any payment other than stated interest with respect to the note and by the amount of any amortized bond premium. A U.S. Holder’s adjusted tax basis in an HTA Note received in exchange for an HR Note that was validly tendered (and not validly withdrawn) before the Early Consent Date will equal the adjusted basis in such HR Note prior to the exchange, again increased by any original issue discount included in income with respect to the note and decreased by the amount of any payment other than stated interest with respect to the note and by the amount of any amortized bond premium. Gain or loss realized on the sale or other disposition of an HTA Note will generally be capital gain or loss and will be long-term capital gain or loss if the note is held for more than one year. U.S. Holders are urged to consult their own tax advisors regarding the treatment of capital gains, which may be taxed at lower rates than ordinary income for taxpayers who are not corporations, and losses, the deductibility of which is subject to limitations.

Non-U.S. Holders

Taxation of Interest. Under current U.S. federal income tax laws, and subject to the discussion below, U.S. federal income and withholding tax will not apply to payments of interest on the HTA Notes if such interest is not effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States, such Non-U.S. Holder properly certifies as to her, his or its foreign status as described below and such Non-U.S. Holder:

•	Does not actually or constructively own 10% or more of HTA OP’s capital or profits interests,

•	Is not a “controlled foreign corporation” that is related to HTA OP (actually or constructively) within the meaning of the Code, and

•	Is not a “bank” (within the meaning of the Code) receiving interest on an extension of credit made in the ordinary course of her, his or its trade or business.

Payments made to a Non-U.S. Holder which are attributable to original issue discount will generally be treated in the same manner as payments of interest.

The exemption from withholding and several of the special rules for Non-U.S. Holders described below generally apply only if such Non-U.S. Holder appropriately certifies as to her, his or its foreign status. Non-U.S. Holders generally can meet this certification requirement, under current procedures, by providing a properly completed, currently effective and duly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, to HTA OP or its paying agent. If a Non-U.S. Holder holds the HTA Notes through a financial institution or other agent acting on the Non-U.S. Holder’s behalf, such Non-U.S. Holder may be required to provide appropriate certifications to the agent. The agent will then generally be required to provide appropriate certifications to HTA OP or its paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and, in certain circumstances, certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to HTA OP or its paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest made to the Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30%, unless the Non-U.S. Holder provides to HTA OP or its paying agent a properly completed, currently effective and duly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable claiming an exemption from or a reduction of withholding under the provisions of an applicable U.S. income tax treaty or the Non-U.S. Holder provides a properly completed, currently effective and duly executed IRS Form W-8ECI claiming that the payments of interest are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

Sale, Exchange or Other Disposition of HTA Notes. Non-U.S. Holders will generally not be subject to U.S. federal income tax on any gain recognized on a sale, exchange, redemption or repayment of an HTA Note (other than any amount representing accrued but unpaid interest, which will be treated as such) unless (1) the gain is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business income, or, if the gain is attributable to a Non-U.S. Holder’s U.S. “permanent establishment” as defined in an applicable U.S. income tax treaty (in which case the U.S. branch profits tax may also apply to a corporate Non-U.S. Holder), or (2) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met.

C. Backup Withholding and Information Reporting

U.S. Holders

Interest payments (including original issue discount) made on, or the proceeds of the sale or other disposition of, HR Notes or HTA Notes will be subject to information reporting. Additionally, the receipt of these payments will be subject to backup withholding of U.S. federal income tax if the recipient of those payments fails to supply an accurate taxpayer identification number or otherwise fails to establish an exemption or comply with applicable U.S. information reporting or certification requirements. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against such U.S. Holder’s U.S. federal income tax, provided that the required information is furnished to the IRS.

Non-U.S. Holders

Payments to Non-U.S. Holders of interest (including original issue discount) on an HR Note or an HTA Note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to Non-U.S. Holders.

Backup withholding of U.S. federal income tax generally will not apply to payments of interest (including original issue discount) on a note issued to a Non-U.S. Holder if a certification described above in “— U.S. Federal Income Tax Considerations Relating to the HTA Notes — Non-U.S. Holders — Taxation of Interest” is duly provided by such Non-U.S. Holder or such Non-U.S. Holder otherwise establishes an exemption from withholding, provided that HTA OP does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person.

Payment of the proceeds of a sale of an HTA Note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless a Non-U.S. Holder properly certifies under penalties of perjury as to her, his or its foreign status and certain other conditions are met or such Non-U.S. Holder otherwise establishes an exemption from withholding. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that a holder is a Non-U.S. Holder and certain other conditions are met, or a Non-U.S. Holder otherwise establishes an exemption from withholding, information reporting will apply to a payment of the proceeds of the sale of a note effected outside the United States by such a broker if it is a:

•	United States person,

•	foreign person that derives 50% or more of its gross income for certain periods from the conduct of trade or business in the United States,

•	“controlled foreign corporation” for U.S. federal income tax purposes, or

•

foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

Any amount withheld under the backup withholding rules may be credited against a Non-U.S. Holder’s U.S. federal income tax liability, if any, and any excess may be refundable if the proper information is timely provided to the IRS.

FATCA Withholding

Sections 1471-1474 of the Code and the Treasury Regulations thereunder (“FATCA”) impose withholding taxes on certain types of payments made to “foreign financial institutions,” as specially defined under FATCA, and certain other non-U.S. entities. FATCA imposes a 30% withholding tax on payments of interest or original issue discount (if any) on the HR Notes or the HTA Notes paid to a foreign financial institution unless the foreign financial institution is deemed to be compliant with FATCA or enters into an agreement with the IRS to, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and account holders whose actions prevent it from complying with these reporting and other requirements. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. In addition, FATCA imposes a 30% withholding tax on the same types of payments to a non-financial foreign entity of a certain type unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information to the withholding agent regarding each substantial U.S. owner. Holders should consult their tax advisors regarding the application of FATCA to the exchange offers and the acquisition, ownership or disposition of the HTA Notes.

D. Holders Not Tendering in the Exchange Offers

In General:

The U.S. federal income tax treatment of holders who do not tender their HR Notes pursuant to the exchange offers and consent solicitations will depend upon whether the adoption of the proposed amendments results in a “deemed” exchange of such HR Notes for U.S. federal income tax purposes to such non-tendering holders. As discussed above, whether a modification to a debt instrument is “significant” depends on whether, based on all the facts and circumstances and taking into account all modifications of the debt instrument in the aggregate, the legal rights and obligations that are altered and the degree to which they are altered are “economically significant.” The Treasury Regulations further provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification. The Treasury Regulations do not, however, define “customary accounting or financial covenants.” It is therefore not clear whether the amendments to the covenants pursuant to the proposed amendments constitute alterations to “customary accounting or financial covenants.” Although there is no authority directly on point and the matter is thus unclear, we intend to treat the adoption of the proposed amendments as not constituting a significant modification to the terms of the HR Notes with respect to non-tendering holders. There can be no assurance, however, that the IRS will not successfully challenge the position that we intend to take. If adoption of the proposed amendments does not constitute a significant modification of the HR Notes, then holders will have no U.S. federal income tax consequences as a result of the adoption of the proposed amendments and will continue to have the same adjusted tax basis, market discount (if any), amortizable bond premium (if any) and holding period in the HR Notes.

In light of the uncertainty of the applicable rules, non-tendering holders should consult their tax advisors regarding the risk that adoption of the proposed amendments constitutes a significant modification for U.S. federal income tax purposes, the U.S. federal income tax consequences to them if the proposed amendments are so treated and the U.S. federal income tax consequences of continuing to hold HR Notes after the adoption of the proposed amendments.

D. Taxation of the Combined Company

For a discussion of certain tax considerations related to the Combined Company’s qualification as a REIT for U.S. federal income tax purposes, see the discussion under the heading “Material U.S. Federal Income Tax Consequences — U.S. Federal Income Tax Considerations Relating to the Combined Company’s Qualification as a REIT” in HTA’s registration statement on Form S-4 under the Securities Act of 1933, as amended (Registration No. 333-264604).

VALIDITY OF NOTES

The validity of the notes offered hereby has been passed upon for us by McDermott Will & Emery LLP, San Francisco, California. Alston & Bird LLP, Atlanta, Georgia, will act as counsel for the dealer manager.

EXPERTS

The financial statements of HTA as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, incorporated by reference in this prospectus, and the effectiveness of HTA’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

The financial statements of HTA OP as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements and schedules of HR as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021 and management’s assessment of the effectiveness of HR’s internal control over financial reporting as of December 31, 2021 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing.

Healthcare Trust of America Holdings, LP

OFFERS TO EXCHANGE

ALL OUTSTANDING NOTES OF HR AND SOLICITATIONS OF CONSENTS TO AMEND THE RELATED INDENTURE

PROSPECTUS

The Exchange Agent for the Exchange Offers and the Consent Solicitations is:

D.F. King & Co., Inc.

By Facsimile (Eligible Institutions Only):	By Mail or Hand:
(212) 709-3328	48 Wall Street
Attention: Michael Horthman	New York, NY 10005
For Information or	Attention: Michael Horthman
Confirmation by Telephone:
(212) 232-3233

Any questions or requests for assistance may be directed to the dealer manager at the addresses and telephone numbers set forth below. Requests for additional copies of this Prospectus may be directed to the Information Agent. Beneficial owners may also contact their custodian for assistance concerning the Exchange Offers and the Consent Solicitations.

The Information Agent for the Exchange Offers and the Consent Solicitations is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Attn: Michael Horthman

Bank and Brokers Call Collect: (212) 269-5550

All Others, Please Call Toll-Free: (800) 334-0384

Email: hr@dfking.com

The Dealer Manager for the Exchange Offers and the Consent Solicitations is:

Wells Fargo Securities, LLC

550 South Tryon Street, 5th Floor

Charlotte, North Carolina 28202

Attention: Liability Management Group

Collect: (704) 410-4759

Toll-Free: (866) 309-6316

Email: liabilitymanagement@wellsfargo.com

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for (a) liability resulting from actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established in a judgment or other final adjudication as being material to the cause of action. The HTA Charter contains such a provision that allows HTA to eliminate the liability of its directors and officers to the maximum extent permitted by Maryland law.

The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that:

•	The act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty; or

•	The director or officer actually received an improper personal benefit in money, property or services; or

•	In the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged to be liable to the corporation nor may a director be indemnified in circumstances in which the director is found liable for an improper personal benefit, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The HTA Bylaws obligate HTA, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay, reimburse or advance reasonable expenses to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of HTA and at HTA’s request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

The HTA Bylaws also permit HTA, with the approval of its board of directors, to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of HTA or a predecessor of HTA.

In addition, HTA’s directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of HTA OP, the partnership in which HTA serves as sole general partner.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling HTA for liability arising under the Securities Act, HTA has been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

HTA has entered into indemnification agreements with each of HTA’s directors and executive officers whereby HTA indemnifies such directors and executive officers against all expenses and liabilities, and agrees to pay or reimburse reasonable expenses in advance of final disposition of a proceeding if such director or executive officer is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity to the fullest extent permitted by Maryland law, subject to limited exceptions. These indemnification agreements also provide that, upon an application for indemnity by a director or executive officer to a court of appropriate jurisdiction, such court may order HTA to indemnify such director or executive officer.

Item 21. Exhibits and Financial Statements Schedules.

(a) Exhibits.

EXHIBIT NUMBER	DESCRIPTION

2.1	Agreement and Plan of Merger, dated as of February 28, 2022, among Healthcare Realty Trust Incorporated, Healthcare Trust of America, Inc., Healthcare Trust of America Holdings, LP, and HR Acquisition 2, LLC (included as Exhibit 2.1 to our Current Report on Form 8-K filed on March 1, 2022 and incorporated herein by reference).

3.1	Fifth Articles of Amendment and Restatement of Healthcare Trust of America, Inc., effective March 11, 2014 (included as Exhibit 3.1 to our Current Report on Form 8-K filed on March 11, 2014 and incorporated herein by reference).

3.2	Articles of Amendment of Healthcare Trust of America, Inc., effective December 15, 2014 (included as Exhibit 3.1 to our Current Report on Form 8-K filed on December 16, 2014 and incorporated herein by reference).

3.3	Articles of Amendment of Healthcare Trust of America, Inc., effective December 15, 2014 (included as Exhibit 3.2 to our Current Report on Form 8-K filed on December 16, 2014 and incorporated herein by reference).

3.4	Articles Supplementary of Healthcare Trust of America, Inc., dated July 14, 2017 (included as Exhibit 3.1 to our Current Report on Form 8-K filed on July 14, 2017 and incorporated herein by reference).

3.5	Fourth Amended and Restated Bylaws of Healthcare Trust of America, Inc., dated April 27, 2020 (included as Exhibit 3.1 to our Current Report on Form 8-K filed on April 29, 2020 and incorporated herein by reference.

4.1	Indenture, dated as of March 28, 2013, among Healthcare Trust of America Holdings, LP, Healthcare Trust of America, Inc. and U.S. Bank National Association, as trustee, including the form of 3.70% Senior Notes due 2023 and the guarantee thereof (included as Exhibit 4.1 to our Current Report on Form 8-K filed on March 28, 2013 and incorporated herein by reference).

4.2	2026 Notes Indenture, dated as of July 12, 2016, among Healthcare Trust of America Holdings, LP, Healthcare Trust of America, Inc. and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee, including the form of 3.500% Senior Notes due 2026 and the guarantee thereof (included as Exhibit 4.1 to the Operating Partnership’s Current Report on Form 8-K filed on July 12, 2016 and incorporated herein by reference).

4.3	2027 Notes Indenture, dated as of June 8, 2017, among Healthcare Trust of America Holdings, LP, Healthcare Trust of America, Inc. and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee, including the form of 3.750% Senior Notes due 2027 and the guarantee thereof (included as Exhibit 4.2 to our Current Report on Form 8-K filed on June 13, 2017 and incorporated herein by reference).

4.4	2030 Notes Indenture, dated as of September 16, 2019, among Healthcare Trust of America Holdings, LP, Healthcare Trust of America, Inc. and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee, including the form of 3.100% Senior Notes due 2030 and the guarantee thereof (included as Exhibit 4.1 to our Current Report on Form 8-K filed on September 16, 2019 and incorporated by reference).

4.5	2031 Notes Indenture, dated as of September 28, 2020, among Healthcare Trust of America Holdings, LP, Healthcare Trust of America, Inc. and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee, including the form of 2.000% Senior Notes due 2031 and the guarantee thereof (included as Exhibit 4.1 to our Current Report on Form 8-K filed on September 28, 2020 and incorporated herein by reference).

4.6*	Form of Indenture among Healthcare Trust of America Holdings, LP, Healthcare Trust of America, Inc. and U.S. Bank Trust Company, National Association, as trustee.

4.7*	Form of Supplemental Indenture No. 1 among Healthcare Trust of America Holdings, LP, Healthcare Trust of America, Inc. and U.S. Bank Trust Company, National Association, as trustee, including the form of 3.875% Senior Notes due 2025 and the guarantee thereof.

4.8*	Form of Supplemental Indenture No. 2 among Healthcare Trust of America Holdings, LP, Healthcare Trust of America, Inc. and U.S. Bank Trust Company, National Association, as trustee, including the form of 3.625% Senior Notes due 2028 and the guarantee thereof.

4.9*	Form of Supplemental Indenture No. 3 among Healthcare Trust of America Holdings, LP, Healthcare Trust of America, Inc. and U.S. Bank Trust Company, National Association, as trustee, including the form of 2.400% Senior Notes due 2030 and the guarantee thereof.

4.10*	Form of Supplemental Indenture No. 4 among Healthcare Trust of America Holdings, LP, Healthcare Trust of America, Inc. and U.S. Bank Trust Company, National Association, as trustee, including the form of 2.050% Senior Notes due 2031 and the guarantee thereof.

4.11	Indenture, dated as of May 15, 2001 by and between Healthcare Realty Trust Incorporated and Truist Bank, formally known as Banking and Trust Company, as trustee (as successor to the trustee named therein) (included as exhibit to Healthcare Realty Trust Incorporated’s Current Report on Form 8-K filed on May 17, 2001 and incorporated herein by reference).

4.12*	Form of Tenth Supplemental Indenture by and between Healthcare Realty Trust Incorporated and Truist Bank, as trustee, with respect to the 3.875% Senior Notes due 2025, the 3.625% Senior Notes due 2028, the 2.400% Senior Notes due 2030 and the 2.050% Senior Notes due 2031.

5.1*	Legal Opinion of McDermott Will & Emery LLP.

5.2*	Legal Opinion of McDermott Will & Emery LLP.

8.1*	Tax Opinion of McDermott Will & Emery LLP.

10.1	Agreement Representing Indemnification Matters, dated February 22, 2021 (included as Exhibit 10.1 to our Annual Report on Form 10-K filed on February 24, 2021 and incorporated herein by reference).

10.2	Form of Indemnification Agreement executed by Jay P. Leupp (included as Exhibit 10.2 to our Annual Report on Form 10-K filed on February 18, 2020 and incorporated herein by reference).

10.3	Form of Indemnification Agreement executed by Vicki U. Booth (included as Exhibit 10.1 to our Annual Report on Form 10-K filed on February 19, 2019 and incorporated herein by reference).

10.4	Form of Indemnification Agreement executed by Roberta B. Bowman (included as Exhibit 10.2 to our Annual Report on Form 10-K filed on February 19, 2019 and incorporated herein by reference).

10.5	Form of Indemnification Agreement executed by Daniel S. Henson (included as Exhibit 10.3 to our Annual Report on Form 10-K filed on February 19, 2019 and incorporated herein by reference).

10.6+	Healthcare Trust of America, Inc. Amended and Restated 2006 Incentive Plan, dated February 24, 2011 (included as Exhibit 10.1 to our Current Report on Form 8-K filed on March 2, 2011 and incorporated herein by reference).

10.7+	Healthcare Trust of America, Inc. 2006 Independent Directors Compensation Plan, effective as of July 9, 2019 (included as Exhibit 10.1 to our Quarterly Report on Form 10-Q filed on July 24, 2019 and incorporated herein by reference).

10.8	Form of Amended and Restated Indemnification Agreement executed by Scott D. Peters, W. Bradley Blair, II, Maurice J. DeWald, Warren D. Fix, Larry L. Mathis and Gary T. Wescombe (included as Exhibit 10.1 to our Current Report on Form 8-K filed on December 22, 2010 and incorporated herein by reference

10.9	Form of Indemnification Agreement executed by Amanda L. Houghton (included as Exhibit 10.49 to our Annual Report on Form 10-K filed on March 1, 2013 and incorporated herein by reference).

10.10	Form of Indemnification Agreement executed by Robert A. Milligan (included as Exhibit 10.50 to our Annual Report on Form 10-K filed on March 1, 2013 and incorporated herein by reference).

10.11	Form of Indemnification Agreement executed by Peter N. Foss (included as Exhibit 10.2 to our Quarterly Report on Form 10-Q filed on July 30, 2015 and incorporated herein by reference).

10.12	Form of LTIP Award Agreement (CEO Version) (included as Exhibit 10.2 to our Current Report on Form 8-K filed on May 18, 2012 and incorporated herein by reference).

10.13	Form of LTIP Award Agreement (Executive Version) (included as Exhibit 10.3 to our Current Report on Form 8-K filed on May 18, 2012 and incorporated herein by reference).

10.14	Form of LTIP Award Agreement (Director Version) (included as Exhibit 10.4 to our Current Report on Form 8-K filed on May 18, 2012 and incorporated herein by reference).

10.15+	Amended and Restated Employment Agreement between Healthcare Trust of America, Inc. and Scott D. Peters, effective July 8, 2016 (included as Exhibit 10.1 to our Quarterly Report on Form 10-Q filed on August 3, 2016 and incorporated herein by reference).

10.16+	Amended and Restated Employment Agreement between Healthcare Trust of America, Inc. and Robert A. Milligan, effective July 8, 2016 (included as Exhibit 10.2 to our Quarterly Report on Form 10-Q filed on August 3, 2016 and incorporated herein by reference).

10.17+	Amended and Restated Employment Agreement between Healthcare Trust of America, Inc. and Amanda L. Houghton, effective July 8, 2016 (included as Exhibit 10.4 to our Quarterly Report on Form 10-Q filed on August 2, 2016 and incorporated herein by reference).

10.18	Letter Agreement between Healthcare Trust of America, Inc. and Scott D. Peters dated July 14, 2017 (included as Exhibit 10.1 to our Current Report on Form 8-K filed on July 14, 2017 and incorporated herein by reference).

10.19	Letter Agreement between Healthcare Trust of America, Inc. and Robert A. Milligan dated July 14, 2017 (included as Exhibit 10.2 to our Current Report on Form 8-K filed on July 14, 2017 and incorporated herein by reference).

10.20	Letter Agreement between Healthcare Trust of America, Inc. and Amanda L. Houghton dated July 14, 2017 (included as Exhibit 10.3 to our Current Report on Form 8-K filed on July 14, 2017 and incorporated herein by reference).

10.21	Letter Agreement between Healthcare Trust of America, Inc. and Scott D. Peters dated March 18, 2019 (included as Exhibit 10.1 to our Current Report on Form 8-K filed on March 18, 2019 and incorporated herein by reference).

10.22	Letter Agreement between Healthcare Trust of America, Inc. and Robert A. Milligan dated March 18, 2019 (included as Exhibit 10.2 to our Current Report on Form 8-K filed on March 18, 2019 and incorporated herein by reference).

10.23	Letter Agreement between Healthcare Trust of America, Inc. and Amanda L. Houghton dated March 18, 2019 (included as Exhibit 10.3 to our Current Report on Form 8-K filed on March 18, 2019 and incorporated herein by reference).

10.24	Restricted Stock Award Certificate (included as Exhibit 10.27 to our Annual Report on Form 10-K filed on February 21, 2017 and incorporated herein by reference).

10.25	Credit Agreement by and among Healthcare Trust of America Holdings, LP, Healthcare Trust of America, Inc., JPMorgan Chase Bank, N.A., as administrative agent, Wells Fargo Bank, N.A. and Deutsche Bank Securities Inc., as syndication agents, U.S. Bank National Association, Fifth Third Bank, Capital One, N.A., Regions Bank, and Compass Bank, as documentation agents, and the lenders party thereto dated March 29, 2012 (included as Exhibit 10.1 to our Current Report on Form 8-K filed on April 2, 2012 and incorporated herein by reference).

10.26	Guaranty by Healthcare Trust of America, Inc. for the benefit of JPMorgan Chase Bank, N.A., as administrative agent, the lenders party thereto, JPMorgan Chase Bank, N.A., as the issuing bank and the swingline lender, dated March 29, 2012 (included as Exhibit 10.2 to our Current Report on Form 8-K filed on April 2, 2012 and incorporate herein by reference).

10.27	Credit Agreement by and among Healthcare Trust of America Holdings, LP, Wells Fargo Bank, N.A., as administrative agent, Wells Fargo Securities, LLC, as lead arranger, and the lenders party thereto, dated July 20, 2012 (included as Exhibit 10.8 to our Quarterly Report on Form 10-Q filed on August 9, 2012 and incorporated herein by reference).

10.28	Guaranty by Healthcare Trust of America, Inc. in favor of Wells Fargo Bank, N.A., as administrative agent dated July 20, 2012 (included as Exhibit 10.9 to our Quarterly Report on Form 10-Q filed on August 9, 2012 and incorporated herein by reference).

10.29	Term Loan Note (included as Exhibit 10.2 to our Current Report on Form 8-K filed on January 9, 2014 and incorporated herein by reference).

10.30	First Modification to Credit Agreement (included as Exhibit 10.3 to our Current Report on Form 8-K filed on January 9, 2014 and incorporated herein by reference).

10.31	Amended and Restated Revolving Credit and Term Loan Agreement, dated November 19, 2014, by and among Healthcare Trust of America Holdings, LP, Healthcare Trust of America, Inc., JPMorgan Chase Bank, N.A., as administrative agent, Wells Fargo Bank, National Association and U.S. Bank National Association, as syndication agents, Bank of Montreal, PNC Bank, National Association, The Bank of Nova Scotia, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as documentation agents, Compass Bank, Fifth Third Bank, Regions Bank, and Capital One, N.A., as managing agents and the lenders party thereto (included as Exhibit 10.1 to our Current Report on Form 8-K filed on November 24, 2014 and incorporated herein by reference).

10.32	Guaranty dated November 19, 2014, by Healthcare Trust of America, Inc. for the benefit of JPMorgan Chase Bank, N.A., as administrative agent, the lenders party thereto, and Bank of America, N.A., as swing lender and issuing bank (included as Exhibit 10.2 to our Current Report on Form 8-K filed on November 24, 2014 and incorporated herein by reference).

10.33	Second Modification to Credit Agreement, dated November 19, 2014, by and among Healthcare Trust of America Holdings, LP, Wells Fargo Bank, National Association, and the lenders party thereto (included as Exhibit 10.3 to our Current Report on Form 8-K filed on November 24, 2014 and incorporated herein by reference).

10.34	First Amendment to the Amended and Restated Revolving Credit and Term Loan Agreement, dated February 11, 2015, by and among Healthcare Trust of America, Inc., Healthcare Trust of America Holdings, LP, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as administrative agent for the lenders (included as Exhibit 10.33 to our Annual Report on Form 10-K filed on February 23, 2015 and incorporated herein by reference).

10.35	Third Modification to the Credit Agreement (included as Exhibit 10.1 in our Current Report on Form 8-K filed on September 29, 2016 and incorporated herein by reference).

10.36	Credit Agreement by and among Healthcare Trust of America Holdings, LP, Healthcare Trust of America, Inc., JPMorgan Chase Bank, N.A., as administrative agent, Wells Fargo Bank, National Association, U.S. Bank National Association, Capital One, N.A., PNC Bank, National Association and Bank of America, N.A., as syndication agents, Bank of Montreal, The Bank of Nova Scotia, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Compass Bank, Fifth Third Bank and Morgan Stanley Senior Funding, Inc., as documentation agents, Regions Bank, as managing agent, and the lenders named therein, dated July 27, 2017 (included as Exhibit 10.1 to our Current Report on Form 8-K filed on July 31, 2017 and incorporated herein by reference).

10.37	Guaranty dated July 27, 2017, by Healthcare Trust of America, Inc. for the benefit of JPMorgan Chase Bank, N.A., as administrative agent, the lenders party thereto, JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, U.S. Bank National Association, Capital One, N.A. and PNC Bank, National Association, as issuing bank, and JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., U.S. Bank National Association, Capital One, N.A. and PNC Bank, National Association, as swingline lender (included as Exhibit 10.2 to our Current Report on Form 8-K filed on July 31, 2017 and incorporated herein by reference).

10.38	Fifth Modification to the Credit Agreement, dated August 1, 2018, by and among Healthcare Trust of America Holdings, LP, Wells Fargo, National Association, and the lenders party thereto (included as Exhibit 10.1 to our Quarterly Report on Form 10-Q filed on August 3, 2018 and incorporated herein by reference).

10.39	Form of Indemnification Agreement executed by H. Lee Cooper (included as Exhibit 10.1 to our Annual Report on Form 10-K filed on February 18, 2020 and incorporated herein by reference).

10.40	Agreement Respecting Indemnification Matters, dated November 3, 2020 (included as Exhibit 10.1 to our Quarterly Report on Form 10-Q filed on November 4, 2020 and incorporated herein by reference).

10.41+	Healthcare Trust of America, Inc. Amended and Restated 2006 Incentive Plan, dated April 29, 2021 (included as Appendix A to our Definitive Proxy Statement on Schedule 14A filed on April 30, 2021 and incorporated herein by reference).

10.42	Employment Agreement between Healthcare Trust of America, Inc. and Peter N. Foss dated September 16, 2021 (included as Exhibit 10.1 to our Current Report on Form 8-K filed on September 17, 2021 and incorporated herein by reference).

10.43	Credit Agreement by and among Healthcare Trust of America, LP, Healthcare Trust of America, Inc., JPMorgan Chase Bank, N.A., as administrative agent, Wells Fargo Bank, National Association, U.S. Bank National Association, Capital One, National Association, PNC Bank, National Association and Bank of America, N.A., as syndication agents, Bank of Montreal, The Bank of Nova Scotia, Fifth Third Bank, National Association, Mizuho Bank, LTD., Morgan Stanley Senior Funding, Inc., MUFG Bank, LTD. and Regions Bank, as documentation agents, and the lenders named therein, dated October 6, 2021 (included as Exhibit 10.1 to our Current Report on Form 8-K filed on October 7, 2021 and incorporated herein by reference).

10.44	First Amendment to the Amended and Restated Employment Agreement between Healthcare Trust of America, Inc. and Robert A. Milligan (included as Exhibit 99.1 to our Current Report on Form 8-K filed on March 15, 2022 and incorporated herein by reference).

10.45	First Amendment to the Amended and Restated Employment Agreement between Healthcare Trust of America, Inc. and Amanda L. Houghton (included as Exhibit 99.2 to our Current Report on Form 8-K filed on March 15, 2022 and incorporated herein by reference).

10.46	Form of Indemnification Agreement executed by Constance B. Moore (included as Exhibit 10.46 to our Current Report on Form 10-K/A filed on April 12, 2022 and incorporated herein by reference).

10.47	Form of Indemnification Agreement executed by Reshma Block (included as Exhibit 10.47 to our Annual Report on Form 10-K/A filed on April 12, 2022 and incorporated herein by reference).

10.48	Term Loan Agreement, dated as of May 13, 2022, among Healthcare Trust of America Holdings, LP, Healthcare Trust of America, Inc., the lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent for such lenders (included as Exhibit 10.1 to our Current Report on Form 8-K filed on May 16, 2022).

21.1	Subsidiaries (included as Exhibit 21.1 to our Annual Report on Form 10-K/A filed on April 12, 2022 and incorporated herein by reference).

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Deloitte & Touche LLP

23.3*	Consent of BDO USA, LLP

23.4*	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1)

23.5*	Consent of McDermott Will & Emery LLP (included in Exhibit 5.2)

23.6*	Consent of McDermott Will & Emery LLP (included in Exhibit 8.1)

24.1*	Power of Attorney (set forth on the signature pages to this Registration Statement on Form S-4)

25.1*	Statement of Eligibility on Form T-1 of U.S. Bank Trust Company, National Association, as trustee.

107*	Filing Fee Table

*	Filed herewith.
+	Compensatory plan or arrangement.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act, to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the undersigned registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows:

(1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) That every prospectus (i) that is filed pursuant to paragraph (c)(1) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this registration statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on June 14, 2022.

HEALTHCARE TRUST OF AMERICA, INC.

By:	/s/ PETER N. FOSS
Name: Peter N. Foss
Title: Interim President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Peter N. Foss and Robert A. Milligan or any of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to: (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PETER N. FOSS Peter N. Foss	Interim President, Chief Executive Officer (Principal Executive Officer) and Director	June 14, 2022

/s/ ROBERT A. MILLIGAN Robert A. Milligan	Chief Financial Officer (Principal Financial and Accounting Officer)	June 14, 2022

/s/ W. BRADLEY BLAIR II W. Bradley Blair II	Chair	June 14, 2022

/s/ RESHMA BLOCK Reshma Block	Director	June 14, 2022

/s/ VICKI U. BOOTH Vicki U. Booth	Director	June 14, 2022

/s/ H. LEE COOPER H. Lee Cooper	Director	June 14, 2022

Signature	Title	Date

/s/ WARREN D. FIX Warren D. Fix	Director	June 14, 2022

/s/ JAY P. LEUPP Jay P. Leupp	Director	June 14, 2022

/s/ CONSTANCE B. MOORE Constance B. Moore	Director	June 14, 2022

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on June 14, 2022.

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP

By:	HEALTHCARE TRUST OF AMERICA, INC. Its General Partner

By:	/s/ PETER N. FOSS
Name: Peter N. Foss
Title: Interim President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Peter N. Foss and Robert A. Milligan or any of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to: (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PETER N. FOSS Peter N. Foss	Interim President, Chief Executive Officer (Principal Executive Officer) and Director of Healthcare Trust of America, Inc., general partner of Healthcare Trust of America Holdings, LP	June 14, 2022

/s/ ROBERT A. MILLIGAN Robert A. Milligan	Chief Financial Officer (Principal Financial and Accounting Officer) of Healthcare Trust of America, Inc., general partner of Healthcare Trust of America Holdings, LP	June 14, 2022

/s/ W. BRADLEY BLAIR II W. Bradley Blair II	Chair of Healthcare Trust of America, Inc., general partner of Healthcare Trust of America Holdings, LP	June 14, 2022

/s/ RESHMA BLOCK Reshma Block	Director of Healthcare Trust of America, Inc., general partner of Healthcare Trust of America Holdings, LP	June 14, 2022

/s/ VICKI U. BOOTH Vicki U. Booth	Director of Healthcare Trust of America, Inc., general partner of Healthcare Trust of America Holdings, LP	June 14, 2022

/s/ H. LEE COOPER H. Lee Cooper	Director of Healthcare Trust of America, Inc., general partner of Healthcare Trust of America Holdings, LP	June 14, 2022

/s/ WARREN D. FIX Warren D. Fix	Director of Healthcare Trust of America, Inc., general partner of Healthcare Trust of America Holdings, LP	June 14, 2022

/s/ JAY P. LEUPP Jay P. Leupp	Director of Healthcare Trust of America, Inc., general partner of Healthcare Trust of America Holdings, LP	June 14, 2022

/s/ CONSTANCE B. MOORE Constance B. Moore	Director of Healthcare Trust of America, Inc., general partner of Healthcare Trust of America Holdings, LP	June 14, 2022